   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 24, 1997.


                                                      REGISTRATION NO. 333-39267

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                          THE COLONIAL BANCGROUP, INC.
             (Exact name of Registrant as specified in its charter)

                             ---------------------

           DELAWARE                           6711                          63-0661573
   (State of Incorporation)       (Primary Standard Industrial           (I.R.S. Employer
                                   Classification Code Number)          Identification No.)
         ONE COMMERCE STREET, SUITE 800                                 (334) 240-5000
           MONTGOMERY, ALABAMA 36104                                   (Telephone No.)
    (Address of principal executive offices)

                             ---------------------

                              W. FLAKE OAKLEY, IV
                                   SECRETARY
                          THE COLONIAL BANCGROUP, INC.
                              POST OFFICE BOX 1108
                         MONTGOMERY, ALABAMA 36101-1108
                    (Name and address of agent for service)

                             ---------------------

                                   COPIES TO:

             WILLIAM A. MCCRARY                       MARTIN D. WERNER
      VICE PRESIDENT AND LEGAL COUNSEL                 WERNER & BLANK
        THE COLONIAL BANCGROUP, INC.              7205 WEST CENTRAL AVENUE
               P.O. BOX 1108                         TOLEDO, OHIO 43617
         MONTGOMERY, ALABAMA 36101-1108             TELEPHONE: 419-841-8051
            TELEPHONE: 334-240-5315                 FACSIMILE: 419-841-8380
            FACSIMILE: 334-240-5069

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective time of the proposed merger of First Central Bank ("First Central") with and into Colonial Bank, a subsidiary of the Registrant (the "Merger") as described in the Agreement and Plan of Merger, dated as of September 9, 1997, attached as Exhibit A to the Proxy Statement and Prospectus forming a part of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON EACH SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                               FIRST CENTRAL BANK

                              5858 CENTRAL AVENUE
                         ST. PETERSBURG, FLORIDA 33707
                                  813-347-0197

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
           TO BE HELD ON             ,           , 1998, AT      A.M.

                             ---------------------

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of First Central Bank ("First Central") will be held at the office of First Central, located at 5858 Central Avenue, St. Petersburg, Florida 33707, on
            , 1998, at      a.m., local time, for the following purposes:

          1. Merger. To consider and vote upon an Agreement and Plan of Merger, dated as of September 9, 1997, between First Central, The Colonial BancGroup, Inc. ("BancGroup") and Colonial Bank, a wholly owned subsidiary of BancGroup (the "Agreement"), and the proposed merger (the "Merger") of First Central with and into Colonial Bank, pursuant to the Agreement. Colonial Bank will be the surviving corporation in the Merger. Each share of common stock of First Central outstanding at the time of the Merger will be converted into such number of shares of BancGroup Common stock equal to $62.46 divided by the Market Value (as defined in the Agreement) of BancGroup's common stock, par value $2.50, subject to a maximum and minimum number of shares to be issued, with cash paid in lieu of fractional shares at the Market Value of such fractional shares, as described more fully in the accompanying Proxy Statement and Prospectus. A copy of the Agreement is attached to the Proxy Statement and Prospectus as Appendix A.

          2. Other Matters. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors of First Central has fixed the close of business on
Friday,             , 1997, as the record date for the determination of
shareholders entitled to notice of and to vote at the Special Meeting. A holder of First Central common stock who complies with the provisions of applicable law relating to dissenters' rights will be entitled to receive payment in cash of the value of only those shares held by the shareholder (i) which are voted against the approval of the Agreement at the Special Meeting, or (ii) with respect to which the holder thereof has given written notice to First Central at or prior to the Special Meeting that the shareholder dissents from the Agreement. A copy of the dissenters' rights provisions under applicable Florida law is attached to the enclosed Proxy Statement and Prospectus as Appendix C.

     SHARES VOTED AGAINST THE MERGER AT THE SPECIAL MEETING WILL BE TREATED AS DISSENTING SHARES UNDER APPLICABLE LAW, AND HOLDERS OF SUCH SHARES WILL RECEIVE CASH FOR THE VALUE OF THE SHARES. SUCH "VALUE" MAY BE DETERMINED BY APPRAISAL, THE RESULTS OF WHICH CANNOT BE PREDICTED. RECEIPT OF SUCH CASH PAYMENT WILL BE A TAXABLE EVENT TO THE FIRST CENTRAL SHAREHOLDER.

     You are cordially invited to attend the Special Meeting, but whether or not you plan to attend, please complete and sign the enclosed form of proxy and mail it promptly in the enclosed envelope. The proxy may be revoked at any time by filing a written revocation with the Secretary of First Central, by executing a later dated proxy and delivering it to the Secretary of First Central, or by attending the Special Meeting and voting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          --------------------------------------
                                                    E. Ralph Crawford
                                                         Chairman

            , 1997

                                   PROSPECTUS
                         COMMON STOCK, $2.50 PAR VALUE
                          THE COLONIAL BANCGROUP, INC.

                                PROXY STATEMENT
                     FOR SPECIAL MEETING OF SHAREHOLDERS OF
                               FIRST CENTRAL BANK

    This Proxy Statement and Prospectus (the "Prospectus") relates to the proposed merger (the "Merger") of First Central Bank, a Florida state bank ("First Central"), with and into Colonial Bank, an Alabama banking corporation ("Colonial Bank"). Colonial Bank is a wholly owned subsidiary of The Colonial BancGroup, Inc. ("BancGroup"), a Delaware corporation. This Prospectus is being furnished to the shareholders of First Central in connection with the solicitation of proxies by the Board of Directors of First Central for use at a special meeting of the shareholders of First Central (the "Special Meeting") to
be held on              ,                , 1998, at 10:00 a.m., local time, at
the office of First Central, located at 5858 Central Avenue, St. Petersburg, Florida 33707, including any adjournments or postponements thereof. At the Special Meeting, shareholders of First Central will consider and vote upon the matters set forth in the preceding Notice of Special Meeting of Shareholders, as more fully described in this Prospectus.

    The Merger will be consummated pursuant to the terms of a certain Agreement and Plan of Merger dated as of September 9, 1997, by and between BancGroup, Colonial Bank and First Central (the "Agreement"). The Agreement provides that, subject to the approval of the Agreement by the shareholders of First Central at the Special Meeting and the satisfaction (or waiver, to the extent that such waiver is permitted by law) of other conditions contained in the Agreement, First Central will be merged with and into Colonial Bank, and Colonial Bank will be the surviving corporation. Each issued and outstanding share of common stock, par value $5.00 per share, of First Central (the "First Central Common Stock"), will be converted into a number of shares of the common stock, par value $2.50 per share, of BancGroup (the "BancGroup Common Stock") which is equal to $62.46 divided by the Market Value of the BancGroup Common Stock. The Market Value will be the average of the closing prices of BancGroup Common Stock for the ten trading days ending on the trading day that is five calendar days immediately preceding the Effective Date of the Merger. However, the Market Value shall not be less than $24.30 per share nor more than $29.70 per share. Assuming 327,500 shares of First Central Common Stock outstanding as of the Effective Date, the maximum number of shares of BancGroup Common Stock to be issued in the Merger shall be 841,796 (based upon a minimum Market Value of $24.30 per share and a resulting exchange ratio of 2.5703 shares of BancGroup Common Stock per share of First Central Common Stock), and the minimum number of shares of BancGroup Common Stock to be issued in the Merger shall be 688,742 (based upon a maximum Market Value of $29.70 per share and a resulting exchange ratio of 2.103 shares of BancGroup Common Stock per share of First Central Common Stock). Cash will be paid in lieu of fractional shares at the Market Value of such fractional shares. See "The Merger -- Conversion of First Central Common Stock." The shares of BancGroup Common Stock are listed on the New York Stock Exchange ("NYSE"). The closing price per share of the BancGroup Common Stock on the NYSE on December 11, 1997 was $33.75.

    Consummation of the Merger requires, among other things, the affirmative vote of the holders of at least a majority of the outstanding shares of First Central Common Stock. SHARES VOTED AGAINST THE MERGER AT THE SPECIAL MEETING WILL BE TREATED AS DISSENTING SHARES UNDER APPLICABLE LAW, AND HOLDERS OF SUCH SHARES WILL RECEIVE CASH FOR THE VALUE OF THE SHARES. SUCH "VALUE" MAY BE DETERMINED BY APPRAISAL, THE RESULTS OF WHICH CANNOT BE PREDICTED. RECEIPT OF SUCH CASH PAYMENT WILL BE A TAXABLE EVENT TO THE FIRST CENTRAL SHAREHOLDER.

    BancGroup has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), to register the shares of the BancGroup Common Stock to be issued in connection with the Merger as well as to register shares of BancGroup Common Stock to be issued upon the exercise of employee stock options respecting First Central Common Stock assumed by BancGroup as part of the Merger. This document constitutes a Proxy Statement of First Central in connection with the solicitation of proxies by First Central for the Special Meeting and a Prospectus of BancGroup with respect to the BancGroup Common Stock to be issued in the Merger and with respect to the BancGroup Common Stock to be issued upon the exercise employee stock options assumed in the Merger. This Prospectus and accompanying form of proxy are first being mailed to shareholders of First Central on or about the date set forth below.

         THE BOARD OF DIRECTORS OF FIRST CENTRAL UNANIMOUSLY RECOMMENDS
                           APPROVAL OF THE AGREEMENT.
                             ---------------------
   THE SECURITIES TO WHICH THIS PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
THE SHARES OF BANCGROUP COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
                           OTHER GOVERNMENTAL AGENCY.

    The principal office and mailing address of First Central are 5858 Central Avenue, St. Petersburg, Florida 33707 (telephone 813-347-0197), and the principal office and mailing address of BancGroup are Colonial Financial Center, One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101 (telephone 334-240-5000).
               THE DATE OF THIS PROSPECTUS IS             , 1998.

                             AVAILABLE INFORMATION

     BancGroup is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by BancGroup, including proxy and information statements, can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at certain regional offices: 7 World Trade Center, 13th Floor, New York, New York 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; 1401 Brickell Avenue, Suite 200, Miami, Florida 33131; 1801 California Street, Suite 4800, Denver, Colorado 80202-2648; and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. D.C. 20549, at prescribed rates.

     The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as BancGroup, that file electronically with the Commission.

     The BancGroup Common Stock is listed for trading on the NYSE. Reports, including proxy and information statements, of BancGroup and other information may be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

     BancGroup has filed with the Commission a Registration Statement under the Securities Act to register the shares of BancGroup Common Stock being issued in connection with the Merger. This Prospectus omits certain information contained in the Registration Statement and exhibits thereto. Such Registration Statement, including the exhibits thereto, can be inspected at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such Registration Statement can be obtained at prescribed rates from the Commission at that address.

     The information in this Prospectus concerning BancGroup and its subsidiaries has been furnished by BancGroup, and the information concerning First Central has been furnished by First Central.

     This Prospectus contains certain forward-looking statements with respect to the financial condition, results of operations, and business of BancGroup following the consummation of the Merger and the proposed acquisition of other banking institutions (the "Other Pending Acquisitions"), including statements relating to the expected impact of the Merger and the Other Pending Acquisitions on BancGroup's financial performance. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) expected cost savings from the Merger and the Other Pending Acquisitions, if any or all of such transactions are consummated, cannot be fully realized; (ii) deposit attrition, customer loss, or revenue loss following the Merger and the Other Pending Acquisitions is greater than expected; (iii) competitive pressure in the banking industry increases significantly; (iv) costs or difficulties related to the integration of the businesses of BancGroup and the institutions to be acquired are greater than expected; (v) changes in the interest rate environment reduce margins; (vi) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (vii) changes occur in the regulatory environment; (viii) changes occur in business conditions and the rate of inflation; and (ix) changes occur in the securities markets. Forward-looking earnings estimates, if any, included in this Prospectus have not been examined or compiled by the independent public accountants of BancGroup and First Central, nor have such accountants applied any procedures thereto. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors that could affect the financial results of BancGroup after the Merger and the Other Pending Acquisitions is included in the filings with the Commission incorporated by reference herein. When used in this Prospectus, the words "believes," "estimates," "plans," "expects," "should," "may," "might," "outlook," and "anticipates," and similar expressions as they relate to BancGroup (including its subsidiaries), or its management are intended to identify forward-looking statements.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANCGROUP OR FIRST CENTRAL. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BANCGROUP OR FIRST CENTRAL SINCE THE DATE OF THIS PROSPECTUS OR THAT INFORMATION IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                      DOCUMENTS INCORPORATED BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS OF BANCGROUP BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE, WITHOUT CHARGE, UPON REQUEST FROM THE PERSONS SPECIFIED BELOW. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY BANCGROUP NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

     The following documents filed by BancGroup with the Commission are hereby incorporated by reference into this Prospectus:

          (1) BancGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (2) BancGroup's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

          (3) BancGroup's Reports on Form 8-K dated January 3, 1997, January 20, 1997, March 10, 1997, April 15, 1997, June 11, 1997, June 24, 1997, October
     30, 1997, and November 17, 1997;

          (4) BancGroup's Registration Statement on Form 8-A dated November 22, 1994, effective February 22, 1995, containing a description of the BancGroup Common Stock.

          (5) BancGroup's Report on Form 8-K/A dated August 13, 1997 (correcting and amending Form 8-K filed August 12, 1997); and

          (6) The description of the current management and Board of Directors contained in the Proxy Statement pursuant to Section 14(a) of the Exchange Act for BancGroup's Annual Meeting of Shareholders held on April 16, 1997.

     All documents filed by BancGroup pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the Special Meeting, or, in the case of the exercise of employee stock options that are being assumed by BancGroup, prior to the exercise of such options, shall be deemed incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein or in another subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     BancGroup has entered into the Agreement with First Central regarding the Merger described herein. Various provisions of the Agreement are summarized or referred to in this Prospectus, and are qualified in their entirety by reference to the Agreement which is incorporated by reference into this Prospectus and attached hereto as Appendix A.

     BancGroup will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of any such person, a copy of any and all of the documents which have been incorporated herein by reference but not delivered herewith (other than the exhibits to such documents unless specifically incorporated herein). Such request, in writing or by telephone, should be directed to W. Flake Oakley, IV, Secretary, The Colonial BancGroup, Inc., One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101 (telephone 334-240-5000).

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................     1
THE SPECIAL MEETING.........................................    11
  General...................................................    11
  Record Date; Shares Entitled to Vote; Vote Required for
     the Merger.............................................    11
  Solicitation, Voting and Revocation of Proxies............    12
  Effect of Merger on Outstanding BancGroup Common Stock....    13
THE MERGER..................................................    14
  General...................................................    14
  Background of the Merger..................................    14
  First Central's Board of Directors' Reasons for Approving
     the Merger.............................................    15
  Opinion of Financial Advisor..............................    15
  Recommendation of the Board of Directors of First
     Central................................................    17
  BancGroup's Reasons for the Merger........................    17
  Related Transactions -- Stock Option......................    17
  Interests of Certain Persons in the Merger................    18
  Conversion of First Central Common Stock..................    19
  Surrender of First Central Common Stock Certificates......    20
  Certain Federal Income Tax Consequences...................    20
  Other Possible Consequences...............................    22
  Conditions to Consummation of the Merger..................    22
  Amendment or Termination..................................    23
  Regulatory Approvals......................................    23
  Conduct of Business Pending the Merger....................    24
  Commitments with Respect to Other Offers..................    25
  Rights of Dissenting Shareholders.........................    26
  Resale of BancGroup Common Stock Issued in the Merger.....    27
  Accounting Treatment......................................    28
  NYSE Reporting of BancGroup Common Stock Issued in the
     Merger.................................................    28
  Treatment of First Central Options........................    28
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................    31
  BancGroup.................................................    31
  First Central.............................................    32
BANCGROUP CAPITAL STOCK AND DEBENTURES......................    32
  BancGroup Common Stock....................................    33
  Preference Stock..........................................    33
  1986 Debentures...........................................    33
  Other Indebtedness........................................    34
  Changes in Control........................................    34
COMPARATIVE RIGHTS OF SHAREHOLDERS..........................    36
  Director Elections........................................    36
  Removal of Directors......................................    36
  Voting....................................................    36
  Preemptive Rights.........................................    37
  Directors' Liability......................................    37
  Indemnification...........................................    37
  Special Meetings of Shareholders; Action Without a
     Meeting................................................    38
  Mergers, Share Exchanges and Sales of Assets..............    38
  Amendment of Certificate of Incorporation and Bylaws......    39
  Rights of Dissenting Shareholders.........................    39

                                                              PAGE
                                                              ----
  Preferred Stock...........................................    40
  Effect of the Merger on First Central Shareholders........    40
THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES...............    41
  Condensed Pro Forma Statements of Condition (Unaudited)...    41
COMPLETED BUSINESS COMBINATIONS.............................    43
PENDING BUSINESS COMBINATIONS...............................    43
  Condensed Pro Forma Statements of Income (Unaudited)......    46
  Recent Developments -- BancGroup..........................    53
  Selected Financial and Operating Information..............    54
FIRST CENTRAL BANK..........................................    57
  Selected Financial Data...................................    57
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................    58
  General...................................................    58
  Regulation and Legislation................................    58
  Credit Risk...............................................    58
  Results of Operations.....................................    59
  Rate/Volume Analysis......................................    60
  Liquidity and Capital Resources...........................    61
  Regulatory Capital Requirements...........................    62
  Assets and Liability Management...........................    62
  Comparison of Nine Months Ended September 30, 1997 and
     September 30, 1996.....................................    65
  Comparison of Years Ended December 31, 1996 and December
     31, 1995...............................................    66
  Comparison of Years Ended December 31, 1995 and December
     31, 1994...............................................    66
  Impact of Inflation and Changing Prices...................    66
  Future Accounting Requirements............................    67
BUSINESS OF BANCGROUP.......................................    68
  General...................................................    68
  Recently Completed and Other Proposed Business
     Combinations...........................................    68
  Year 2000 Compliance......................................    69
  Voting Securities and Principal Shareholders..............    69
  Security Ownership of Management..........................    70
  Management Information....................................    71
BUSINESS OF FIRST CENTRAL...................................    72
  General...................................................    72
  Market Area...............................................    72
  Properties................................................    72
  Competition...............................................    72
  Principal Holders of Common Stock.........................    73
ADJOURNMENT OF SPECIAL MEETING..............................    73
OTHER MATTERS...............................................    74
DATE FOR SUBMISSION OF BANCGROUP SHAREHOLDER PROPOSALS......    74
LEGAL MATTERS...............................................    74
EXPERTS.....................................................    74
INDEX TO FINANCIAL STATEMENTS...............................   F-1
APPENDIX A -- Agreement and Plan of Merger..................   A-1
APPENDIX B -- Fairness Opinion of Austin Associates, Inc....   B-1
APPENDIX C -- Section 658.44 of the Florida Banking Code
  Regarding Dissenters' Rights..............................   C-1
APPENDIX D -- Stock Option Agreement........................   D-1

                                    SUMMARY

     The following provides a summary of certain information included in this Prospectus. This summary is qualified in its entirety by the more detailed information appearing elsewhere herein, the Appendices hereto and the documents incorporated herein by reference. Shareholders of First Central are urged to read this Prospectus, including the Appendices, in full.

GENERAL

     This Prospectus relates to the issuance of shares of BancGroup Common Stock in connection with the proposed Merger of First Central with and into Colonial Bank, a wholly owned subsidiary of BancGroup.

THE SPECIAL MEETING

     The Special Meeting will be held at the main office of First Central,
located at 5858 Central Avenue, St. Petersburg, Florida 33707 on           ,
          , 1998, at      a.m., local time, for the purpose of considering and
voting upon the Agreement and the Merger. Only holders of record of First
Central Common Stock at the close of business on           ,           1998 (the
"Record Date") are entitled to the notice of and to vote at the Special Meeting.
As of the Record Date,        shares of First Central Common Stock were issued
and outstanding. See "The Special Meeting."

THE COMPANIES

     BancGroup. BancGroup is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA"). It was organized in Delaware in 1974 and has operated under its current name and management since 1981. BancGroup operates a wholly owned commercial banking subsidiary, Colonial Bank, in the states of Alabama, Georgia, Florida and Tennessee. Colonial Bank conducts a full service commercial banking business through 119 branches in Alabama, five branches in Tennessee, 19 branches in Georgia and 56 branches in Florida. BancGroup has also entered into an agreement to acquire three additional banks. Colonial Mortgage Company, a subsidiary of Colonial Bank, is a mortgage banking company which services approximately $12.5 billion in residential loans and which originates residential mortgages in 37 states through four divisional offices. The above number and amounts were calculated as of September 30, 1997. At September 30, 1997, BancGroup had consolidated total assets of $6.6 billion and consolidated stockholders' equity of $472.4 million. Since September 30, 1997, BancGroup has acquired one banking institution with aggregate assets of $65.0 million and aggregate stockholders' equity of $6.3 million. This acquisition is included in the pro forma statements included herein. See "Business of BancGroup."

     First Central. First Central is a Florida state bank which is headquartered in St. Petersburg, Florida. Currently, the Bank operates one office located in Pinellas County, Florida. At September 30, 1997, First Central had total assets of approximately $56.6 million, total deposits of approximately $46.0 million and total shareholders' equity of approximately $10.1 million. See "Business of First Central."

THE MERGER

     The Agreement provides for the Merger of First Central with and into Colonial Bank, with Colonial Bank to be the surviving corporation. Upon the date of consummation of the Merger (the "Effective Date"), each outstanding share of First Central Common Stock (except shares as to which dissenters' rights are perfected) will be converted by operation of law and without any action by any holder thereof into shares of BancGroup Common Stock. The number of shares of BancGroup Common Stock into which each outstanding share of First Central Common Stock on the Effective Date will be converted will be equal to $62.46 divided by the Market Value (the "Merger Consideration"), subject to a maximum and minimum number of shares to be issued, with cash paid in lieu of fractional shares at the Market Value of such fractional shares. The "Market Value" will be the average of the closing prices of the BancGroup Common Stock as reported by the NYSE on each of the ten trading days ending on the trading day five calendar days immediately preceding the Effective Date. However, the Market Value shall not be less than $24.30 per share nor more than $29.70 per share. Regardless of the Market Value, however, the maximum number of shares of BancGroup Common

Stock to be issued in the Merger shall be 841,796 (based upon a minimum Market Value of $24.30 per share and subject to the exercise of certain options to acquire First Central Common Stock described below) and the minimum number of shares of BancGroup Common Stock to be issued in the Merger shall be 688,742 (based upon a maximum Market Value of $29.70 per share). The number of shares of BancGroup Common Stock to be issued in the Merger shall be increased proportionally with each share of First Central Common Stock issued before the Effective Date upon the exercise of certain options to acquire First Central Common Stock as described below (the "First Central Options").

     No fractional shares of BancGroup Common Stock will be issued in the Merger. Each shareholder of First Central otherwise entitled to receive a fractional share of BancGroup Common Stock will receive instead a cash payment (without interest) equal to such fractional share multiplied by the Market Value.

     As of the date of this Prospectus, First Central had granted First Central Options which entitle the holders thereof to acquire up to 29,500 shares of First Central Common Stock. On the Effective Date, BancGroup will assume all First Central Options outstanding, and each such option will represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the First Central Options. The number of shares of BancGroup Common Stock to be issued pursuant to such options will equal the number of shares of First Central Common Stock subject to such First Central Options multiplied by the Exchange Ratio, as defined below, provided that no fractional shares of BancGroup Common Stock will be issued. The number of shares of BancGroup Common Stock to be issued upon the exercise of First Central Options, if a fractional share exists, will equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or by paying for such fractional share in cash in the manner set forth in the preceding paragraph. The exercise price for the acquisition of BancGroup Common Stock will be the exercise price for each share of First Central Common Stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be required. The "Exchange Ratio" will mean the result obtained by dividing $62.46 by the Market Value.

     Promptly after the Effective Date, First Central shareholders will be given notice of the consummation of the Merger and instructions for the exchange of such shareholders' certificates representing shares of First Central Common Stock for certificates representing shares of BancGroup Common Stock. Certificates for the shares of BancGroup Common Stock issued will not be distributed or dividends paid on such shares until shareholders surrender their certificates representing their shares of First Central Common Stock in accordance with those instructions. FIRST CENTRAL SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE INSTRUCTIONS.

     See "The Merger -- Conversion of First Central Common Stock," "Surrender of First Central Common Stock Certificates," "Treatment of First Central Options."

     For certain information concerning dissenters' rights, voting at the Special Meeting, and management of BancGroup and First Central, see "The
Merger -- Rights of Dissenting Shareholders," "-- Conversion of First Central Common Stock;" "The Special Meeting -- Solicitation, Voting and Revocation of Proxies," "-- Record Date; Shares Entitled to Vote; Vote Required;" "Business of BancGroup -- Voting Securities and Principal Stockholders," "-- Security Ownership of Management," and "Business of First Central -- Principal Holders of Common Stock."

OPINION OF FINANCIAL ADVISORS

     First Central has received an opinion from Austin Associates, Inc. that the terms of the Agreement are fair, from a financial point of view, to the shareholders of First Central. The full text of Austin Associates, Inc.'s opinion is set forth in Appendix B to this Prospectus and should be read in its entirety by First Central Shareholders. For additional information regarding Austin Associates, Inc.'s opinion, see "The Merger -- Opinion of Financial Advisors."

RECOMMENDATION OF FIRST CENTRAL'S BOARD OF DIRECTORS

     The Board of Directors of First Central has unanimously approved the Agreement. THE BOARD OF DIRECTORS OF FIRST CENTRAL BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF FIRST CENTRAL AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AGREEMENT. For a discussion of the factors considered by the Board of Directors in reaching its conclusions, see "The Merger -- Background of the Merger" and "First Central's Board of Directors' Reasons for Approving the Merger."

RELATED TRANSACTIONS -- STOCK OPTION

     In connection with the Agreement, First Central has granted to BancGroup an option to purchase up to 19.9% of the First Central Common Stock at a purchase price of $62.46 per share. The option will become exercisable upon the occurrence of certain events which are generally related to the potential acquisition of First Central by another party. The option is intended to increase the likelihood that the Merger will be consummated by making it more difficult and expensive for any third party to acquire control of First Central while BancGroup is seeking to consummate the Merger. See "The Merger -- Related Transactions -- Stock Option."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     As of the Record Date, certain executive officers of First Central hold, pursuant to option agreements with First Central, First Central Options which entitle them to purchase, in the aggregate, up to 29,500 shares of First Central Common Stock. Under the terms of the Agreement, any First Central Options which are not exercised prior to the Effective Date will be assumed by BancGroup, and the holders of such First Central Options will thereafter have the right to acquire shares of BancGroup Common Stock. See "The Merger -- Conversion of First Central Common Stock," and "Treatment of First Central Options."

     On the Effective Date and subject to the existing agreements referenced above, all employees of First Central will, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of the Agreement. All employees of First Central who become employees of BancGroup or its subsidiaries on the Effective Date will be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees.

     Effective July 9, 1997, First Central entered into an agreement with Mr. E. Ralph Crawford, President and Chief Executive Officer of First Central. Under that agreement's terms, Mr. Crawford shall, subject to other conditions set out in such agreement, be entitled to continue his employment and continue to receive his current salary of $200,000 per year, plus his current fringe benefits for a period of three years after a "Change in Control" as defined in the Agreement. The approval by the shareholders of First Central of the proposed merger with Colonial Bank will constitute a "Change in Control" under the agreement. In the event that Mr. Crawford elects to terminate his employment within three years after the Merger, he will receive one-half of his annual salary for the remainder of the three-year term. During the term of his employment and for three years thereafter, Mr. Crawford is restricted from competing with First Central (and, after the Effective Date, with Colonial Bank) for a period of three years in Pinellas County Florida or contiguous counties. See "The Merger -- Background of the Merger."

     On November 1, 1994, First Central entered into salary continuation agreements with Mr. Crawford and two other of its executive employees, Lawrence
D. Floyd and Scott C. Boyle. The agreements provide that, subject to certain conditions, each of them will receive, upon reaching age 65, salaries in the amounts of $45,000; $15,000 and $36,000, respectively, for a period of fifteen years. Mr. Crawford is currently 100% vested in that portion of this benefit which has accrued to date and upon the Effective Date shall be 100% vested in his final retirement benefit. Mr. Floyd and Mr. Boyle are both currently 30% vested in that portion of their benefit which has accrued to date. Upon a "Change of Control," they will become 100% vested in accrued benefits. Certain events in the agreements could cause an acceleration of benefits. The Merger will constitute a "Change of Control" under those agreements.

     Except as indicated above, none of the directors or executive officers of First Central, and no associate of any such person, has any substantial direct or indirect interest in the Merger, other than an interest arising from the ownership of First Central Common Stock.

     See "The Merger -- Interests of Certain Persons in the Merger."

VOTE REQUIRED

     Under Florida law, the Agreement must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of First Central Common Stock. Each share of First Central Common Stock is entitled to one vote on the Agreement. Approval of the Agreement and the Merger by BancGroup stockholders is not required under Delaware, Alabama, Florida or other applicable law, or the rules of the NYSE on which the BancGroup Common Stock is listed. See "The Special Meeting."

     Only holders of record of First Central Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Special
Meeting. As of such date,        shares of First Central Common Stock were
issued and outstanding. As of the Record Date, the directors and executive
officers of First Central beneficially owned approximately      % of the
outstanding shares of First Central Common Stock. As of the same date, the directors, executive officers and affiliates of BancGroup held no shares of First Central Common Stock. See "The Special Meeting."

     As of the Record Date, the directors of First Central beneficially owned
       shares of First Central Common Stock representing approximately      % of
the outstanding shares and have agreed with BancGroup to vote their shares in
favor of the Agreement. See "The Special Meeting." As of           , 1997,
Directors and executive officers of BancGroup beneficially owned in the
aggregate        shares of BancGroup Common Stock representing approximately
     % of BancGroup's outstanding shares.

     Proxies should be returned to First Central in the envelope enclosed herewith. Shareholders of First Central submitting proxies may revoke their proxies by (i) giving notice of such revocation in writing to the Secretary of First Central at or prior to the Special Meeting, (ii) by executing and delivering a proxy bearing a later date to the Secretary of First Central at or prior to the Special Meeting, or (iii) by attending the Special Meeting and voting in person. Because approval of the Agreement requires the approval of at least a majority of the outstanding shares of First Central Common Stock, failure to submit a proxy or failure to vote in person at the Special Meeting will have the same effect as a negative vote. See "The Special
Meeting -- Solicitation, Voting and Revocation of Proxies."

RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of First Central Common Stock as of the Record Date are entitled to exercise dissenters' rights of appraisal pursuant to Section 658.44 of the Florida Banking Code (the "FBC"). A holder of First Central Common Stock who complies with the provisions of applicable law relating to dissenters' rights will be entitled to receive payment in cash of the value of only those shares held by the shareholder (i) which are voted against the approval of the Agreement at the Special Meeting, or (ii) with respect to which the holder thereof has given written notice to First Central at or prior to the Special Meeting that the shareholder dissents from the Agreement. TO THE EXTENT THAT A FIRST CENTRAL SHAREHOLDER VOTES AGAINST THE MERGER OR OTHERWISE EXERCISES DISSENTERS' RIGHTS, THAT SHAREHOLDER WILL LOSE THE RIGHT TO RECEIVE BANCGROUP COMMON STOCK IN THE MERGER AND WILL INSTEAD RECEIVE A CASH PAYMENT FOR THE VALUE OF HIS OR HER SHARES. Such "value" may be fixed by BancGroup at $62.46 per share or be set by appraisal, the result of which cannot be predicted. Shareholders wishing to exercise dissenters' rights of appraisal must follow exactly all requirements for the exercise of such rights as set forth in Section 658.44 of the FBC, a copy of which is attached as Appendix C to this Prospectus. See "The Merger -- Rights of Dissenting Shareholders." Any shareholder who properly exercises dissenters' rights of appraisal and receives cash for his or her shares will encounter income tax treatment different from the treatment for shareholders who do not exercise dissenters' rights. See "The Merger -- Rights of Dissenting Shareholders," "-- Certain Federal Income Tax Consequences."

CONDITIONS TO THE MERGER

     The parties' respective obligations to consummate the Merger are subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The obligations of First Central and BancGroup to consummate the Merger are conditioned upon, among other things, (i) the approval of the Agreement by the holders of at least a majority of the outstanding shares of First Central Common Stock; (ii) the approval of the Merger by the Board of Governors of the Federal Reserve Board (the "Federal Reserve") and by the Alabama Banking Department (the "Alabama Department"); (iii) each party's having obtained consents of third parties required for the consummation of the Merger or for the prevention of default under material contracts or permits of such party; (iv) the Registration Statement of which this Prospectus forms a part shall have become effective, and no stop order or proceedings for such purpose suspending the effectiveness of the Registration Statement shall be pending or in effect; (v) the absence of pending or threatened litigation with a view to restraining or prohibiting consummation of the Merger or in which it is sought to obtain divestiture, rescission or damages in connection with the Merger; (vi) the absence of any investigation by any governmental agency which might result in any such proceeding; (vii) consummation of the Merger no later than May 31, 1998; (vii) receipt of an opinion of Coopers & Lybrand L.L.P. regarding certain matters; and, (ix) receipt of opinions of counsel.

     The obligation of First Central to consummate the Merger is further subject to several other conditions, including, among others: (i) the absence of any material adverse change in the financial condition or affairs of BancGroup; (ii) the shares of BancGroup Common Stock to be issued under the Agreement shall have been approved for listing on the NYSE; and (iii) the accuracy in all material respects of the representations and warranties of BancGroup contained in the Agreement and the performance by BancGroup of all of its covenants and agreements under the Agreement.

     The obligation of BancGroup to consummate the Merger is subject to several other conditions, including, among others: (i) the absence of any material adverse change in the financial condition or affairs of First Central; (ii) the number of shares as to which holders of First Central Common Stock exercise dissenters' rights not exceeding 10% of the outstanding shares of First Central Common Stock; (iii) the receipt of a letter from Coopers & Lybrand L.L.P. concurring with the conclusions of BancGroup's and First Central's management that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests; (iv) the accuracy in all material respects of the representations and warranties of First Central contained in the Agreement, and the performance by First Central of all of its covenants and agreements under the Agreement; and, (v) the receipt by BancGroup of certain undertakings from holders of First Central Common Stock who may be deemed to be "affiliates" of First Central pursuant to the rules of the Commission.

     Applications for appropriate regulatory approvals by the Federal Reserve and the Alabama Department were filed with such agencies on October 16, 1997. The Federal Reserve's approval is anticipated on or about November 15, 1997, and approval of the Alabama Department is anticipated on or about December 31, 1997. It is currently anticipated that the Merger will be consummated during the first quarter of 1998. No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that the other conditions precedent to the Merger can or will be satisfied.

     See "The Merger -- Conditions to Consummation of the Merger" and "Regulatory Approvals."

AMENDMENT OR TERMINATION OF AGREEMENT

     To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties. However, after adoption of the Agreement and the merger by the holders of First Central Common Stock, no amendment decreasing the consideration to be received by First Central stockholders may be made without the further approval of such stockholders. Such amendments may require the filing with the Commission of an amendment of the Registration Statement, of which this Prospectus forms a part. The Agreement may be terminated at any time prior to or on the Effective Date, whether before or after adoption of the Agreement by the stockholders of

First Central, by the mutual consent of the respective Boards of Directors of First Central and BancGroup, or by the Board of Directors of either BancGroup or First Central under certain circumstances including, but not limited to, the failure of the transactions contemplated by the Agreement to be consummated on or prior to March 1, 1998, if such failure to consummate is not caused by any breach of the Agreement by the party electing to terminate. See "The
Merger -- Amendment or Termination of Agreement."

COMPARATIVE RIGHTS OF SHAREHOLDERS

     The rights of the holders of the First Central Common Stock may be different from the rights of the holders of the BancGroup Common Stock. A discussion of these rights and a comparison thereof is set forth at "Comparative Rights of Stockholders."

FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). No ruling with respect to the federal income tax consequences of the Merger to First Central's shareholders will be requested from the Internal Revenue Service (the "IRS"). First Central has received an opinion from Coopers & Lybrand L.L.P., that, among other things, a shareholder of First Central who exchanges shares of First Central Common Stock for BancGroup Common Stock will not recognize gain, except that shareholders of First Central will recognize gain to the extent such shareholders receive cash in lieu of fractional shares of BancGroup Common Stock. Shareholders who receive cash for their shares of First Central Common Stock upon perfection of dissenters' rights also will realize gain or loss for federal income tax purposes with respect to such shares. See "Approval of the Merger -- Certain Federal Income Tax Consequences." TAX CONSEQUENCES OF THE MERGER FOR INDIVIDUAL TAX PAYERS CAN VARY, HOWEVER, AND FIRST CENTRAL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM.

ACCOUNTING TREATMENT

     The merger of First Central into BancGroup will be treated as a "pooling-of-interests" transaction by BancGroup for accounting purposes. See "The Merger -- Accounting Treatment."

RECENT PER SHARE MARKET PRICES

     First Central. There is no established public trading market for the First Central Common Stock. The shares of First Central Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. Management of First Central is aware of certain transactions in shares of First Central that have occurred since January 1, 1995, although the trading prices of all stock transactions are not known. The following sets forth the trading prices for the shares of First Central Common Stock that have occurred since January 1, 1995 for transactions in which the trading prices are known to management of First Central:

                                                              PRICE PER SHARE
                                                              OF COMMON STOCK
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
1995
First Quarter...............................................      --        --
Second Quarter..............................................      --        --
Third Quarter...............................................      --        --
Fourth Quarter..............................................      --        --
1996
First Quarter...............................................  $30.00    $15.00
Second Quarter..............................................      --        --
Third Quarter...............................................      --        --
Fourth Quarter..............................................      --        --
1997
First Quarter...............................................      --        --
Second Quarter..............................................      --        --
Third Quarter...............................................      --        --
Fourth Quarter (through October 20, 1997)...................      --        --

     BancGroup. BancGroup Common Stock is listed for trading on the NYSE under the symbol "CNB." The following table indicates the high and low closing prices of the BancGroup Class A Common Stock and the BancGroup Common Stock as reported on the Nasdaq National Market System (the "Nasdaq NMS") and the NYSE, respectively, for the last two full fiscal years. Prior to February 21, 1995, BancGroup had two classes of Common Stock outstanding, Class A and Class B. Class B Common Stock was not publicly traded. Class A Common Stock was traded on the Nasdaq NMS under the symbol "CLBGA" until February 24, 1995. On February 21, 1995, the BancGroup Class A and Class B Common Stock were reclassified into BancGroup Common Stock.

                                                              PRICE PER SHARE OF
                                                               COMMON STOCK(1)
                                                              ------------------
                                                               HIGH        LOW
                                                              -------    -------
1995
First Quarter(2)............................................  $11 13/16  $ 9 3/4
Second Quarter..............................................   13 5/8     11 9/16
Third Quarter...............................................   14 15/16   13 3/4
Fourth Quarter..............................................   16 7/16    14 1/4
1996
First Quarter...............................................   18 1/4     15
Second Quarter..............................................   18 1/16    15 5/8
Third Quarter...............................................   17 15/16   15 5/8
Fourth Quarter..............................................   20 1/8     17 3/18
1997
First Quarter...............................................   24         18 2/3
Second Quarter..............................................   24 7/8     22
Third Quarter...............................................   29 3/16    24 1/4
Fourth Quarter (through December 11, 1997)..................   34 7/8     28 15/16

---------------

(1) Restated to reflect the impact of a two-for-one stock split effected in the form of a 100% stock dividend paid February 11, 1997.
(2) Trading on the NYSE commenced on February 24, 1995.

     On September 9, 1997, the business day immediately prior to the public announcement of the Merger, the closing price of the BancGroup Common Stock on the NYSE was $27.9375 per share. The following table presents the market value of BancGroup Common Stock per share on that date, and the per share market value and equivalent per share value of First Central Common Stock on that date:

                                                                     EQUIVALENT
                                  BANCGROUP       FIRST CENTRAL       BANCGROUP
                               COMMON STOCK(1)   COMMON STOCK(2)   COMMON STOCK(3)
                               ---------------   ---------------   ---------------
Comparative Market Value.....     $27.9375           $30.00            $62.46

---------------

(1) Closing price as reported by the NYSE on September 9, 1997.
(2) There is no established public trading market for the shares of First Central Common Stock. The value shown is the price at which shares of First Central Common Stock were sold in March 1996, which was the last sale price prior to the public announcement of the Merger on September 10, 1997, of which management of First Central is aware.
(3) If the Merger had closed on September 9, 1997 and assuming the Market Value had also been $27.9375, then 2.236 ($62.46 divided by $27.9375) shares of BancGroup Common Stock would have been exchanged for each share of First Central Common Stock.

     See "Comparative Market Prices and Dividends."

CERTAIN LEGAL RESTRICTIONS ON ACQUISITIONS OF CONTROL

     Certain restrictions under Delaware law prevent a person who beneficially owns 15% or more of the BancGroup Common Stock from engaging in a "business combination" with BancGroup unless certain conditions are satisfied. Also, the Change in Bank Control Act of 1978 prohibits a person from acquiring "control" of BancGroup unless certain notice provisions with the Federal Reserve have been satisfied.

     BancGroup's Restated Certificate of Incorporation (the "BancGroup Certificate") and Bylaws also contain provisions which may deter or prevent a takeover of BancGroup that is not supported by BancGroup's Board of Directors. These provisions include: (1) a classified board of directors, (2) super majority voting requirements for certain "business combinations" that exceed the provisions of Delaware law described above, (3) flexibility for the Board of Directors to consider non-economic and other factors in evaluating a "business combination," (4) inability of shareholders to call special meetings and act by written consent, and (5) certain advance notice provisions for the conduct of business at shareholder meetings.

     See "BancGroup Capital Stock and Debentures" and "Comparative Rights of Shareholders."

PER SHARE DATA

     The table below presents on a per share basis the book value, cash dividends and income from continuing operations of BancGroup and First Central on a historical basis and on a pro forma equivalent basis assuming consummation of the Merger. Certain information from the table has been taken from the condensed pro forma statements of condition and income included elsewhere in this document. The table should be read in conjunction with those pro forma statements.

                                 PER SHARE DATA

                                     NINE MONTHS          NINE MONTHS
                                        ENDED                ENDED
                                    SEPTEMBER 30,        SEPTEMBER 30,      YEAR ENDED   YEAR ENDED   YEAR ENDED
                                         1997                 1996             1996         1995         1994
                                    -------------        -------------      ----------   ----------   ----------
BANCGROUP -- HISTORICAL (AS
  RESTATED):
Net income
  Primary*......................        $ 1.32               $ 1.11           $ 1.26       $ 1.23       $ 0.96
  Fully diluted*................          1.31                 1.10             1.25         1.19         0.95
Book value at end of period*....         11.26                10.11            10.29         9.43         7.93
Dividends per share:
  Common stock..................          0.45                0.405             0.54       0.3375
  Common A......................                                                           0.1125         0.40
  Common B......................                                                           0.0625         0.20
FIRST CENTRAL
Net income
  Historical:
     Primary**..................          3.33                 3.15             4.28         3.67         3.16
     Fully diluted..............          3.33                 3.15             4.28         3.67         3.16
  Pro forma equivalent assuming
     combination with First
     Central and completed
     business combination(a):
     Primary....................          2.80                 2.36             2.69         2.54         2.02
     Fully diluted..............          2.76                 2.33             2.65         2.48         2.00
  Pro forma equivalent assuming
     combination with First
     Central, completed business
     combination and other
     probable business
     combinations(a):
     Primary....................          2.69                 2.29             2.65         2.48         2.00
     Fully diluted..............          2.67                 2.27             2.63         2.42         2.00
Book value at end of period
  Historical....................         30.71                28.31            28.55        25.47        21.43
  Pro forma equivalent assuming
     combination with First
     Central and completed
     business combination(a)....         23.81                  N/A              N/A          N/A          N/A
  Pro forma equivalent assuming
     combination with First
     Central, completed business
     combination and other
     probable business
     combinations(a):...........         23.86                  N/A              N/A          N/A          N/A
Dividends per share
  Historical....................          0.75                 0.75             1.00         0.25         0.00
  Pro forma equivalent assuming
     combination with First
     Central and completed
     business combination(b)....          0.95                 0.85             1.14         0.95         0.84
Pro Forma equivalent assuming
  Combination with First
  Central, completed business
  combinations and other
  probable business
  combinations(b):..............          0.95                 0.85             1.14         0.95         0.84

                                     NINE MONTHS          NINE MONTHS
                                        ENDED                ENDED
                                    SEPTEMBER 30,        SEPTEMBER 30,      YEAR ENDED   YEAR ENDED   YEAR ENDED
                                         1997                 1996             1996         1995         1994
                                    -------------        -------------      ----------   ----------   ----------
BANCGROUP -- PRO FORMA COMBINED
  (FIRST CENTRAL AND COMPLETED
  BUSINESS COMBINATION):
Net income
  Primary.......................          1.33                 1.12             1.28         1.21         0.96
  Fully diluted.................          1.31                 1.11             1.26         1.18         0.95
Book value at end of period.....         11.32                  N/A              N/A          N/A          N/A
BANCGROUP -- PRO FORMA COMBINED
  (COMPLETED BUSINESS
  COMBINATION, FIRST CENTRAL AND
  OTHER PROBABLE BUSINESS
  COMBINATIONS):
Net income
  Primary.......................          1.28                 1.09             1.26         1.18         0.95
  Fully diluted.................          1.27                 1.08             1.25         1.15         0.95
Book value at end of period.....         11.34                  N/A              N/A          N/A          N/A

---------------

 * Restated to reflect the impact of a two-for-one stock split in the form of a 100% dividend paid February 11, 1997.
 ** Referred to as earnings per common and common equivalent share in First Central Bank's selected financial data and financial statements, included elsewhere herein.
N/A Not applicable due to pro forma balance sheet being presented only at September 30, 1997 which assumes the transaction was consummated on the latest balance sheet date in accordance with Rule 11.02(b) of Regulation S-X.
(a) Pro forma equivalent per share amounts are calculated by multiplying the pro forma combined total income per share and the pro forma combined total book value per share of BancGroup by the conversion ratio so that the per share amounts are equated to the respective values for one share of First Central Common Stock. For the purposes of these pro forma equivalent per share amounts, an 2.1030 BancGroup Common Stock share conversion ratio is utilized. The ratio is based on the maximum Market Value of $29.70, ($62.46/$29.70). As of December 11, 1997, the Market Value exceeded the maximum Market Value allowed.
(b) Pro forma equivalent dividends per share are shown at BancGroup's Common Stock dividend per share rate multiplied by the 2.1030 conversion ratio per share of First Central common stock (see note (a)). BancGroup presently contemplates that dividends will be declared in the future. However, the payment of cash dividends is subject to BancGroup's actual results of operations as well as certain other internal and external factors. Accordingly, there is no assurance that cash dividends will either be declared and paid in the future, or, if declared and paid, that such dividends will approximate the pro forma amounts indicated.

                              THE SPECIAL MEETING

GENERAL

     This Prospectus is being furnished to the shareholders of First Central in connection with the solicitation of proxies by the Board of Directors of First Central for use at the Special Meeting and any adjournments or postponements thereof. The purpose of the Special Meeting is to consider and vote upon the Agreement which provides for the proposed Merger of First Central with and into Colonial Bank. Colonial Bank will be the surviving corporation in the Merger.

     THE BOARD OF DIRECTORS OF FIRST CENTRAL BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF FIRST CENTRAL AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE AGREEMENT (ITEM 1 ON THE PROXY CARD).

     This Prospectus is also furnished by BancGroup in connection with the offer of shares of BancGroup Common Stock to be issued in the Merger. No vote of BancGroup shareholders is required to approve the Merger.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED FOR THE MERGER

     The Board of Directors of First Central has fixed the close of business on
            , 1997, as the Record Date for determination of shareholders entitled to vote at the Special Meeting. As of the Record Date, there were
record holders of First Central Common Stock and      shares of First Central
Common Stock outstanding, each entitled to one vote per share. First Central is obligated to issue an additional shares of First Central Common Stock upon the exercise of outstanding First Central Options.

     The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of First Central Common Stock on the Record Date is necessary to constitute a quorum for the transaction of business at the Special Meeting. In the absence of a quorum, the Special Meeting may be postponed from time to time until First Central shareholders holding the requisite number of shares of First Central Common Stock are represented in person or by proxy. If a quorum is present, the affirmative vote of the holders of at least a majority of the outstanding shares of First Central Common Stock, whether or not present or represented at the Special Meeting, is required to approve the Agreement. Broker nonvotes and abstentions will not be counted as votes cast "FOR" or "AGAINST" the proposal to approve the Agreement, and, as a result, such non-votes will have the same effect as votes cast "AGAINST" the Agreement. Each holder of record of shares of First Central Common Stock is entitled to cast, for each share registered in his or her name, one vote on the Agreement as well as on each other matter presented to a vote of shareholders at the Special Meeting.

     Under Section 658.44 of the FBC, any shares that are voted "AGAINST" the Merger or respect to which the holder thereof has given written notice to First Central at or prior to the Special Meeting that the shareholder dissents from the Agreement, are automatically deemed to be shares of a shareholder exercising dissenters' rights. If the Merger is consummated, such shares will be paid for in cash pursuant to the process described in "The Merger -- Rights of Dissenting Shareholders." Therefore, any shares voted "AGAINST" the Merger or with respect to which the holder thereof has given written notice to First Central at or prior to the Special Meeting that the shareholder dissents from the Agreement, will not be entitled to receive BancGroup Common Stock and will encounter income tax treatment different from the treatment for shareholders who receive BancGroup Common Stock in the Merger. See "The Merger -- Certain Federal Income Tax Consequences." Broker nonvotes and abstentions will NOT result in those shares being deemed to have exercised dissenters' rights of appraisal.

     As of the Record Date, directors of First Central owned      shares of
First Central Common Stock representing approximately      % of the outstanding
shares. These individuals have agreed with BancGroup to vote their shares in favor of the Merger. As of the Record Date, the directors, executive officers and affiliates of BancGroup held no shares of first Central Common Stock.

     If the Agreement is approved at the Special Meeting, First Central is expected to merge with and into Colonial Bank promptly after the other conditions to the Agreement are satisfied. See "The Merger -- Conditions to Consummation of the Merger."

     THE BOARD OF DIRECTORS OF FIRST CENTRAL URGES THE SHAREHOLDERS OF FIRST CENTRAL TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND UNANIMOUSLY RECOMMENDS THAT THE SHARES REPRESENTED BY THE PROXY BE VOTED IN FAVOR OF THE AGREEMENT.

SOLICITATION, VOTING AND REVOCATION OF PROXIES

     In addition to soliciting proxies by mail, directors, officers and other employees of First Central, without receiving special compensation therefor, may solicit proxies from First Central's shareholders by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries, if any, to forward solicitation materials to any beneficial owners of shares of First Central Common Stock.

     First Central will bear the cost of assembling and mailing this Prospectus and other materials furnished to shareholders of First Central. It will also pay all other expenses of solicitation, including the expenses of brokers, custodians, nominees, and other fiduciaries who, at the request of First Central, mail material to, or otherwise communicate with, beneficial owners of the shares held by them. BancGroup will pay all expenses incident to the registration of the BancGroup Common Stock to be issued in connection with the Merger.

     Shares of First Central Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless properly revoked, will be voted in accordance with the instructions on the proxy. If a proxy is signed and returned without any voting instructions, shares of First Central Common Stock represented by the proxy will be voted "FOR" the proposal to approve the Agreement and in accordance with the determination of the majority of the Board of Directors of First Central as to any other matter which may properly come before the Special Meeting, including any adjournment or postponement thereof. A shareholder may revoke any proxy given pursuant to this solicitation by: (i) delivering to the Secretary of First Central, prior to or at the Special Meeting, a written notice revoking the proxy; (ii) delivering to the Secretary of First Central, at or prior to the Special Meeting, a duly executed proxy relating to the same shares and bearing a later date; or (iii) voting in person at the Special Meeting. Attendance at the Special Meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of First Central's proxies should be addressed to:

                            FIRST CENTRAL BANK
                            5858 Central Avenue
                            St. Petersburg, Florida 33707
                            Attention: E. Ralph Crawford
                                   President and CEO

     Proxies marked as abstentions and shares held in a street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Such proxies will, however, be counted for purposes of determining whether a quorum is present at the Special Meeting.

     The Board of Directors of First Central is not aware of any business to be acted upon at the Special Meeting other than consideration of the Agreement and the Merger described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act on such matters according to their best judgment. Proxies voted in favor of approval of the Agreement, or proxies as to which no voting instructions are given, will be voted to adjourn the Special Meeting, if necessary, in order to solicit additional proxies in favor of approval of the Agreement. Proxies voted against approval of the Agreement and abstentions will not be voted for an adjournment. See "Adjournment of the Special Meeting."

EFFECT OF MERGER ON OUTSTANDING BANCGROUP COMMON STOCK

     Assuming that no dissenters' rights of appraisal are exercised in the Merger, a Market Value of BancGroup Common Stock of $29.70 (the maximum Market Value) on the Effective Date (as of December 11, 1997, the Market Value exceeded the maximum Market Value allowed), BancGroup would issue approximately 688,742 shares of BancGroup Common Stock to the shareholders of First Central pursuant to the Merger. Based on those assumptions, the 688,742 shares of BancGroup Common Stock would represent approximately 1.61% of the total number of shares of BancGroup Common Stock outstanding following the Merger, not counting any additional shares BancGroup may issue, including shares to be issued pursuant to other pending acquisitions.

                                   THE MERGER

     The following sets forth a summary of the material provisions of the Agreement and the transactions contemplated thereby. The description does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Appendix A and certain provisions of Florida law relating to the rights of dissenting shareholders, a copy of which is attached hereto as Appendix C. All First Central shareholders are urged to read the Agreement and the Appendices in their entirety.

GENERAL

     The Agreement provides that, subject to approval by the shareholders of First Central, receipt of necessary regulatory approval and satisfaction of certain other conditions described below at "Conditions to Consummation of the Merger," First Central will merge with and into Colonial Bank. Upon completion of the Merger, the corporate existence of First Central will cease, and Colonial Bank will succeed to the business formerly conducted by First Central.

BACKGROUND OF THE MERGER

     On March 20, 1997, the Board of Directors of First Central retained Austin Associates, Inc. to complete an appraisal of First Central. The appraisal was intended to provide the Board of Directors with information regarding First Central's potential value if it were to entertain discussions with prospective purchasers. Austin Associates, Inc. issued its appraisal report on April 11, 1997, and presented the report to the Board of Directors on April 16, 1997. The report indicated a range of values for sale of control of First Central between $19 to $21 million as of December 31, 1996.

     Over approximately the next two months, members of the Board of Directors considered the results of the Austin Associates, Inc.'s report and determined to pursue a limited process of contacting a selective group of potential purchasers. On June 11, 1997, the Board of Directors retained Austin Associates, Inc. to serve as financial advisor with respect to a possible sale or merger of First Central. At this time, the Board of Directors authorized an employment agreement between the First Central and E. Ralph Crawford which was subsequently executed as of July 9, 1997. The purpose of the contract is to induce Mr. Crawford to remain in the employ of First Central and to encourage a prospective purchaser to maintain Mr. Crawford's status and principal responsibilities following a change in control.


     During late June, the Board of Directors and Austin Associates, Inc. further evaluated prospective purchasers and identified three banking organizations, including BancGroup, as potential acquirers. The three organizations were selected based on strength of financial performance, stock trading volumes, geographic scope of operation and history of acquisitions in Florida. Austin Associates, Inc. began contacting the potential acquirers in early July. All three potential acquirers executed confidentiality agreements, and were provided confidential information packages regarding the business and operations of First Central on or about July 15, 1997. The deadline for submission of indications of interest was August 8, 1997. Of the three potential purchasers, only BancGroup reduced its indication of interest to writing. One of the remaining two potential purchasers expressed its indication of interest orally, at a price range below that of BancGroup. The third potential purchaser declined to submit a formal indication of interest since First Central's market area was not geographically aligned with its own operations.


     On August 12, 1997, representatives of Austin Associates, Inc. met with the Board of Directors of First Central to review and evaluate the status of the process. After extensive deliberation, the Board of Directors authorized Austin Associates, Inc. to contact BancGroup and to offer to negotiate exclusively with BancGroup, provided certain conditions were met. The decision to offer to negotiate exclusively with BancGroup was based on the level of BancGroup's indication of interest, the strength of its financial condition and performance, its history of acquisitions in Florida and the fact that the other two potential purchasers expressed a level of interest below that of BancGroup. See "The Merger -- First Central's Board of Directors' Reasons for Approving the Merger." Representatives of Austin Associates, Inc. contacted representatives of BancGroup late in the day on August 12 to communicate this information. On August 13, BancGroup notified Austin Associates, Inc. of its willingness to agree to the specified conditions.

     During the remainder of August and through September 9, BancGroup and First Central and their respective representatives negotiated the financial and other terms of the Agreement on an "arm's length" basis. During the week of September 2, BancGroup performed a due diligence review of First Central. On September 9, 1997, the First Central Board of Directors held a meeting, attended by legal counsel, to review the terms and conditions of the Agreement. During this meeting, legal counsel reviewed generally the fiduciary obligations of directors in mergers of financial institutions. In addition, a representative of Austin Associates, Inc. orally advised the Board of Directors that the terms of the Agreement were fair to the shareholders of First Central, from a financial point of view. Following discussion and review, the First Central Board of Directors unanimously approved the Agreement. The Agreement between First Central and BancGroup was entered into as of September 9, 1997.

FIRST CENTRAL'S BOARD OF DIRECTORS' REASONS FOR APPROVING THE MERGER

     In connection with its decision to approve the Merger and recommend the transaction to the shareholders of First Central, the Board of Directors of First Central, with the assistance of its financial advisor, Austin Associates, Inc., reviewed the adequacy and fairness of the consideration to be received by shareholders of First Central in the Merger.

     The Board considered that First Central's stock trades infrequently and that the liquidity for larger blocks of stock is virtually nonexistent. The consideration to be received for First Central as a whole was valued at $22.0 million as of the date of the Agreement. The level of the consideration represents an $11.9 million premium over the book value of First Central as of September 30, 1997. This premium is equal to 21.1 percent of First Central's assets and compares to the peer group average of 12.0 percent for higher performing banks, as described under the heading "-- Opinion of Financial Advisor" of this proxy statement and prospectus.

     The Board further considered the future prospects for First Central and its business. In its preliminary appraisal of First Central, Austin Associates worked with management to develop a consensus estimate of First Central's earnings and growth prospects operating as an independent bank. This forecast included asset growth of 5 percent annually over the next five years and net income of $1.6 million in 1997, increasing consistently to $1.9 million by 2001. This performance level would correspond to return on asset ("ROA") ratios in the
2.80 to 2.90 percent range, which is indicative of outstanding performance. Based in part on these financial prospects, Austin Associates estimated a range of values for First Central in a sale of control environment of between $19 and $21 million.

     In addition, the Board considered the potential social and economic impact of the Merger on its employees, depositors and other customers and vendors as well as the potential social and economic impact of the Merger on the community in which the Bank operates.

     Finally, the Board considered the business and financial condition and earnings prospects of BancGroup and the competence, experience and integrity of its management. Since 1995, the return on equity performance of BancGroup has ranged from 16 to 18 percent, and the long term performance trend for BancGroup has been notably positive. BancGroup's 1996 Annual Report notes that operating earnings per share have increased every year since 1990 at a compound annual growth rate of 23.5 percent. In addition, the Board reviewed two independent equity research reports on BancGroup, including those issued by: (1) Morgan Keegan & Company, Inc. dated June 10, 1997, which projected "double-digit earnings per share growth over the next few years", and (2) Keefe, Bruyette & Woods, Inc. dated March 3, 1997, which indicated 1997 and 1998 estimated earnings per share growth of nearly 11 percent annually.

OPINION OF FINANCIAL ADVISOR

     Austin Associates, Inc. is a recognized investment banking firm regularly engaged in the valuation of financial institutions and other businesses and their securities in connection with mergers and acquisitions and in valuation for estate, corporate and other purposes. First Central selected Austin Associates, Inc. to serve as financial adviser in connection with the Merger on the basis of its reputation and qualifications in representing financial institutions in mergers and acquisitions.

     Austin Associates, Inc. has rendered a written opinion to the Board of Directors of First Central to the effect that the terms of the Agreement are fair from a financial point of view to the shareholders of First Central as of the date of the opinion. A copy of Austin Associates, Inc.'s fairness opinion is attached as Appendix B to this Prospectus and should be read in its entirety. Austin Associates, Inc. based its opinion upon, among other things: (i) a comparison of the financial statements and other financial information concerning First Central and BancGroup set forth or incorporated by reference in this Prospectus; (ii) certain other financial information concerning First Central, including, but not limited to, operating budgets and loan loss reserve adequacy reports; (iii) financial and share price data of First Central, BancGroup and comparable banking organizations; (iv) the financial terms, to the extent publicly available, of certain comparable transactions; and (v) discussions with the management of First Central and BancGroup.

     The terms of the Agreement were determined by BancGroup and First Central, and their respective representatives, after arm's-length negotiations between the parties. Austin Associates, Inc. participated in the negotiations on behalf of First Central.

     In connection with rendering its opinion, Austin Associates, Inc. performed a variety of financial analyses, which are summarized below. Austin Associates, Inc. believes its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying the Austin Associates, Inc.'s opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, Austin Associates, Inc. made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of First Central or BancGroup. Any estimates contained in Austin Associates, Inc.'s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than the estimates.

     Preliminary Appraisal of First Central. Austin Associates, Inc. completed a preliminary appraisal of First Central as of December 31, 1996, which was presented to the Board of Directors of First Central in April of 1997. Austin Associates, Inc. estimated a range of values for sale of control of First Central from $19 million to $21 million, which would include the value of First Central's outstanding options.

     The Process for Soliciting Indications of Interest from Other Bank Holding Companies. After analysis and discussions between Austin Associates, Inc. and First Central, three potential purchasers, including BancGroup, were contacted to determine their potential interest in acquiring First Central. All three organizations requested confidential information packages which provided detailed information regarding the business and operations of First Central. Each organization was asked to submit a specific proposal to acquire First Central. The First Central Board of Directors agreed to negotiate exclusively with BancGroup after extensive deliberation, and after the financial terms of BancGroup's proposal were deemed acceptable.

     Comparative Price Analysis. Austin Associates, Inc. reviewed a comparison of prices paid in selected sale of control transactions announced in Florida between January 1, 1996 and September 30, 1997, for banks having assets of up to $500 million. The 45 transactions reviewed had a median price to book value ratio of 226 percent, a price to earnings multiple of 20.2 times, and a median premium over book value as a percent of assets of 9.6 percent. For sale of control transactions involving higher performing banks in Florida, Austin Associates, Inc. selected only those banks with return on average equity ratios above 15 percent. Of the 45 transactions noted above, 11 banks met this criteria. The median multiples were 247 percent of book value, 15.2 times earnings, and a 12.0 percent premium to assets. The Market Value of the consideration to be received by First Central shareholders and option holders in the Merger is estimated at 226 percent of First Central's book value at June 30, 1997, based on an aggregate transaction value of $22 million. The Market Value of the consideration is further estimated to equal 14.2 times First Central's consolidated earnings for the twelve months ended June 30, 1997, and the premium over book value is 22.4 percent of First Central's assets.

     Contribution Analysis. Austin Associates, Inc. compared the pro forma ownership interest in BancGroup that First Central shareholders would receive, in the aggregate, to the contribution by First Central to the total assets, equity and net income in the combined organization. Assuming a September 30, 1997, Effective Date for the Merger and based on the minimum exchange ratio, First Central shareholders would own approximately 1.61 percent of BancGroup on a pro forma basis. First Central's contribution of total assets would equal 0.84 percent, the contribution of total equity would equal 2.06 percent, the contribution of net income for the twelve months ending September 30, 1997 would have equaled 2.46 percent and the contribution of net income for the nine months ending September 30, 1997 would have equaled 2.05%.

     Dilution Analysis. Austin Associates, Inc. also reviewed the pro forma effect of the Merger on First Central's fully diluted earnings per share as of December 31, 1996 and September 30, 1997 and book value per share as of September 30, 1997. First Central recorded earnings per share in 1996 of $4.28. Giving effect to the Merger, the equivalent First Central earnings per share would have equaled $2.65 per share, a decrease of 38.1 percent from actual results.

     First Central recorded year to date earnings per share of $3.33 and a book value of $30.71 per share as of September 30, 1997. Giving effect to the Merger, the equivalent First Central earnings per share would have equaled $2.76, a decrease of 17.1 percent from actual results. Book value per share would have decreased to $23.81 per share, a decrease of 22.5 percent from actual book value.

     Dividends. Austin Associates, Inc. reviewed the current cash dividends paid by First Central and BancGroup. Based on the range of possible exchange ratios, from 2.1030 (assuming a Market Value of $29.70) to 2.5704 (assuming a Market Value of $24.30), equivalent dividends to First Central shareholders would have ranged from $1.14 to $1.39 for the year ended December 31, 1996, a 14 to 39 percent increase over actual dividends received by First Central shareholders of $1.00 per share. Equivalent dividends to First Central shareholders would have ranged from $.95 to $1.16 for the nine months ended September 30, 1997, a 27 to 55 percent increase over actual dividends received by First Central shareholders of $0.75 per share.

     The summary set forth above does not purport to be a complete description of the analyses performed by Austin Associates, Inc. Furthermore, Austin Associates, Inc. did not conduct a physical inspection of any of the properties or assets of First Central or BancGroup. Austin Associates, Inc. has assumed and relied upon the accuracy and completeness of the financial and other information provided to it or publicly available, has relied upon the representations and warranties of First Central and BancGroup in the Agreement, and has not independently attempted to verify any of such information. Austin Associates, Inc. has also assumed that the conditions precedent to the consummation of the Merger as set forth in the Agreement will be satisfied and that the Merger will be consummated on a timely basis in the manner contemplated by the Agreement. No limitations were imposed by First Central or BancGroup on the scope of Austin Associates, Inc.'s investigation, nor were any specific instructions given to Austin Associates, Inc. in connection with its fairness opinion.

     For Austin Associates, Inc.'s services as financial advisor, including the fee paid for the appraisal, First Central will pay the firm $15,000, plus a contingent amount equal to one percent of the transaction value when the Merger is consummated. In addition, First Central has agreed to reimburse Austin Associates, Inc. for reasonable out-of-pocket expenses and indemnify Austin Associates, Inc. against certain liabilities, including liabilities under applicable securities laws.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF FIRST CENTRAL

     The Board of Directors of First Central has determined that the Merger is in the best interests of First Central and its shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF FIRST CENTRAL VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE AGREEMENT AND THE MERGER.

BANCGROUP'S REASONS FOR THE MERGER

     The Boards of Directors of BancGroup and Colonial Bank have unanimously approved the Agreement and the Merger. BancGroup has been seeking to expand its banking operations in the state of Florida. BancGroup, through Colonial Bank, currently operates in the Orlando, Ormond Beach, Tampa, Miami Beach, Miami, Winter Haven and West Palm Beach areas. The Board of Directors of BancGroup believes that the combination of First Central with Colonial Bank will strengthen its banking operations in Florida.

     In approving the Agreement and the Merger, the Boards of Directors of BancGroup and Colonial Bank took into account: (i) the financial performance and condition of First Central, including the quality of its capital and assets;
(ii) similarities in the philosophies of BancGroup and First Central, including First Central's commitment to delivering high quality personalized financial services to its customers; and (iii) First Central's management's knowledge of and experience in the St. Petersburg, Florida market.

RELATED TRANSACTIONS -- STOCK OPTION

     First Central and BancGroup have entered into a stock option agreement dated as of September 9, 1997 (the "Option Agreement") whereby First Central has granted to BancGroup an option to purchase up to 65,172 shares, or 19.9% of First Central Common Stock at a purchase price of $62.46 per share. The Option Agreement is attached hereto as Appendix D. Both the number of shares subject to the option and the purchase price per option share are subject to adjustment in certain circumstances. The Option Agreement was entered into as an inducement for, and as a condition to, BancGroup's execution of the Agreement. The Option Agreement is intended to increase the likelihood that the Merger will be consummated by making it more difficult and expensive for a third party to acquire control of First Central while BancGroup is seeking to consummate the Merger.

     The option granted under the Option Agreement may be exercised by BancGroup, in whole or in part, in the event a "Purchase Event" precedes the termination of the Agreement. If the option becomes exercisable, First Central may be required to repurchase the option or any shares issued thereunder at a price calculated in accordance with the Option Agreement. In addition, under certain circumstances, the option may be converted into a similar option to acquire shares of an entity engaging in certain transactions with First Central.

     The term "Purchase Event" is defined in the Option Agreement to include:
(i) First Central's agreement, without BancGroup's prior written consent, to effect an "Acquisition Transaction" with any person other than BancGroup, or First Central's authorization, recommendation, or public proposal of (or public announcement of its intention to authorize, recommend, or propose) such an agreement; or (ii) the acquisition by any person of beneficial ownership of 25% or more of the outstanding shares of First Central Common Stock. The term "Acquisition Transaction" is defined to include: (i) a merger, consolidation, or other business combination involving First Central; (ii) the disposition, by sale, exchange, lease, or otherwise, of substantially all of the consolidated assets of First Central; or (iii) the issuance of securities representing 25% or more of the voting power of First Central.

     The Option Agreement and the option granted thereunder terminate upon the earliest to occur of: (i) the Effective Date; (ii) termination of the Agreement in accordance with its terms prior to the occurrence of a Purchase Event or a "Preliminary Purchase Event" (generally, a tender offer or exchange offer by a third party to acquire more than 25% of the outstanding shares of First Central Common Stock or the failure of First Central's shareholders to approve the Agreement following the public announcement of a proposed Acquisition Transaction or tender offer); (iii) termination of the Agreement by BancGroup prior to the occurrence of a Purchase Event or a Preliminary Purchase Event for reasons other than a breach of the Agreement by First Central or the failure to occur of certain conditions precedent to the Merger; or (iv) the passage of eighteen months after termination of the Agreement by BancGroup because of a material breach of the Agreement by First Central or the failure to occur of certain conditions precedent to the consummation of the Merger.

     To the knowledge of First Central, no event that would permit the exercise of the option has occurred as of the date hereof. The rights and obligations of First Central and BancGroup under the Option Agreement are subject to receipt of any required regulatory approval, including approval by the Federal Reserve under the BHCA.

     The Option Agreement, together with First Central's agreement not to negotiate or entertain any proposals for the sale of First Central or its subsidiaries to another party (see "The Merger -- Commitments with Respect to Other Offers"), have the effect of discouraging persons who might now, or prior to the Effective Date, be interested in acquiring all or a significant interest in First Central from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for the First Central Common Stock than the price per share to be paid by BancGroup in the Merger. The option granted to BancGroup under the Option Agreement will become exercisable in the event of the occurrence of certain proposals to acquire First Central. The possibility that BancGroup might exercise the option, and thus acquire a substantial block of First Central Common Stock, might deter offers of other bidders interested in such an acquisition.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     As of the Record Date, certain executive officers of First Central hold First Central Options which entitle them to purchase, in the aggregate, up to 29,500 shares of First Central Common Stock. Under the terms of the Agreement, any First Central Options which are not exercised prior to the Effective Date will be assumed by BancGroup, and thereafter the holders of such options will have the right to acquire shares of BancGroup Common Stock. See "The
Merger -- Conversion of First Central Common Stock," "-- Treatment of First Central Options."

     On the Effective Date, all employees of First Central (including its executive officers) will, at BancGroup's option, either become employees of BancGroup or its subsidiaries or be entitled to severance benefits in accordance with the severance policy of Colonial Bank, as in effect as of the date of the Agreement, except that such severance policy will be modified and will apply to employees of First Central who become employees of BancGroup. All employees of First Central who become employees of BancGroup or its subsidiaries on the Effective Date will be entitled, to the extent permitted by applicable law, to participate in all benefit plans of BancGroup to the same extent as BancGroup's employees.

     Effective July 9, 1997, First Central entered into an agreement with Mr. Crawford, the President and Chief Executive Officer of First Central. Under the terms of that agreement and subject to other conditions set out in such agreement, Mr. Crawford shall be entitled to continue his employment and continue to receive his current salary of $200,000 per year, plus his current fringe benefits, for a period of three years after a "Change in Control" as defined in the Agreement. The approval by the shareholders of First Central of the proposed merger with Colonial Bank will constitute a "Change in Control" under the agreement. In the event that Mr. Crawford elects to terminate his employment within three years after the Merger, he will receive one-half of his annual salary for the remainder of the three-year term. During the term of his employment and for three years thereafter, Mr. Crawford is restricted from competing with First Central (and, after the Effective Date, with Colonial Bank) for a period of three years in Pinellas County, Florida or contiguous counties. See "The Merger -- Background of the Merger."

     On November 1, 1994, First Central entered into salary continuation agreements with Mr. Crawford and two other of its executive employees, Lawrence
D. Floyd and Scott C. Boyle. The agreements provide that, subject to certain conditions, each of them will receive, upon reaching age 65, salaries in the amounts of $45,000, $15,000 and $36,000, respectively, for a period of fifteen years. Mr. Crawford is currently 100% vested in that portion of the benefit which has accrued to date, and upon the Effective Date he will be 100% vested in his final retirement benefit. Mr. Floyd and Mr. Boyle are both currently 30% vested in that portion of the benefit which has accrued as to each of them to date. Upon a "Change of Control," they would become 100% vested in accrued benefits. Certain events in the agreements could cause an acceleration of benefits. The Merger between First Central and Colonial Bank will constitute a "Change of Control" under those agreements.

     Except as described above, none of the directors or executive officers of First Central, and no associate of any such person, has any substantial direct or indirect interest in the Merger, other than an interest arising from the ownership of First Central Common Stock.

CONVERSION OF FIRST CENTRAL COMMON STOCK

     On the Effective Date, each share of First Central Common Stock outstanding and held by First Central's shareholders (except shares as to which dissenters' rights of appraisal are perfected) will be converted by operation of law and without any action by any holder thereof into shares of BancGroup

Common Stock. The number of shares, or fractions of a share of BancGroup Common Stock into which each outstanding share of First Central Common Stock on the Effective Date will be converted, will be equal to $62.46 divided by the Market Value. The Market Value will be the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the ten consecutive trading days ending on the trading day five calendar days immediately preceding the Effective Date. However, the Market Value shall be not less than $24.30 per share nor more than $29.70 per share. Regardless of the Market Value, however, the maximum number of shares of BancGroup Common Stock to be issued in the Merger shall be 841,796 (based upon a minimum Market Value of $24.30 per share) and the minimum number of shares of BancGroup Common Stock to be issued in the Merger shall be 688,742 (based upon a maximum Market Value of $29.70 per share). The number of shares of BancGroup Common Stock to be issued in the Merger shall increase proportionally with each share of First Central Common Stock issued before the Effective Date upon the exercise of First Central Options.

     No fractional shares of BancGroup Common Stock will be issued in the Merger. Each shareholder of First Central otherwise entitled to receive a fractional share of BancGroup Common Stock will receive instead a cash payment (without interest) equal to such fractional share multiplied by the Market Value.

     As of December 11, 1997, the Market Value exceeded the maximum Market Value of $29.70 permitted under the Agreement. If on the Effective Date, the Market Value exceeds the maximum, then each share of First Central Common Stock will be converted into 2.1030 shares of BancGroup Common Stock (i.e. $62.46 divided by $29.70, the maximum Market Value). As a result, a stockholder of First Central who owns 500 shares of First Central Common Stock would be entitled to receive 1,051.5 shares of BancGroup Common Stock ($62.46 divided by $29.70 and multiplied by 500) and would receive 1,051 shares of BancGroup Common Stock with the .5 of a share paid in cash equal to $14.85 (.5 multiplied by $29.70).

     Shareholders are advised to obtain current market quotations for BancGroup Common Stock. The market price of BancGroup Common Stock at the Effective Date, or on the date on which certificates representing such shares are received by First Central shareholders, may be higher or lower than the market price of BancGroup Common Stock as of the Record Date or at the time of the Special Meeting.

     The Agreement provides that if, prior to the Effective Date, BancGroup Common Stock is changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment will be made in the number of shares of BancGroup Common Stock into which the First Central Common Stock will be converted in the Merger.

     For a description of the assumption of First Central Options, see "The Merger -- Treatment of First Central Options."

SURRENDER OF FIRST CENTRAL COMMON STOCK CERTIFICATES

     Upon the Effective Date and subject to the conditions described at "The Merger -- Conditions to Consummation of the Merger," First Central's shareholders (except to the extent that such holders perfect dissenters' rights of appraisal under the FBC) will automatically, and without further action by such shareholders or by BancGroup, become holders of BancGroup Common Stock as described herein. Outstanding certificates representing shares of the First Central Common Stock will represent shares of BancGroup Common Stock. Thereafter, upon surrender of the certificates formerly representing shares of First Central Common Stock, the holders will be entitled to receive certificates for the BancGroup Common Stock. Dividends on the shares of BancGroup Common Stock will accumulate without interest and will not be distributed to any former shareholder of First Central unless and until such shareholder surrenders for cancellation his certificate for First Central Common Stock. SunTrust Bank, Atlanta, Atlanta, Georgia, transfer agent for BancGroup Common Stock, will act as the Exchange Agent with respect to the shares of First Central Common Stock surrendered in connection with the Merger.

     A detailed explanation of these arrangements will be mailed to First Central shareholders promptly following the Effective Date. STOCK CERTIFICATES SHOULD NOT BE SENT TO THE EXCHANGE AGENT UNTIL SUCH NOTICE IS RECEIVED.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a "reorganization" for federal income tax purposes under Section 368(a)(1)(A) of the Code. The obligation of the parties to consummate the Merger is conditioned on the receipt of an opinion in form and substance reasonably satisfactory to First Central and BancGroup from Coopers & Lybrand L.L.P., which serves as BancGroup's independent public accountant, to the effect that the Merger will constitute such a reorganization. A copy of such opinion has been delivered to First Central. In delivering its opinion, Coopers & Lybrand L.L.P., has received and relied upon certain representations contained in certificates of officers of BancGroup and First Central and certain other information, data, documentation and other materials as it deems necessary. The tax opinion is based upon customary assumptions contained therein, including the assumption that First Central has no knowledge of any plan or intention on the part of the First Central shareholders to sell or dispose of BancGroup Common Stock that would reduce their holdings to the number of shares having in the aggregate a fair Market Value of less than 50% of the total fair Market Value of the First Central Common Stock outstanding immediately upon consummation of the Merger.

     Neither First Central nor BancGroup intends to seek a ruling from the Internal Revenue Service (the "IRS") as to the federal income tax consequences of the Merger. First Central's shareholders should be aware that the opinion of Coopers & Lybrand L.L.P will not be binding on the IRS or the courts. First Central's shareholders also should be aware that some of the tax consequences of the Merger are governed by provisions of the Code as to which there are no final regulations and little or no judicial or administrative guidance. There can be no assurance that future legislation, administrative rulings, or court decisions will not adversely affect the accuracy of the statements contained herein.

     The tax opinion states that, provided the assumptions stated therein are satisfied, the Merger will constitute a reorganization as defined in Section 368(a) of the Code, and the following federal income tax consequences will result to First Central's shareholders who exchange their shares of First Central Common Stock for shares of BancGroup Common Stock:

          (i) No gain or loss will be recognized by First Central's shareholders on the exchange of shares of First Central Common Stock for shares of BancGroup Common Stock;

          (ii) The aggregate basis of BancGroup Common Stock received by each First Central shareholder (including any fractional shares of BancGroup Common Stock deemed received, but not actually received), will be the same as the aggregate tax basis of the shares of First Central Common Stock surrendered in exchange therefor;

          (iii) The holding period of the shares of BancGroup Common Stock received by each First Central shareholder will include the period during which the shares of First Central Common Stock exchanged therefor were held, provided that the shares of First Central Common Stock were a capital asset in the holder's hands as of the Effective Date;

          (iv) Cash payments received by each First Central shareholder in lieu of a fractional share of BancGroup Common Stock will be treated for federal income tax purposes as if the fractional share had been issued in the exchange and then redeemed by BancGroup. Gain or loss will be recognized on the redemption of the fractional share and generally will be capital gain or loss if the First Central Common Stock is a capital asset in the hands of the holder;

          (v) No gain or loss will be recognized by First Central upon the transfer of its assets and liabilities to BancGroup. No gain or loss will be recognized by Colonial Bank upon the receipt of the assets and liabilities of First Central;

          (vi) The basis of the assets of First Central acquired by Colonial Bank will be the same as the basis of the assets in the hands of First Central immediately prior to the Merger;

          (vii) The holding period of the assets of First Central in the hands of Colonial Bank will include the period during which such assets were held by First Central;

          (viii) No gain or loss will be recognized by First Central's shareholders on the assumption and conversion of First Central Options into options to acquire BancGroup Common Stock; and

          (ix) A First Central shareholder who dissents and receives only cash pursuant to dissenters' rights will recognize gain or loss. Such gain or loss will, in general, be treated as capital gain or loss, measured by the difference between the amount of cash received and the tax basis of the shares of First Central Common Stock converted, if the shares of First Central Common Stock were held as capital assets. However, a First Central shareholder who receives only cash may need to consider the effects of
     Section 302 and 318 of the Code in determining the federal income tax consequences of the transaction.

     Each First Central shareholder will be required to report on such shareholder's federal income tax return for the fiscal year of such shareholder in which the Merger occurs that such shareholder has received BancGroup Common Stock in a reorganization.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE SHAREHOLDERS OF FIRST CENTRAL, TO FIRST CENTRAL AND TO BANCGROUP AND DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS, STOCKHOLDERS WHO DO NOT HOLD THEIR SHARES OF FIRST CENTRAL COMMON STOCK AS "CAPITAL ASSETS" WITHIN THE MEANING OF SECTION 1221 OF THE CODE, AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF FIRST CENTRAL COMMON STOCK PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION; MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF FIRST CENTRAL OPTIONS ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING IS SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. FIRST CENTRAL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

OTHER POSSIBLE CONSEQUENCES

     If the Merger is consummated, the shareholders of First Central, a Florida state bank, will become shareholders of BancGroup, a Delaware business corporation.

     For a discussion of the differences, if any, in the rights, preferences, and privileges attaching to First Central Common Stock as compared with BancGroup Common Stock, see "Comparative Rights of Shareholders."

CONDITIONS TO CONSUMMATION OF THE MERGER

     The parties' respective obligations to consummate the Merger are subject to the satisfaction (or waiver, to the extent permitted by law) of various conditions set forth in the Agreement.

     The obligations of First Central and BancGroup to consummate the Merger are conditioned upon, among other things, (i) the approval of the Agreement by the holders of at least a majority of the outstanding shares of First Central Common Stock; (ii) the approval of the Merger by the Federal Reserve and by the Alabama Department; (iii) each party's having obtained consents of third parties required for the consummation of the Merger or for the prevention of default under material contracts or permits of such party; (iv) the Registration Statement of which this Prospectus forms a part shall have become effective, and no stop order or proceedings for such purpose suspending the effectiveness of the Registration Statement shall be pending or in effect; (v) the absence of pending or threatened litigation with a view to restraining or prohibiting consummation of the Merger or in which it is sought to obtain divestiture, rescission or damages in connection with the Merger; (vi) the absence of any investigation by any governmental agency which might result in any such proceeding; (vii) consummation of the Merger no later than May 31, 1998; (vii) receipt of an opinion of Coopers & Lybrand L.L.P. regarding certain matters; and, (ix) receipt of opinions of counsel.

     The obligation of First Central to consummate the Merger is further subject to several other conditions, including, among others: (i) the absence of any material adverse change in the financial condition or affairs of BancGroup; (ii) the shares of BancGroup Common Stock to be issued under the Agreement shall have been approved for listing on the NYSE; and (iii) the accuracy in all material respects of the representations and warranties of BancGroup contained in the Agreement and the performance by BancGroup of all of its covenants and agreements under the Agreement.

     The obligation of BancGroup to consummate the Merger is subject to several other conditions, including, among others: (i) the absence of any material adverse change in the financial condition or affairs of First Central; (ii) the number of shares as to which holders of First Central Common Stock exercise dissenters' rights not exceeding 10% of the outstanding shares of First Central Common Stock; (iii) the receipt of a letter from Coopers & Lybrand L.L.P. concurring with the conclusions of BancGroup's and First Central's management that no conditions exist with respect to each company which would preclude accounting for the Merger as a pooling of interests; (iv) the accuracy in all material respects of the representations and warranties of First Central contained in the Agreement, and the performance by First Central of all of its covenants and agreements under the Agreement; and, (v) the receipt by BancGroup of certain undertakings from holders of First Central Common Stock who may be deemed to be "affiliates" of First Central pursuant to the rules of the Commission.

     It is anticipated that the foregoing conditions, as well as certain other conditions contained in the Agreement, such as the receipt of certificates of officers of each party as to compliance with the Agreement, and satisfaction of each party of all representations, warranties and covenants, will be satisfied. The Agreement provides that First Central and BancGroup may waive all conditions to their respective obligations to consummate the Merger, other than the receipt of the requisite approvals of regulatory authorities and First Central shareholder approval of the Merger. In making any decision regarding a waiver of one or more conditions to consummation of the Merger or an amendment of the Agreement, the Boards of Directors of First Central and BancGroup would be subject to the fiduciary duty standards imposed upon such boards by relevant law that would require such boards to act in the best interests of their respective shareholders.

AMENDMENT OR TERMINATION

     To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties. However, after adoption of the Agreement and the merger by the holders of First Central Common Stock, no amendment decreasing the consideration to be received by First Central stockholders may be made without the further approval of such stockholders. Such amendments may require the filing with the Commission of an amendment of the Registration Statement, of which this Prospectus forms a part. The Agreement may be terminated at any time prior to or on the Effective Date, whether before or after adoption of the Agreement by the stockholders of First Central, by the mutual consent of the respective Boards of Directors of First Central and BancGroup, or by the Board of Directors of either BancGroup or First Central under certain circumstances including, but not limited to, the failure of the transactions contemplated by the Agreement to be consummated on or prior to

March 1, 1998, if such failure to consummate is not caused by any breach of the Agreement by the party electing to terminate. See "The Merger -- Amendment or Termination of Agreement."

REGULATORY APPROVALS

     The approval of the Federal Reserve and the Alabama Department must be obtained prior to consummation of the Merger. In addition, notification of the Merger must be filed with the Florida Department of Banking and Finance. Applications were filed with the Federal Reserve and the Alabama Department, and notification was filed with the Florida Department of Banking and Finance, on October 7, 1997. The regulatory approval process is expected to take approximately two months from that date.

     Alabama Department Approval. The Merger must be approved by the Alabama Department pursuant to applicable provisions of the Alabama Banking Code. If the Superintendent of the Alabama Department finds that (1) the proposed transaction will not be detrimental to the safety and soundness of the bank resulting from the Merger, (2) any new officers and directors of the resulting bank are qualified by character, experience, and financial responsibility to direct and manage the resulting bank, and (3) the proposed Merger is consistent with the convenience and needs of the communities to be served by the resulting bank in the State of Alabama and is otherwise in the public interest, the Merger shall be approved by the Superintendent.

     Federal Reserve Approval. The Federal Reserve's approval of the Merger must be obtained. The Federal Reserve is prohibited from approving the Merger if it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. In addition, the Federal Reserve is prohibited from approving the Merger if its effect, in any section of the country, would be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless it finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the Merger in meeting the convenience and needs of the community to be served. The Federal Reserve is required to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions, and the convenience and needs of the community to be served.

     In that the Merger constitutes an interstate bank merger, certain additional requirements are applicable to the Merger. For example, subject to certain exceptions, the Federal Reserve is prohibited from approving the Merger if Colonial Bank materially fails to comply with filing requirements imposed by the Florida Department of Banking and Finance for interstate bank merger transactions. In addition, the Federal Reserve is prohibited from approving the Merger if the bank resulting from the Merger, including all insured depository institutions which are affiliates of such resulting bank, upon consummation of the transaction, would control more than 10% of the total amount of deposits of insured depository institutions in the United States. The Federal Reserve is also prohibited from approving the Merger if either party to the Merger has a branch in any state in which any other bank involved in the Merger has a branch, and the resulting bank, upon consummation of the Merger, would control 30% or more of the total amount of deposits of insured depository institutions in any such state. Finally, the Federal Reserve may approve the interstate bank merger only if each bank involved in the transaction is adequately capitalized as of the date the application is filed, and the Federal Reserve determines that the resulting bank will continue to be adequately capitalized and adequately managed upon consummation of the Merger.

     The Bank Merger Act imposes a waiting period which prohibits consummation of the Merger, in ordinary circumstances, for a period ranging from fifteen to 30 days following the Federal Reserve's approval of the Merger. During such period, the United States Department of Justice, should it object to the Merger for antitrust reasons, may challenge the consummation of the Merger.

     The Federal Reserve approved the Merger on or about November 19, 1997. In its approval, the Federal Reserve stipulated that the Merger cannot be consummated before fifteen calendar days from the date of its approval.

     The Agreement provides that the obligation of each of BancGroup, Colonial Bank and First Central to consummate the Merger is conditioned upon the receipt of all necessary regulatory approvals. There can be no assurance that the applications necessary for Colonial Bank to consummate the Merger with First Central will be approved, and, if such approvals are received, that such approvals will not be conditioned upon terms and conditions that would cause the parties to abandon the Merger.

     Any approval received from bank regulatory agencies reflects only their view that the Merger does not contravene applicable competitive standards imposed by law, and that the Merger is consistent with regulatory policies relating to safety and soundness. THE APPROVAL OF THE BANK REGULATORY AGENCIES IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE MERGER.

     BancGroup is not aware of any other governmental approvals or actions that may be required for consummation of the Merger except for the Federal Reserve and the Alabama Department approvals, and the notification filed with the Florida Department of Banking and Finance, described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Agreement contains certain restrictions on the conduct of the business of First Central pending consummation of the Merger. The Agreement prohibits First Central from taking, without the prior written consent of BancGroup, any of the following actions, prior to the Effective Date, subject to certain limited exceptions previously agreed to by BancGroup and First Central:

          (i) Issuing, delivering or agreeing to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), except shares of First Central Common Stock issued upon the exercise of First Central Options;

          (ii) Borrowing or agreeing to borrow any funds or incurring or becoming subject to, any liability (absolute or contingent) except borrowings, obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

          (iii) Paying any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet and current liabilities incurred since that date in the ordinary course of business and consistent with past practice;

          (iv) Declaring or making or agreeing to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to shareholders, or purchasing or redeeming or agreeing to purchase or redeem, any of its outstanding securities;

          (v) Except in the ordinary course of business, selling or transferring or agreeing to sell or transfer, any of its assets, property or rights or canceling, or agreeing to cancel, any debts or claims;

          (vi) Except in the ordinary course of business, entering or agreeing to enter into any agreement or arrangement granting any preferential rights to purchase any of its assets, property or rights or requiring the consent of any party to the transfer and assignment of any of its assets, property or rights;

          (vii) Waiving any rights of value which in the aggregate are material;

          (viii) Except in the ordinary course of business, making or permitting any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

          (ix) Except in accordance with normal and usual practice, making any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

          (x) Except in accordance with normal and usual practice, increasing the rate of compensation payable to or to become payable to any of its officers or employees or making any material increase in any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

          (xi) Failing to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations; and

          (xii) Entering into any other material transaction other than in the ordinary course of business.

     The Agreement provides that prior to the Effective Date, no director or officer of First Central or any of its subsidiaries shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of First Central or its subsidiaries.

     The Agreement also provides that (i) First Central will consult with BancGroup respecting loan requests outside the ordinary course of business or in excess of $100,000, except for single-family residential loan requests and renewals of existing loans which do not increase the outstanding principal amount of the loan, and (ii) First Central will consult with BancGroup respecting business issues on a basis mutually satisfactory to BancGroup and First Central.

COMMITMENTS WITH RESPECT TO OTHER OFFERS

     Until the termination of the Agreement, and except for the Merger, neither First Central nor any of its directors or officers (or any person representing any of the foregoing) shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or of a substantial portion of the assets of, or of a substantial equity interest in, First Central or any business combination involving First Central (collectively, an "Acquisition Proposal") other than as contemplated by the Agreement. First Central will notify BancGroup immediately if any such inquiries or proposals are received by First Central, if any such information is requested from First Central, or if any such negotiations or discussions are sought to be initiated with First Central. First Central is required to instruct its officers, directors, agents or affiliates or their subsidiaries to refrain from doing any of the above. First Central may communicate information about an Acquisition Proposal to its shareholders if and to the extent that legal counsel provides a written opinion to First Central that it is required to do so in order to comply with its legal obligations.

     In connection with the Agreement, First Central has granted to BancGroup the option to purchase up to 19.9% of the First Central Common Stock at a purchase price of $62.46 per share. The option will become exercisable upon the occurrence of certain events which are generally related to the potential acquisition of First Central by another party. The option is intended to increase the likelihood that the Merger will be consummated by making it more difficult and expensive for any third party to acquire control of First Central while BancGroup is seeking to consummate the Merger. See "The Merger -- Related Transactions -- Stock Option."

RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of First Central Common Stock as of the Record Date are entitled to dissenters' rights of appraisal under Florida law. Consummation of the Merger is subject to, among other things, the holders of no more than 10% of the outstanding First Central Common Stock electing to exercise their dissenters' rights. PURSUANT TO SECTION 658.44 OF THE FBC, A FIRST CENTRAL SHAREHOLDER WHO VOTES HIS SHARES AGAINST THE MERGER, OR WHO OTHERWISE GIVES WRITTEN NOTICE TO FIRST CENTRAL AT OR PRIOR TO THE SPECIAL MEETING THAT THE SHAREHOLDER DISSENTS FROM THE AGREEMENT, WILL LOSE THE RIGHT TO RECEIVE THE SHARES OF BANCGROUP COMMON STOCK TO BE RECEIVED PURSUANT TO THE TERMS OF THE AGREEMENT AND WILL INSTEAD RECEIVE A CASH PAYMENT FOR THE VALUE OF HIS OR HER SHARES AS OF THE EFFECTIVE DATE.

     In order to exercise dissenters' rights, a dissenting shareholder of First Central (a "Dissenting Shareholder") must strictly comply with the statutory procedures of Section 658.44 of the FBC, which are summarized below. A copy of the text Section 658.44 of the FBC is attached hereto as Appendix C. Shareholders of First Central are urged to read Section 658.44 in its entirety and to consult with their legal advisors. Each shareholder of First Central who desires to assert his or her dissenters' rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any dissenters' rights. The following summary of Florida law is qualified in its entirety by reference to the full text of the provisions of the FBC attached hereto as Appendix C.

     Any shareholder of First Central who has voted against the Agreement by proxy or in person at the Special Meeting or has given notice in writing at or prior to such meeting to the presiding officer that he or she dissents from the Agreement, will be entitled to receive payment in cash of the value of the shares so held by him. On or promptly after the Effective Date, BancGroup may fix an amount which it considers to be not more than the fair Market Value of the shares of First Central and which it will pay to the Dissenting Shareholders (which amount would probably be derived by multiplying the Market Value by the number of shares of BancGroup Common Stock that the Dissenting Shareholder would have received if he or she had not dissented) and, if it fixes such amount, will offer to pay such amount to the holders of all dissenting shares of First Central. The owners of dissenting shares Dissenting Shareholders who have accepted such offer will be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the Effective Date.

     The value of dissenting shares of First Central, the owners of which have not accepted an offer for such shares made by BancGroup, will be determined as of the Effective Date by three appraisers, one to be selected by the owners of at least two thirds of such dissenting shares, one to be selected by the Board of Directors of Colonial Bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers will control and be final and binding on all parties. If, within 90 days from the Effective Date for any reason one or more of the appraisers is not selected, or the appraisers fail to determine the value of such dissenting shares, the Florida Department will cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal will be paid by Colonial Bank. The Dissenting Shareholders, the value of which is to be determined by appraisal, will be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the Effective Date.

     Any shareholder of First Central who votes against the Agreement in person or by proxy at the Special Meeting or who gives notice in writing at or prior to such meeting to the presiding officer that he or she dissents, will be notified in writing of the date of consummation of the Merger. The failure of a shareholder to vote against the Agreement will not constitute a waiver of the above described dissenters' rights, provided that such shareholder has given notice in writing at or prior to the Special Meeting to the presiding officer that such shareholder dissents from the Agreement.

     The foregoing discussion is only a summary of the provisions of Florida law, does not purport to be complete and is qualified in its entirety by reference to Section 658.44 of the FBC, which is attached hereto as Appendix C. Any shareholder who intends to dissent from the Merger should review the text of
Section 658.44 carefully and should also consult with his or her attorney. Any shareholder who fails to follow strictly the procedures set forth in said statute will forfeit dissenters' rights.

     Any Dissenting Shareholder who perfects his or her right to be paid the value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Code. See "-- Certain Federal Income Tax Consequences."

     BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF THE FLORIDA LAW RELATING TO DISSENTERS' APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISERS.

RESALE OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     The issuance of the shares of BancGroup Common Stock pursuant to the Merger (including any shares to be issued pursuant to First Central Options) has been registered under the Securities Act of 1933 (the "Securities Act"). As a result, shareholders of First Central who are not "affiliates" of First Central (as such term is defined under the Securities Act) may resell, without restriction, all shares of BancGroup Common Stock which they receive in connection with the Merger. Under the Securities Act, only affiliates of First Central are subject to restrictions on the resale of the BancGroup Common Stock which they receive in the Merger.

     The BancGroup Common Stock received by affiliates of First Central who do not also become affiliates of BancGroup after the consummation of the Merger may not be sold except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits BancGroup Common Stock held by such shareholders to be sold in accordance with certain provisions of Rule 144 under the Securities Act. In general, these provisions of Rule 144 permit a person to sell on the open market in brokers' or certain other transactions within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of BancGroup Common Stock or the average weekly trading volume in BancGroup Common Stock reported on the NYSE during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to the availability of current public information about BancGroup. The restrictions on sales will cease to apply under most circumstances once the former First Central affiliate has held the BancGroup Common Stock for at least one year. BancGroup Common Stock held by affiliates of First Central who become affiliates of BancGroup, if any, will be subject to additional restrictions on the ability of such persons to resell such shares.

     First Central will provide BancGroup with such information as may be reasonably necessary to determine the identity of those persons (primarily officers, directors and principal shareholders) who may be deemed to be affiliates of First Central. First Central will also obtain from each such person a written undertaking to the effect that no sale or transfer will be made of any shares of BancGroup Common Stock by such person except pursuant to Rule 145 or pursuant to an effective registration statement or an exemption from registration under the Securities Act. Receipt of such an undertaking is a condition to BancGroup's obligation to close the Merger. The undertaking will also require each affiliate of First Central to agree not to sell or otherwise reduce risk relative to any shares of BancGroup Common Stock received in the Merger until financial results concerning at least 30 days of post-Merger combined operations have been published by BancGroup within the meaning of
Section 201.01 of the Commission's Codification of Financial Reporting Policies. If such undertakings are not received and BancGroup waives receipt of such condition, the certificates for the shares of BancGroup Common Stock to be issued to such person will contain an appropriate restrictive legend and appropriate stock transfer orders will be given to BancGroup's stock transfer agent.

ACCOUNTING TREATMENT

     BancGroup will account for the Merger as a pooling-of-interests transaction in accordance with generally accepted accounting principles, which, among other things, require that the number of shares of First Central Common Stock acquired for cash pursuant to the exercise of dissenters' rights or in lieu of fractional shares not exceed 10% of the outstanding shares of First Central Common Stock. Under this accounting treatment, assets and liabilities of First Central would be added to those of BancGroup at their recorded book values, and the shareholders' equity of the two companies would be combined in BancGroup's consolidated balance sheet. Financial statements of BancGroup issued after the Effective Date of the Merger may be restated to reflect the consolidated operations of BancGroup and First Central as if the Merger had taken place prior to the periods covered by the financial statements.

NYSE REPORTING OF BANCGROUP COMMON STOCK ISSUED IN THE MERGER

     Sales of BancGroup Common Stock to be issued in the Merger in exchange for First Central Common Stock will be reported on the NYSE.

TREATMENT OF FIRST CENTRAL OPTIONS

     Assumption of Options. As of the date of this Prospectus, First Central had granted options (the "First Central Options"), which entitle the holders thereof to acquire up to 29,500 shares of First Central Common

Stock. On the Effective Date, BancGroup will assume all First Central Options outstanding, and each such option will represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the acquisition of First Central Common Stock pursuant to the First Central Options. The shares of BancGroup Common Stock to be delivered upon the exercise of First Central Options granted under the Option Plan will be made available, after the Merger, from the authorized but unissued shares of BancGroup Common Stock. BancGroup has reserved sufficient authorized but unissued shares for issuance pursuant to options under the Option Plan and does not anticipate acquiring any shares in the open market for such purposes. The Registration Statement constituting a part of this Prospectus registering the shares of BancGroup Common Stock issued pursuant to the Merger also registers the shares of BancGroup Common Stock to be issued upon the exercise of the First Central Options assumed by BancGroup. The number of shares of BancGroup Common Stock to be issued pursuant to such options will equal the number of shares of First Central Common Stock subject to such First Central Options multiplied by the Exchange Ratio, provided that no fractions of shares of BancGroup Common Stock will be issued and the number of shares of BancGroup Common Stock to be issued upon the exercise of First Central Options, if a fractional share exists, will equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or else such fractional interest shall be paid in cash. The exercise price for the acquisition of BancGroup Common Stock will be the exercise price for each share of First Central Common Stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done. For these purposes, the "Exchange Ratio" means the result obtained by dividing $62.46 by the Market Value.

     The First Central Bank Stock Option Plan. The First Central Options are issuable pursuant to the First Central Bank Stock Option Plan (the "Option Plan"). The Option Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, nor is it subject to the Employee Retirement Income Security Act of 1974. First Central Options are not transferable except under the laws of descent and distribution.

     Purpose of the Option Plan. The purpose of the Option Plan is to promote the best interests of First Central and its shareholders by enabling First Central to attract and retain persons of ability as employees, furnishing an incentive to employees of First Central by providing them with an equity participation in First Central and rewarding those employees who contribute to the operating progress and earning power of First Central. BancGroup believes that its assumption of the First Central Options will be consistent with this purpose. No further options will be granted under the Option Plan after the Merger. A total of three persons currently hold First Central Options.

     Tax Consequences -- Incentive Options. Certain options issued under the Option Plan may qualify as "incentive stock options," under Section 422 of the Internal Revenue Code of 1986, as amended. To the extent an option so qualifies under the Internal Revenue Code, no income will result to a grantee of any such option upon the granting or exercising of an option by the grantee, and BancGroup will not be entitled to a tax deduction by reason of such grant or exercise.

     If, after exercising the option, the employee holds the stock obtained through exercise for at least two years after the date of option grant and at least one year after the stock was obtained, the employee's gain (if any) on selling the stock will generally be treated as a long term capital gain. Generally, the employee's alternative minimum taxable income for minimum tax purposes will be increased by the difference between the option price and the fair market value of the stock on the date of exercise. If the holding period requirements described above are not met, then any gain on the sale of the stock will be taxed partly or entirely at ordinary income tax rates. If the stock is held for less than the required holding period, then the difference between the option exercise price and the fair market value of the stock on the date of exercise will be taxed at ordinary income tax rates. The gain equal to the increase in the fair market value of the stock after the date of exercise of the option will generally be taxed as capital gain. It should be understood that the holding periods described above relate only to federal income tax treatment and not to any securities law restrictions that may apply to the sale of shares obtained through an option.

     To the extent that options issued under the Option Plan do not qualify as "incentive stock options" under Section 422 of the Internal Revenue Code, they will be considered as nonqualified options. Upon the exercise of a nonqualified option, ordinary income will result to the grantee equal to the difference between the price of the option and the fair market value of the stock subject to the option at the date of exercise. BancGroup, however, will be entitled to a tax deduction equal to the amount of ordinary income accruing to the optionee.

     THE FOREGOING STATEMENTS CONCERNING FEDERAL INCOME TAX TREATMENT ARE NECESSARILY GENERAL AND MAY NOT APPLY IN A PARTICULAR INSTANCE. OPTION HOLDERS SHOULD CONTACT THEIR OWN PROFESSIONAL TAX ADVISORS FOR ADVICE CONCERNING THEIR PARTICULAR TAX SITUATION AND ANY CHANGES IN THE TAX LAW SINCE THE DATE OF THIS PROSPECTUS.

     Administration. The Option Plan is to be administered, after the Merger, by the Personnel and Compensation Committee (the "Committee") of the Board of Directors of BancGroup. All members of the Committee are directors of BancGroup. The Chairman of the Committee, John C. H. Miller, Jr., receives employee-related compensation from BancGroup and holds options under BancGroup's stock option plans. Mr. Miller is a member of a law firm that performs legal services for BancGroup. See "Legal Opinions." Another member of the Committee, Jack H. Rainer, is Chairman of Bankers Credit Life Insurance Company, which provides credit life insurance on certain loans made by Colonial Bank. The members of the Committee serve at the pleasure of the Board of Directors of BancGroup. The Committee will interpret the Option Plan and resolve questions presented by holders of options under the Option Plan. Requests for information or questions about the Option Plan should be directed to W. Flake Oakley, IV, BancGroup's Corporate Secretary, at the offices of BancGroup, Post Office Box 1108, One Commerce Street, Montgomery, Alabama 36101, telephone: (334) 240-5000.

     Exercise of Options. After a First Central Option becomes exercisable in accordance with its terms, it may be exercised by the holder by giving written notice to BancGroup on a form provided by BancGroup and by paying to BancGroup in cash the exercise price of the shares to be acquired under the option. Payment may be made to BancGroup by cash, check, bank draft, or money order, or by delivering BancGroup stock already owned by the option holder. The period during which an option may be exercised is stated in the agreement respecting each grant of options but in no case may be more than ten years from the date the option is granted. The optionee must be in the continuous employ of First Central or BancGroup from the date of grant through the date of exercise, except as stated below.

     Termination of Employment. If an employee is terminated for cause, the option will also terminate as of the date of termination of employment. "Cause" is defined in the several stock option agreements pursuant to which the First Central Options were issued. If an employee's employment is terminated without cause, the holder of the option has 30 days (three years in the case of options granted by First Central to its President and Chief Executive Officer and another senior officer) following such termination to exercise such option. In the case of permanent and total disability, the optionee has the right at any time during the period ending one year from the date of termination of employment as a result of such disability to exercise the option.

     CERTAIN OPTION AGREEMENTS, BY THEIR TERMS, TERMINATE AS OF THE EFFECTIVE DATE. HOLDERS OF FIRST CENTRAL OPTIONS ARE URGED TO EXAMINE THEIR INDIVIDUAL OPTION AGREEMENT AND OBTAIN APPROPRIATE LEGAL ADVICE REGARDING WHETHER SUCH FIRST CENTRAL OPTION WILL SO TERMINATE.

     Amendment and Other Matters. BancGroup's Board of Directors may amend the Option Plan at any time, except that no amendment may make any change in any First Central Option already granted which would adversely affect the rights of any participant in the Option Plan.

     It is not anticipated that BancGroup will make any reports to option holders regarding the amount or status of First Central Options held. Option holders may obtain such information from BancGroup at the address given above.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

BANCGROUP

     BancGroup Common Stock is listed for trading on the NYSE. The Common Stock was first listed on the NYSE on February 24, 1995. Prior to February 21, 1995, BancGroup had two classes of common stock outstanding, Class A and Class B. The Class B Common Stock was not publicly traded. The Class A Common Stock was traded in the over-the-counter market and quoted on the Nasdaq NMS. The BancGroup Class A Common Stock had more limited voting rights than the BancGroup Class B Common Stock. The Class A Common Stock and Class B Common Stock were reclassified into one class of Common Stock on February 21, 1995, and the Class A Common Stock ceased to be quoted on the Nasdaq NMS on February 24, 1995.

     The following table shows the dividends paid per share and indicates the high and low closing prices for the BancGroup Class A Common Stock as reported by the Nasdaq NMS up to February 24, 1995, and the same information reported by the NYSE for the BancGroup Common Stock commencing February 24, 1995.

                                                                   PRICE(1)
                                                              -------------------
                                                                HIGH        LOW      DIVIDENDS(1)
                                                              --------    -------    ------------
1995
1st Quarter.................................................  $11  13/16  $ 9 3/4      $0.1125
2nd Quarter.................................................   13  5/8     11 9/16      0.1125
3rd Quarter.................................................   14  15/16   13 3/4       0.1125
4th Quarter.................................................   16  7/16    14 1/4       0.1125

1996
1st Quarter.................................................   18  1/4     15           0.135
2nd Quarter.................................................   18  1/16    15 5/8       0.135
3rd Quarter.................................................   17  15/16   15 5/8       0.135
4th Quarter.................................................   20  1/8     17 3/8       0.135

1997
1st Quarter.................................................   24  7/8     18 2/3       0.15
2nd Quarter.................................................   24  7/8     22           0.15
3rd Quarter.................................................   29  3/16    24 1/4       0.15
4th Quarter (through December 11, 1997).....................   34  7/8     28 15/16     0.15

---------------

(1) Price and dividends have been restated to reflect the impact of a two-for-one stock split effected in the form of a 100% stock dividend paid February 11, 1997.

     On September 9, 1997, the business day immediately prior to the public announcement of the Merger, the closing price as reported on the NYSE of the BancGroup Common Stock was $27 15/16 per share.

     At December 31, 1996, BancGroup's subsidiaries accounted for approximately 98% of BancGroup's consolidated assets. BancGroup derives substantially all of its income from dividends received from its subsidiaries. Various statutory provisions and regulatory policies limit the amount of dividends the subsidiary banks may pay without regulatory approval. In addition, federal statutes restrict the ability of subsidiary banks to make loans to BancGroup, and regulatory policies may also restrict such dividends.

FIRST CENTRAL

     There is no established public trading market for the First Central Common Stock. The shares of First Central Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions.

     Management of First Central is aware of certain transactions in shares of First Central that have occurred since January 1, 1995, although the trading prices of all stock transactions are not known. The following sets forth the trading prices for the shares of First Central Common Stock that have occurred since January 1, 1995 for transactions in which the trading prices are known to management of First Central:

                                                              PRICE PER SHARE OF
                                                                 COMMON STOCK       DIVIDENDS
                                                              -------------------      PER
                                                                HIGH       LOW        SHARE
                                                              --------   --------   ---------
1995
First Quarter...............................................        --         --        NA
Second Quarter..............................................        --         --        NA
Third Quarter...............................................        --         --        NA
Fourth Quarter..............................................        --         --       .25

1996
First Quarter...............................................    $30.00     $15.00       .25
Second Quarter..............................................        --         --       .25
Third Quarter...............................................        --         --       .25
Fourth Quarter..............................................        --         --       .25

1997
First Quarter...............................................        --         --       .25
Second Quarter..............................................        --         --       .25
Third Quarter...............................................        --         --       .25
Fourth Quarter (through October 20, 1997)...................        --         --       .25

     The Agreement restricts First Central's ability to pay dividends prior to the Effective Date. See "The Merger -- Conduct of Business Pending the Merger."

                     BANCGROUP CAPITAL STOCK AND DEBENTURES

     BancGroup's authorized capital stock consists of 100,000,000 shares of BancGroup Common Stock, par value $2.50 per share, and 1,000,000 shares of its Preference Stock, par value $2.50 per share. As of September 30, 1997, there were issued and outstanding a total of 41,964,197 shares of BancGroup Common Stock. No shares of Preference Stock are issued and outstanding. In 1986, BancGroup issued $28,750,000 in principal amount of its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") of which $5,012,686 were outstanding as of September 30, 1997 and convertible at any time into 358,049 shares of BancGroup Common Stock, subject to adjustment. There are 1,774,988 shares of BancGroup Common Stock subject to issue upon exercise of options under BancGroup's stock option plans. In addition to BancGroup Common Stock to be issued in the Merger, BancGroup will issue additional shares of its Common Stock in pending acquisitions, and will issue $7,725,000 aggregate principal amount of subordinated debentures with a ten year maturity, that will rank pari pasu with the 1986 Debentures. See "Business of BancGroup -- Proposed Affiliate Banks." On January 29, 1997, BancGroup issued, through a special purpose trust, $70 million of Trust Preferred Securities.

     The following statements with respect to BancGroup Common Stock and Preference Stock are brief summaries of material provisions of Delaware law, the Restated Certificate of Incorporation (the "Certificate"), as amended, and bylaws of BancGroup, do not purport to be complete and are qualified in their entirety by reference to the foregoing.

BANCGROUP COMMON STOCK

     Dividends. Subject to the rights of holders of BancGroup's Preference Stock, if any, to receive certain dividends prior to the declaration of dividends on shares of BancGroup Common Stock, when and as dividends, payable in cash, stock or other property, are declared by the BancGroup Board of Directors, the holders of BancGroup Common Stock are entitled to share ratably in such dividends.

     Voting Rights. Each holder of BancGroup Common Stock has one vote for each share held on matters presented for consideration by the shareholders.

     Preemptive Rights. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup.

     Issuance of Stock. The BancGroup Certificate authorizes the BancGroup Board to issue authorized shares of BancGroup Common Stock without shareholder approval. However, BancGroup's Common Stock is listed on the NYSE, which requires shareholder approval of the issuance of additional shares of BancGroup Common Stock under certain circumstances.

     Liquidation Rights. In the event of liquidation, dissolution or winding-up of BancGroup, whether voluntary or involuntary, the holders of BancGroup Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding Preference Stock.

PREFERENCE STOCK

     The Preference Stock may be issued from time to time as a class without series, or if so determined by the Board of Directors of BancGroup, either in whole or in part in one or more series. The voting rights, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preference Stock (or of the entire class of Preference Stock if none of such shares has been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof may be fixed by resolution of the Board of Directors of BancGroup. Preference Stock may have a preference over the BancGroup Common Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or winding-up of BancGroup and such other preferences as may be fixed by the Board of Directors of BancGroup.

1986 DEBENTURES

     BancGroup issued in 1986 its 7 1/2% Convertible Subordinated Debentures due 2011 (the "1986 Debentures") in the total principal amount of $28,750,000. The 1986 Debentures were issued under a trust indenture (the "1986 Indenture") between BancGroup and SunTrust Bank, Atlanta, Georgia, as trustee.

     The 1986 Debentures will mature on March 31, 2011, and are convertible at any time into shares of BancGroup Common Stock at the option of a holder thereof, at the conversion price of $14 principal amount of the 1986 Debentures for each share of BancGroup Common Stock. The conversion price is, however, subject to adjustment upon the occurrence of certain events as described in the 1986 Indenture. In the event all of the outstanding 1986 Debentures are converted into shares of BancGroup Common Stock in accordance with the 1986 Indenture, a total of 358,049 shares of such BancGroup Common Stock will be issued. The 1986 Debentures are redeemable, in whole or in part, at the option of BancGroup at certain premiums until 1996, when the redemption price shall be equal to 100% of the face amount of the 1986 Debentures plus accrued interest. The payment of principal and interest on the 1986 Debentures is subordinate, to the extent provided in the 1986 Indenture, to the prior payment when due of all Senior Indebtedness of BancGroup. "Senior Indebtedness" is defined as any indebtedness of BancGroup for money borrowed, or any indebtedness incurred in connection with an acquisition or with a merger or consolidation, outstanding on the date of execution of the 1986 Indenture as originally executed, or thereafter created, incurred or assumed, and any renewal, extension, modification or refunding thereof, for the payment of which BancGroup (which term does not include BancGroup's consolidated or unconsolidated subsidiaries) is at the time of determination responsible or liable as obligor, guarantor or otherwise. Senior Indebtedness does not include (i) indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate in right of payment to any other indebtedness of BancGroup, and (ii) indebtedness which by its terms states that such indebtedness is subordinate to or equally subordinate with the 1986 Debentures.

     At December 31, 1996, BancGroup's Senior Indebtedness as defined in the 1986 Indenture aggregated approximately $870 million. Such debt includes all short-term debt consisting of federal funds purchased, securities purchased under repurchase agreements and borrowing with the Federal Home Loan Bank but excludes all federally-insured deposits. BancGroup may from time to time incur additional indebtedness constituting Senior Indebtedness. The 1986 Indenture does not limit the amount of Senior Indebtedness which BancGroup may incur, nor does such indenture prohibit BancGroup from creating liens on its property for any purpose.

OTHER INDEBTEDNESS

     On January 29, 1997, BancGroup issued, through a special purpose trust, $70 million of Trust Preferred Securities. The securities bear interest at 8.92% and are subject to redemption in whole or in part at any time after January 29, 2007 through January 2027. Circumstances are remote that redemption will occur prior to maturity. The securities are subordinated to substantially all of BancGroup's indebtedness. In BancGroup's consolidated statement of condition, these securities are shown as long-term debt.

     BancGroup has contracted to enter into a merger with ASB Bancshares, Inc. ("ASB"), a Delaware corporation wherein BancGroup would be the surviving corporation. As part of the consideration for the Common Stock of ASB, BancGroup intends to issue debentures to three ASB shareholders. It is anticipated that the aggregate principal amount of these debentures will be $7,724,813.

     The debentures would pay a rate of interest equal to the New York Prime Rate minus 1% (but in no event less than 7% per annum) and would be due and payable ten years from the date of issuance. They are senior to the BancGroup Common Stock upon liquidation, but would be subordinate to BancGroup's Senior Indebtedness. See "BancGroup Capital Stock and Debentures." The Debentures are redeemable by BancGroup with the consent of the holders thereof. A holder of a Debenture may, subject to BancGroup's right to decline, request redemption of any or all of the Debentures held by him or her.

CHANGES IN CONTROL

     Certain provisions of the BancGroup Certificate and bylaws may have the effect of preventing, discouraging or delaying any change in control of BancGroup. The authority of the BancGroup Board of Directors to issue Preference Stock with such rights and privileges, including voting rights, as it may deem appropriate may enable the BancGroup Board of Directors to prevent a change in control despite a shift in ownership of the BancGroup Common Stock. See and "-- Preference Stock." In addition, the power of BancGroup's Board of Directors to issue additional shares of BancGroup Common Stock may help delay or deter a change in control by increasing the number of shares needed to gain control. See "BancGroup Common Stock." The following provisions also may deter any change in control of BancGroup.

     Classified Board. BancGroup's Board of Directors is classified into three classes, as nearly equal in number as possible, with the members of each class elected to three-year terms. Thus, one-third of BancGroup's Board of Directors is elected by shareholders each year. With this provision, two annual elections are required in order to change a majority of the Board of Directors. There are currently 22 directors of BancGroup. This provision of the BancGroup Certificate also stipulates that (i) directors can be removed only for cause upon a vote of 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class, (ii) vacancies in the Board may only be filled by a majority vote of the directors remaining in office, (iii) the maximum number of directors shall be fixed by resolution of the Board of Directors, and (iv) the provisions relating to the classified Board of Directors can only be amended by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares entitled to vote in the election of directors, voting as a class.

     Business Combinations. Certain "Business Combinations" of BancGroup with a "Related Person" may only be undertaken with the affirmative vote of at least 75% of the outstanding shares of "Voting Stock," plus the affirmative vote of at least 67% of the outstanding shares of Voting Stock, not counting shares owned by the Related Person, unless the Continuing Directors of BancGroup approve such Business Combination. A "Related Person" is a person, or group, who owns or acquires 10% or more of the outstanding shares of BancGroup Common Stock, provided that no person shall be a Related Person if such person would have been a Related Person on the date of approval of this provision by BancGroup's Board of Directors, i.e., April 20, 1994. An effect of this provision may be to exclude Robert E. Lowder, the current Chairman and Chief Executive Officer of BancGroup, and certain members of his family from the definition of Related Person. A "Continuing Director" is a director who was a member of the Board of Directors immediately prior to the time a person became a Related Person. This provision may not be amended without the affirmative vote of the holders of at least 75% of the outstanding shares of Voting Stock, plus the affirmative vote of the outstanding shares of at least 67% of the outstanding Voting Stock, excluding shares held by a Related Person. This provision may have the effect of giving the incumbent Board of Directors a veto over a merger or other Business Combination and Executive Officers that could be desired by a majority of BancGroup's stockholders. As of April 30, 1997, the Board of Directors of BancGroup as a group beneficially owned approximately 10.46% of the outstanding shares of BancGroup Common Stock.

     Board Evaluation of Mergers. The BancGroup Certificate permits the Board of Directors to consider certain factors such as the character and financial stability of the other party, the projected social, legal, and economic effects of a proposed transaction upon the employees, suppliers, regulatory agencies and customers and communities of BancGroup, and other factors when considering whether BancGroup should undertake a merger, sale of assets, or other similar transaction with another party. This provision may not be amended except by the affirmative vote of at least 80% of the outstanding shares of BancGroup Common Stock. This provision may give greater latitude to the Board of Directors in terms of the factors which the board may consider in recommending or rejecting a merger or other Business Combination of BancGroup.

     Director Authority. The BancGroup Certificate prohibits shareholders from calling special shareholders' meetings and acting by written consent. It also provides that only BancGroup's Board of Directors has the authority to undertake certain actions with respect to governing BancGroup such as appointing committees, electing officers, and establishing compensation of officers, and it allows the Board to act by majority vote.

     Bylaw Provisions. BancGroup's Bylaws provide that stockholders wishing to propose nominees for the Board of Directors or other business to be taken up at an annual meeting of BancGroup shareholders must comply with certain advance written notice provisions. These bylaw provisions are intended to provide for the more orderly conduct of shareholder meetings but could make it more difficult for shareholders to nominate directors or introduce business at shareholder meetings.

     Delaware Business Combination Statute. Subject to some exceptions, Delaware law prohibits BancGroup from entering into certain "business combinations" (as defined) involving persons beneficially owning 15% or more of the outstanding BancGroup Common Stock (or who is an affiliate of BancGroup and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an "Interested Shareholder"), unless the BancGroup Board has approved either (i) the business combination or (ii) prior to the stock acquisition by which such person's beneficial ownership interest reached 15% (a "Stock Acquisition"), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, Delaware law allows BancGroup to enter into a business combination with an Interested Shareholder if (i) the business combination is approved by the BancGroup Board of Directors and authorized by an affirmative vote of at least 66 2/3% of the outstanding voting stock of BancGroup which is not owned by the Interested Shareholder or (ii) upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, such shareholder owned at least 85% of the outstanding stock of BancGroup (excluding BancGroup stock held by officers and directors of BancGroup or by certain BancGroup stock plans). These provisions of Delaware law apply simultaneously with the provisions of the BancGroup Certificate relating to business combinations with a related person, described above at "Business Combinations," but they are generally less restrictive than the BancGroup Certificate.

     Control Acquisitions. As it relates to BancGroup, the Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under
Section 12 of the Exchange Act, such as BancGroup, would, under the circumstances set forth in the presumption, constitute the acquisition of control. The receipt of revocable proxies, provided the proxies terminate within a reasonable time after the meeting to which they relate, is not included in determining percentages for change in control purposes.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

     If the Merger is consummated, shareholders of First Central (except those perfecting dissenters' rights of appraisal) will become holders of BancGroup Common Stock. The rights of the holders of the First Central Common Stock who become holders of the BancGroup Common Stock following the Merger will be governed by the BancGroup Certificate and Bylaws, as well as the laws of Delaware, the state in which BancGroup is incorporated.

     The following summary compares the rights of the shareholders of First Central Common Stock with the rights of the holders of the BancGroup Common Stock. For a more complete description of the rights of the holders of BancGroup Common Stock, particularly provisions in BancGroup's Certificate that may limit or discourage changes in control of BancGroup, see "BancGroup Capital Stock and Debentures."

     The following information is qualified in its entirety by the BancGroup Certificate and Bylaws, and First Central's Articles of Incorporation and bylaws, the Delaware General Corporation Law (the "DGCL") and the FBC.

DIRECTOR ELECTIONS

     First Central. First Central's directors are elected annually. Shareholders may not cumulate votes in connection with such election or for any other purpose.

     BancGroup. BancGroup's directors are elected to terms of three years with approximately one-third of the Board of Directors to be elected annually. There is no cumulative voting in the election of directors. See "BancGroup Capital Stock and Debentures -- Changes in Control -- Classified Board."

REMOVAL OF DIRECTORS

     First Central. First Central directors may be removed, with or without cause, by the First Central shareholders.

     BancGroup. The BancGroup Certificate provides that a director may be removed from office, but only for cause and by the affirmative vote of the holders of at least 80% of the voting shares then entitled to vote at an election of directors.

VOTING

     First Central. Each holder of First Central Common Stock is entitled to cast one vote for each share held upon each issue with respect to which a shareholder vote is authorized, but may not cumulate votes for the election of directors or for any other purpose.

     BancGroup. Each shareholder of BancGroup is entitled to one vote for each share of BancGroup Common Stock held, and such holders are not entitled to cumulative voting rights in the election of directors.

PREEMPTIVE RIGHTS

     First Central. Shareholders of First Central do not have preemptive rights.

     BancGroup. The holders of BancGroup Common Stock have no preemptive rights to acquire any additional shares of BancGroup Common Stock or any other shares of BancGroup capital stock.

DIRECTORS' LIABILITY

     First Central. Section 658.33 of the FBC provides that each director of a Florida bank, upon assuming office, shall acknowledge that he is familiar with his responsibilities as a director and that he will diligently and honestly administer the affairs of such bank and will not knowingly violate, or willfully permit to be violated, any of the provisions of the financial institutions codes, or other pertinent rules of the Florida Department of Banking and Finance. Section 648.30 of the FBC also provides that, when not in direct conflict with or superseded by specific provisions of the financial institutions codes, the provisions of the Florida Business Corporation Act ("FBCA") extend to Florida state banks. Section 607.0831 of the FBCA provides that a director of a Florida corporation will not be personally liable for monetary damages to that corporation or any other person for any statement, vote decision or failure to act, regarding corporate management or policy, by a director unless: (a) the director breached or failed to perform his duties as a director, and (b) the director's breach of or failure to perform those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction in which the director derived an improper personal benefit, (3) a payment of certain unlawful dividends and distributions,
(4) in a proceeding by or in the right of such corporation to procure judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (5) in a proceeding by or in the right of someone other than the corporation, or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property. Subject to the provisions of the FBC, the foregoing would absolve directors of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, from liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to such corporation and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

     BancGroup. The BancGroup Certificate provides that a director of BancGroup will have no personal liability to BancGroup or its shareholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to BancGroup and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

INDEMNIFICATION

     First Central. First Central may indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact he is or was a director, officer, employee, or agent, or is or was serving at the request of First Central as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, (except in such cases involving gross negligence or willful misconduct) in the performance of his duties, to the full extent permitted by applicable law. Such indemnification may, in the discretion of the Board of Directors, include advances of his expenses in advance of final disposition subject to the provisions of applicable law. Such indemnification is not exclusive of any right to which any director, officer, employee, agent or controlling stockholder of First Central may be entitled as a matter of law.

     First Central maintains a directors' and officers' insurance policy pursuant to which officers and directors of First Central would be entitled to indemnification against certain liabilities.

     BancGroup. The BancGroup Certificate provides that BancGroup shall indemnify its officers, directors, agents and employees to the full extent permitted under the DGCL. Section 145 of the DGCL contains detailed and comprehensive provisions providing for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Under the DGCL, other than an action brought by or in the right of BancGroup, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of BancGroup, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such action if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of BancGroup and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to BancGroup unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein), he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     BancGroup maintains an officers' and directors' insurance policy and a separate indemnification agreement pursuant to which directors and certain officers of BancGroup would be entitled to indemnification against certain liabilities, including reimbursement of certain expenses that extends beyond the minimum indemnification provided by Section 145 of the DGCL.

SPECIAL MEETINGS OF SHAREHOLDERS; ACTION WITHOUT A MEETING

     First Central. First Central's bylaws authorize a special shareholders meeting to be called by a majority of the members of the Board of Directors, the President, Chairman of the Board, or by holders of not less than one-tenth of the total voting power of all outstanding shares of First Central Common Stock.

     BancGroup. Under the BancGroup Certificate, a special meeting of BancGroup's shareholders may only be called by a majority of the BancGroup Board of Directors or by the chairman of the Board of Directors of BancGroup. Holders of BancGroup Common Stock may not call special meetings or act by written consent.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

     First Central. Section 658.44 of the FBC provides that certain mergers, consolidations, and sales of substantially all of the assets of a Florida bank must be approved by the Florida Department of Banking and Finance and by a majority of the outstanding shares of the bank entitled to vote thereon.

     BancGroup. The DGCL provides that mergers and sales of substantially all of the assets of Delaware corporations must be approved by a majority of the outstanding stock of the corporation entitled to vote thereon. The DGCL also provides, however, that the shareholders of the corporation surviving a merger need not approve the transaction if: (i) the agreement of merger does not amend in any respect the certificate of incorporation of such corporation; (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the Merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the Merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the Merger. See also "BancGroup Capital Stock and Debentures -- Changes in Control" for a description of the statutory provisions and the provisions of the BancGroup Certificate relating to changes of control of BancGroup.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

     First Central. Section 658.23 of the FBC requires amendments to the Articles of Incorporation of a Florida bank to be approved by the Florida Department of Banking and Finance and to be adopted by the shareholders upon recommendation of the Board of Directors. Unless the FBC requires a greater vote, amendments may be adopted by a majority of the votes cast, a quorum being present.

     Section 638.23 of the FBC provides that, unless the Articles of Incorporation provide otherwise, the Board of Directors has the authority to adopt or amend bylaws that do not conflict with bylaws that may have been adopted by the shareholders.

     BancGroup. Under the DGCL, a Delaware corporation's certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, unless the certificate requires the vote of a larger portion of the stock. The BancGroup Certificate requires "supermajority" stockholder approval to amend or repeal any provision of, or adopt any provision inconsistent with, certain provisions in the BancGroup Certificate governing (i) the election or removal of directors,
(ii) business combinations between BancGroup and a Related Person, and (iii) board of director evaluation of business combination procedures. See "BancGroup Capital Stock and Debentures -- Changes in Control."

     As is permitted by the DGCL, the BancGroup Certificate gives the Board of Directors the power to adopt, amend or repeal the bylaws. The shareholders entitled to vote have concurrent power to adopt, amend or repeal the BancGroup Bylaws.

RIGHTS OF DISSENTING SHAREHOLDERS

     First Central. Holders of First Central Common Stock as of the record date are entitled to dissenters' rights of appraisal under Florida law. For a description of such appraisal rights, see "The Merger -- Rights of Dissenting Shareholders."

     BancGroup. Under the DGCL, a shareholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair value of his or her shares in cash in lieu of the consideration he or she otherwise would have received in the transaction. For this purpose, "fair value" may be determined by all generally accepted techniques of valuation used in the financial community, excluding any element of value arising from the accomplishment or expectation of the transaction, but including elements of future value that are known or susceptible of proof. Such fair value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. Appraisal rights are not available, however, to shareholders of a corporation (i) if the shares are listed on a national securities exchange (as is BancGroup Common Stock) or quoted on the Nasdaq NMS, or held of record by more than 2,000 shareholders (as is BancGroup Common Stock), and (ii) shareholders are permitted by the terms of the Merger or consolidation to accept in exchange for their shares (a) shares of stock of the surviving or resulting corporation, (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 shareholders, (c) cash in lieu of fractional shares of such stock, or (d) any combination thereof. Shareholders are not permitted appraisal rights in a merger if such corporation is the surviving corporation and no vote of its shareholders is required.

PREFERRED STOCK

     First Central. First Central's Articles of Incorporation do not authorize the issuance of capital stock other than common voting shares.

     BancGroup. The BancGroup Certificate authorizes the issuance of 1,000,000 shares of Preference Stock from time to time by resolution of the BancGroup Board of Directors. Currently, no shares of Preference Stock are issued and outstanding. See "BancGroup Capital Stock and Debentures -- Preference Stock."

EFFECT OF THE MERGER ON FIRST CENTRAL SHAREHOLDERS

     As of September 30, 1997, First Central had 130 shareholders of record and 327,500 outstanding shares of common stock. As of September 30, 1997, BancGroup had 41,964,197 shares of BancGroup Common Stock outstanding with 8,007 shareholders of record.

     Assuming that no dissenters' rights of appraisal are exercised in the Merger, a Market Value of BancGroup Common Stock of $29.70 (the maximum Market Value) on the Effective Date (as of December 11, 1997, the Market Value exceeded the maximum Market Value allowed), an aggregate amount of 688,742 shares of BancGroup Common Stock would be issued to the shareholders of First Central pursuant to the Merger. Based on those assumptions, the 688,742 shares of BancGroup Common Stock would represent approximately 1.61% of the total number of shares of BancGroup Common Stock outstanding following the Merger, not counting any additional shares BancGroup may issue, including shares to be issued pursuant to other pending acquisitions.

     The issuance of the BancGroup Common Stock pursuant to the Merger will reduce the percentage interest of the BancGroup Common Stock currently held by each principal shareholder and each director and officer of BancGroup. Based upon the foregoing assumptions and the additional shares issued pursuant to completed business combinations since April 30, 1997, as a group, the directors and executive officers of BancGroup who own approximately 10.34% of BancGroup's outstanding shares would own approximately 10.18% after the Merger.

BancGroup has entered into agreements pursuant to which additional shares of BancGroup Common Stock will be issued. See "Business of BancGroup -- Proposed Affiliate Banks."

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

             CONDENSED PRO FORMA STATEMENT OF CONDITION (UNAUDITED)
                                 (IN THOUSANDS)

     The following summary includes (i) the condensed consolidated statement of condition of BancGroup and subsidiaries as of September 30, 1997, (ii) the condensed consolidated statement of condition of the completed business combination with First Independence Bank of Florida ("Completed Business Combination") as of September 30, 1997, (iii) adjustments to give effect to the completed pooling-of-interests method business combination with First Independence, (iv) the condensed consolidated statement of condition of First Central Bank, (v) adjustments to give effect to the proposed pooling-of-interests method business combination with First Central, (vi) combined presentation of the condensed consolidated statements of condition of the other probable business combinations with BancGroup, ASB Bancshares, Inc., South Florida Banking Corp., and United American Holding Corp. ("Other Probable Business Combinations") as of September 30, 1997, (vii) adjustments to give effect to the proposed pooling-of-interests method business combinations with South Florida and United American and the proposed purchase method business combination with ASB, (viii) the pro forma combined condensed statement of condition of BancGroup and subsidiaries as if such combinations had occurred on September 30, 1997.

     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of condition of BancGroup and subsidiaries, incorporated by reference herein. The pro forma information provided below may not be indicative of future results.

                                                                       SEPTEMBER 30, 1997
                              -----------------------------------------------------------------------------------------------------
                              CONSOLIDATED    COMPLETED                    FIRST                                     OTHER PROBABLE
                                COLONIAL      BUSINESS     ADJUSTMENTS/   CENTRAL    ADJUSTMENTS/                       BUSINESS
                               BANCGROUP     COMBINATION   (DEDUCTIONS)     BANK     (DEDUCTIONS)        SUBTOTAL     COMBINATIONS
                              ------------   -----------   ------------   --------   ------------       ----------   --------------
                                                                     (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks.....   $  221,463     $  3,432                    $  3,332                      $  228,227      $ 23,939
Interest-bearing deposits in
 banks......................       14,013                                                                   14,013           290
Federal funds sold..........        2,470          949                       4,000                           7,419        10,482
Securities available for
 sale.......................      524,740        7,318                       3,083                         535,140       105,977
Investment securities.......      311,796                                    6,292                         318,088        18,861
Mortgage loans held for
 sale.......................      182,878                                                                  182,878
Loans, net of unearned
 income.....................    4,970,765       50,699                      38,739                       5,060,204       464,695
Less: Allowance for possible
 loan losses................      (61,913)        (680)                       (578)                        (63,171)       (5,250)
                               ----------     --------       --------     --------     --------         ----------      --------
Loans, net..................    4,908,852       50,019             --       38,161           --          4,997,033       459,445
Premises and equipment,
 net........................      123,776        2,137                          71                         125,984        19,450
Excess of cost over tangible
 and identified intangible
 assets acquired, net.......       68,849                                                                   68,849         2,089
Mortgage servicing rights...      134,118                                                                  134,118
Other real estate owned.....       12,612          394                         293                          13,299         1,699
Accrued interest and other
 assets.....................      100,360          799                       1,407                         102,566         9,123
                               ----------     --------       --------     --------     --------         ----------      --------
Total Assets................   $6,605,927     $ 65,048       $     --     $ 56,639           --         $6,727,614      $651,355
                               ==========     ========       ========     ========     ========         ==========      ========

LIABILITIES AND SHAREHOLDERS'
 EQUITY
Deposits....................   $5,136,556     $ 58,283                    $ 45,960                      $5,240,799      $574,404
FHLB short-term
 borrowings.................      610,000                                                                  610,000
Other short-term
 borrowings.................      185,333                                                                  185,333        18,159
Subordinated debt...........        6,208                                                                    6,208
Trust preferred
 securities.................       70,000                                                                   70,000
Other long-term debt........       24,891                                                                   24,891         3,931
Other liabilities...........      100,586          449                         623     $    111(5)         101,769         4,397
                               ----------     --------       --------     --------     --------         ----------      --------
Total Liabilities...........    6,133,574       58,732             --       46,583          111          6,239,000       600,891
Preferred Stock.............
Common Stock................      104,910        3,203       $ (3,203)(1)    1,638       (1,638)(5)        107,892         1,232
                                                                1,260(1)                  1,722(5)
Additional paid in
 capital....................      187,260        3,130         (3,130)(1)    1,138       (1,138)(5)        193,387        28,729
                                                                5,073(1)                  1,054(5)
Retained earnings...........      180,778          (15)                      7,279         (111)(5)        187,931        20,752
Treasury Stock..............                                                                                                (534)
Unearned compensation.......       (1,796)                                                                  (1,796)          (69)
Unrealized gain (loss) on
 securities available for
 sale, net of taxes.........        1,201           (2)                          1                           1,200           354
                               ----------     --------       --------     --------     --------         ----------      --------
Total equity................      472,353        6,316                      10,056         (111)           488,614        50,464
                               ----------     --------       --------     --------     --------         ----------      --------
Total liabilities and
 equity.....................   $6,605,927     $ 65,048       $     --     $ 56,639     $     --         $6,727,614      $651,355
                               ==========     ========       ========     ========     ========         ==========      ========
Capital Ratios:
 Capital Ratio..............         8.11%
 Tangible Leverage Ratio....         7.28%
 Tier One Capital Ratio*....         9.93%
 Total Capital Ratio*.......        11.31%

                                  SEPTEMBER 30, 1997
                              ---------------------------
                                               PRO FORMA
                              ADJUSTMENTS/      COMBINED
                              (DEDUCTIONS)       TOTAL
                              ------------     ----------
                                (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks.....                   $  252,166
Interest-bearing deposits in
 banks......................                       14,303
Federal funds sold..........                       17,901
Securities available for
 sale.......................                      641,117
Investment securities.......                      336,949
Mortgage loans held for
 sale.......................                      182,878
Loans, net of unearned
 income.....................                    5,524,899
Less: Allowance for possible
 loan losses................                      (68,421)
                                --------       ----------
Loans, net..................          --        5,456,478
Premises and equipment,
 net........................    $   (115)(3)      145,319
Excess of cost over tangible
 and identified intangible
 assets acquired, net.......       8,937(3)        79,875
Mortgage servicing rights...                      134,118
Other real estate owned.....                       14,998
Accrued interest and other
 assets.....................         235(3)       111,924
                                --------       ----------
Total Assets................    $  9,057       $7,388,026
                                ========       ==========
LIABILITIES AND SHAREHOLDERS
 EQUITY
Deposits....................                   $5,815,203
FHLB short-term
 borrowings.................                      610,000
Other short-term
 borrowings.................                      203,492
Subordinated debt...........    $  7,725(3)        13,933
Trust preferred
 securities.................                       70,000
Other long-term debt........                       28,822
Other liabilities...........         9762,3,4     107,142
                                --------       ----------
Total Liabilities...........       8,701        6,848,592
Preferred Stock.............
Common Stock................       1,168(3)       118,880
                                      (2)(3)
                                   4,777(2)
                                  (1,213)(2)
                                   5,043(4)
                                     (17)(4)
Additional paid in
 capital....................      11,740(3)       224,218
                                  (1,048)(3)
                                   5,152(2)
                                  (8,716)(2)
                                  13,939(4)
                                 (18,965)(4)
Retained earnings...........     (11,970)2,3,4    196,713
Treasury Stock..............         534(3)
Unearned compensation.......                       (1,865)
Unrealized gain (loss) on
 securities available for
 sale, net of taxes.........         (66)(3)        1,488
                                --------       ----------
Total equity................         356          539,434
                                --------       ----------
Total liabilities and
 equity.....................    $  9,057       $7,388,026
                                ========       ==========
Capital Ratios:
 Capital Ratio..............                         8.34%
 Tangible Leverage Ratio....                         7.30%
 Tier One Capital Ratio*....                         9.91%
 Total Capital Ratio*.......                        11.43%

---------------

* Based on risk-weighted assets.

                         COMPLETED BUSINESS COMBINATION

FIRST INDEPENDENCE BANK OF FLORIDA
  (POOLING OF INTERESTS)

     (1) To record the issuance of 504,075 shares of BancGroup Common Stock in exchange for all of the outstanding shares and warrants of First Independence:

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
First independence outstanding shares.......................     640,674
First Independence warrants (converted according to merger
  agreement)................................................     104,285
Conversion ratio -- shares..................................      0.7257
Conversion ratio -- warrants................................      0.3753
BancGroup shares to be issued...............................                  504,075
Par value of 504,075 shares issued at $2.50 per share.......                $   1,260
Shares issued at par value..................................   $   1,260
Total capital stock of First Independence...................       6,333
Excess recorded as an increase to contributed capital.......                    5,073
                                                                            ---------
                                                                                6,333
To eliminate First Independence
  Common stock, at par value................................                   (3,203)
  Contributed capital.......................................                   (3,130)
                                                                            ---------
                                                                               (6,333)
                                                                            ---------
          Net change in equity..............................                $      --
                                                                            =========

                         PENDING BUSINESS COMBINATIONS

SOUTH FLORIDA BANKING CORP.
  (POOLING OF INTERESTS)

     (2) (A) To record the issuance of 1,910,722 shares of BancGroup Common Stock in exchange for all of the outstanding shares of South Florida Banking Corp.

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
South Florida outstanding shares............................   1,213,465
Conversion ratio............................................      1.5746*
BancGroup shares to be issued...............................                1,910,722
Par value of 1,910,722 shares issued at $2.50 per share.....                $   4,777
Shares issued at par value..................................   $   4,777
Total capital stock of South Florida........................       9,929
Excess recorded as an increase to contributed capital.......                    5,152
                                                                            ---------
                                                                                9,929
To eliminate South Florida
  Common stock, at par value................................                   (1,213)
  Contributed capital.......................................                   (8,716)
                                                                            ---------
                                                                               (9,929)
                                                                            ---------
          Net change in equity..............................                $      --
                                                                            =========
     (B) To record possible non-recurring charges associated
with severence payable to terminated employees, net of
taxes.......................................................                $     120
                                                                            =========

---------------

* The conversion ratio may be adjusted to 1.5908 upon the occurrence of certain events as defined in the agreement.

ASB BANCSHARES, INC.
  (purchase)

     (3) To assign the amount by which the estimated value of BanGroup's investment in ASB is in excess of the historical carrying value amount of the net assets acquired, based on their estimated fair value of such assets:

Equity in carrying value of net assets of ASB...............  $12,115
Adjustments to state assets at fair value:
  Write-off computer software and hardware..................     (115)
Acquisition accruals:
  Present value of deferred compensation (calculated
     assuming retirement in 1998, monthly payments of
     $8,333.33, beginning January 1, 2002 for 84 months
     discounted at 8%)......................................     (393)
  Litigation accrual........................................      (15)
  Legal, accounting and professional........................      (15)
  Potential severance payable upon acquisition..............     (116)
Tax effect of purchase adjustments..........................      235
Goodwill....................................................    8,937
                                                              -------
                                                                8,518
Adjusted equity in carrying value of net assets.............  $20,633
                                                              =======
Allocated as follows:
  Subordinated Debentures for 31,506 shrs of ASB............  $ 7,725
  Shares to be issued at par value 467,387 X 2.50...........    1,168
  Additional Paid in Capital................................   11,740
                                                              -------
Total purchase price to be paid in stock and debt...........  $20,633
                                                              =======

UNITED AMERICAN HOLDING CORPORATION
  (pooling of interests)

     (4) (A) To record the issuance of 2,017,177 shares of BancGroup Common Stock in exchange for all of the outstanding shares of United American:

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
United American outstanding shares..........................   1,779,600
Conversion ratio............................................      1.1335
BancGroup shares to be issued...............................                 2,017,177
Par value of 2,017,177 shares issued at $2.50 per share.....                 $   5,043
Shares issued at par value..................................   $   5,043
Total capital stock of United American......................      18,982
Excess recorded as an increase to contributed capital.......                    13,939
                                                                             ---------
                                                                                18,982
To eliminate United
  Common stock, at par value................................                       (17)
  Contributed capital.......................................                   (18,965)
                                                                             ---------
                                                                               (18,982)
                                                                             ---------
          Net change in equity..............................                 $      --
                                                                             =========
     (B) To record possible non-recurring charges associated
with severance payable to terminated employees and salary
continuation agreements, net of taxes.......................                 $     317
                                                                             =========

FIRST CENTRAL BANK
  (pooling of interests)

     (5)(A) To record the issuance of 688,742 shares of BancGroup Common Stock in exchange for all of the outstanding shares of First Central:

                                                              OUTSTANDING
                                                                SHARES
                                                              -----------
First Central outstanding shares............................    327,500
Conversion ratio............................................      2.103
BancGroup shares to be issued...............................                  688,742
Par value of 688,742 shares issued at $2.50 per share.......                 $  1,722
Shares issued at par value..................................   $  1,722
Total capital stock of First Central........................      2,776
Excess recorded as a decrease to contributed capital........                    1,054
                                                                             --------
                                                                                2,776

To eliminate First Central Common stock, at par value.......                   (1,638)
  Contributed capital.......................................                   (1,138)
                                                                             --------
                                                                               (2,776)
                                                                             --------
          Net change in equity..............................                 $     --
                                                                             ========
(B) To record possible non-recurring charges associated with severance payable to terminated employees and salary
continuation agreements, net of taxes.......................                 $    111
                                                                             ========

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

              CONDENSED PRO FORMA STATEMENTS OF INCOME (UNAUDITED)
                                 (IN THOUSANDS)

     The following summary includes (i) the condensed consolidated statements of income of BancGroup and subsidiaries on a historical basis for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994, (ii) the condensed statements of income of the completed business combination with First Independence Bank of Florida ("Completed Business Combination"), for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994, (iii) adjustments to give effect to the pooling-of-interests method business combination with First Independence,
(iv) the condensed statements of income for First Central Bank for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994, (v) adjustments to give effect to the proposed pooling-of-interests method business combination with First Central, (vi) the combined presentation of condensed consolidated statements of other probable business combinations with BancGroup: South Florida Banking Corp., United American Holding Corp. and ASB Bancshares, Inc. ("Other Probable Business Combinations"), for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994, (vii) adjustments to give effect to the probable pooling-of-interests method business combinations with South Florida and United American and the probable purchase method business combination with ASB, (viii) the pro forma statements of income of BancGroup and subsidiaries as if such business combinations had occurred on January 1, 1994. Note that for the purchase method business combination, Article 11 of Regulation S-X requires the pro forma statements of income to be presented only for the most recent fiscal year and interim period. Accordingly, only the condensed consolidated statements of income for the nine months ended September 30, 1997 and the year ended December 31, 1996 are included in (vi) and (vii) above for ASB.
     These pro forma statements should be read in conjunction with the accompanying notes and the separate consolidated statements of income of BancGroup and subsidiaries, incorporated by reference herein. The pro forma information provided may not necessarily be indicative of future results.

                                                    NINE MONTHS ENDED SEPTEMBER 30, 1997
                              --------------------------------------------------------------------------------

                              CONSOLIDATED    COMPLETED                     FIRST
                                COLONIAL       BUSINESS     ADJUSTMENTS/   CENTRAL   ADJUSTMENTS/
                               BANCGROUP     COMBINATION    (DEDUCTIONS)    BANK     (DEDUCTIONS)    SUBTOTAL
                              ------------   ------------   ------------   -------   ------------   ----------
Interest income.............   $  362,830     $   3,935      $             $ 3,453     $            $  370,218
Interest expense............      182,497         1,606                        777                     184,880
                               ----------     ---------      ----------    -------     --------     ----------
Net interest income.........      180,333         2,329                      2,676                     185,338
Provision for loan losses...        8,833                                       53                       8,886
                               ----------     ---------      ----------    -------     --------     ----------
Net interest income after
 provision for loan
 losses.....................      171,500         2,329                      2,623                     176,452
                               ----------     ---------      ----------    -------     --------     ----------
Noninterest income..........       61,623           355                        361                      62,339
Noninterest expense.........      143,609         2,023                      1,130                     146,762
                               ----------     ---------      ----------    -------     --------     ----------
Income before income
 taxes......................       89,514           661                      1,854                      92,029
Applicable income taxes.....       33,460                                      671                      34,131
                               ----------     ---------      ----------    -------     --------     ----------
Net income..................   $   56,054     $     661      $       --    $ 1,183                  $   57,898
                               ==========     =========      ==========    =======     ========     ==========
Average primary shares
 outstanding................   42,370,000       640,674        (640,674)   355,225     (355,225)    43,596,405
                                                                494,904                 731,501
Average fully-diluted shares
 outstanding................   42,963,000       640,674        (640,674)   355,225     (355,225)    44,200,415
                                                                503,935                 733,480
Earnings per share:
   Primary..................   $     1.32                                                           $     1.33
   Fully diluted............   $     1.31                                                           $     1.31

                                 NINE MONTHS ENDED SEPTEMBER 30, 1997
                              -------------------------------------------
                                 OTHER
                                PROBABLE                       PRO FORMA
                                BUSINESS     ADJUSTMENTS/       COMBINED
                              COMBINATIONS   (DEDUCTIONS)        TOTAL
                              ------------   ------------      ----------
Interest income.............   $  36,372                       $  406,590
Interest expense............      16,194             435(1)       201,509
                               ---------      ----------       ----------
Net interest income.........      20,178            (435)         205,081
Provision for loan losses...         747                            9,633
                               ---------      ----------       ----------
Net interest income after
 provision for loan
 losses.....................      19,431            (435)         195,448
                               ---------      ----------       ----------
Noninterest income..........       3,938                           66,277
Noninterest expense.........      16,198             (17)(1)      163,411
                                                     468(1)
                               ---------      ----------       ----------
Income before income
 taxes......................       7,171            (886)          98,314
Applicable income taxes.....       2,484            (153)(1)       36,462
                               ---------      ----------       ----------
Net income..................   $   4,687      $     (733)      $   61,852
                               =========      ==========       ==========
Average primary shares
 outstanding................   2,981,129      (2,981,129)      48,333,694
                                               4,737,290
Average fully-diluted shares
 outstanding................   2,981,129      (2,981,129)      48,954,127
                                               4,753,713
Earnings per share:
   Primary..................                                   $     1.28
   Fully diluted............                                   $     1.27

                                                       NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  -------------------------------------------------------------------------------
                                  CONSOLIDATED
                                    COLONIAL      COMPLETED                    FIRST
                                   BANCGROUP      BUSINESS     ADJUSTMENTS/   CENTRAL   ADJUSTMENTS/
                                  (RESTATED)*    COMBINATION   (DEDUCTIONS)    BANK     (DEDUCTIONS)    SUBTOTAL
                                  ------------   -----------   ------------   -------   ------------   ----------
Interest income.................   $  300,943      $2,870        $            $ 3,229     $            $  307,042
Interest expense................      151,547       1,172                         744                     153,463
                                   ----------      ------        --------     -------     --------     ----------
Net interest income.............      149,396       1,698                       2,485                     153,579
Provision for loan losses.......        6,292          43                          34                       6,369
                                   ----------      ------        --------     -------     --------     ----------
Net interest income after
 provision for loan losses......      143,104       1,655                       2,451                     147,210
                                   ----------      ------        --------     -------     --------     ----------
Noninterest income..............       53,900         383                         362                      54,645
Noninterest expense.............      129,378       1,616                       1,093                     132,087
                                   ----------      ------        --------     -------     --------     ----------
Income before income taxes......       67,626         422                       1,720                      69,768
Applicable income taxes.........       23,794          --                         630                      24,424
                                   ----------      ------        --------     -------     --------     ----------
Net income......................   $   43,832      $  422        $            $ 1,090     $            $   45,344
                                   ==========      ======        ========     =======     ========     ==========
Average primary shares
 outstanding**..................   39,525,000     529,107        (529,107)    345,908     (345,908)    40,651,916
                                                                  411,220                  715,696
Average fully-diluted shares
 outstanding**..................   40,204,000     529,107        (529,107)    345,908     (345,908)    41,332,910
                                                                  411,832                  717,078
Earnings per share:
 Primary**......................   $     1.11                                                          $     1.12
 Fully diluted**................         1.10                                                                1.11

                                    NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  ----------------------------------------
                                     OTHER
                                    PROBABLE                    PRO FORMA
                                    BUSINESS     ADJUSTMENTS/    COMBINED
                                  COMBINATIONS   (DEDUCTIONS)     TOTAL
                                  ------------   ------------   ----------
Interest income.................   $  22,778                    $  329,820
Interest expense................       9,261                       162,724
                                   ---------      ----------    ----------
Net interest income.............      13,517                       167,096
Provision for loan losses.......         747                         7,116
                                   ---------      ----------    ----------
Net interest income after
 provision for loan losses......      12,770                       159,980
                                   ---------      ----------    ----------
Noninterest income..............       2,492                        57,137
Noninterest expense.............      10,274                       142,361
                                   ---------      ----------    ----------
Income before income taxes......       4,988                        74,756
Applicable income taxes.........       1,856                        26,280
                                   ---------      ----------    ----------
Net income......................   $   3,132      $             $   48,476
                                   =========      ==========    ==========
Average primary shares
 outstanding**..................   2,700,215      (2,700,215)   44,328,894
                                                   3,676,978
Average fully-diluted shares
 outstanding**..................   2,700,215      (2,700,215)   45,013,888
                                                   3,680,978
Earnings per share:
 Primary**......................                                $     1.09
 Fully diluted**................                                      1.08

---------------

 * Restated to give retroactive effect to the April 22, 1997 pooling-of-interests business combination with Fort Brooke Bancorporation, Inc.
** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.

                                                        YEAR ENDED DECEMBER 31, 1996
                              --------------------------------------------------------------------------------
                              CONSOLIDATED
                                COLONIAL      COMPLETED                     FIRST
                               BANCGROUP      BUSINESS     ADJUSTMENTS/    CENTRAL   ADJUSTMENTS/
                              (RESTATED)*    COMBINATION   (DEDUCTIONS)     BANK     (DEDUCTIONS)    SUBTOTAL
                              ------------   -----------   ------------    -------   ------------   ----------
                                              (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income.............   $  406,838     $   3,916     $              $ 4,361                  $  415,115
Interest expense............      205,843         1,692                        980                     208,515
                               ----------     ---------     ----------     -------     --------     ----------
Net interest income.........      200,995         2,224                      3,381                     206,600
Provision for loan losses...       12,545           108                         54                      12,707
                               ----------     ---------     ----------     -------     --------     ----------
Net interest income after
 provision for loan
 losses.....................      188,450         2,116                      3,327                     193,893
                               ----------     ---------     ----------     -------     --------     ----------
Noninterest income..........       72,382           602                        500                      73,484
Noninterest expense.........      183,316         2,244                      1,483                     187,043
                               ----------     ---------     ----------     -------     --------     ----------
Income before income
 taxes......................       77,516           474                      2,344                      80,334
Applicable income taxes.....       27,303           (13)                       862                      28,152
                               ----------     ---------     ----------     -------     --------     ----------
Net income..................   $   50,213     $     487     $              $ 1,482                  $   52,182
                               ==========     =========     ==========     =======     ========     ==========
Average primary shares
 outstanding**..............   39,764,000       529,153       (529,153)    346,211     (346,211)    40,881,249
                                                               418,580                  698,669
Average fully-diluted shares
 outstanding**..............   40,623,000       529,153       (529,153)    346,211     (346,211)    41,762,561
                                                               437,602                  701,959
Earnings per share:
 Net income:
   Primary**................   $     1.26                                                           $     1.28
   Fully diluted**..........         1.25                                                                 1.26

                                    YEAR ENDED DECEMBER 31, 1996
                              -----------------------------------------
                                 OTHER
                                PROBABLE                     PRO FORMA
                                BUSINESS     ADJUSTMENTS/     COMBINED
                              COMBINATIONS   (DEDUCTIONS)      TOTAL
                              ------------   ------------    ----------

Interest income.............   $  41,631                     $  456,746
Interest expense............      17,812             579(1)     226,906
                               ---------      ----------     ----------
Net interest income.........      23,819            (579)       229,840
Provision for loan losses...       1,025                         13,732
                               ---------      ----------     ----------
Net interest income after
 provision for loan
 losses.....................      22,794            (579)       216,108
                               ---------      ----------     ----------
Noninterest income..........       4,334                         77,818
Noninterest expense.........      17,886             (23)(1)    205,529
                                                     623(1)
                               ---------      ----------     ----------
Income before income
 taxes......................       9,242          (1,179)        88,397
Applicable income taxes.....       3,208            (217)(1)     31,143
                               ---------      ----------     ----------
Net income..................   $   6,034      $     (962)    $   57,254
                               =========      ==========     ==========
Average primary shares
 outstanding**..............   2,788,496      (2,788,496)    45,357,294
                                               4,476,045
Average fully-diluted shares
 outstanding**..............   2,788,496      (2,788,496)    46,253,793
                                               4,491,232
Earnings per share:
 Net income:
   Primary**................                                 $     1.26
   Fully diluted**..........                                 $     1.25

---------------

 * Restated to give retroactive effect to the April 22, 1997 pooling-of-interests business combination with Fort Brooke Bancorporation, Inc.
** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.

                                                           YEAR ENDED DECEMBER 31, 1995
                                 --------------------------------------------------------------------------------
                                 CONSOLIDATED
                                   COLONIAL      COMPLETED                     FIRST
                                  BANCGROUP       BUSINESS     ADJUSTMENTS/   CENTRAL   ADJUSTMENTS/
                                 (RESTATED)*    COMBINATION    (DEDUCTIONS)    BANK     (DEDUCTIONS)    SUBTOTAL
                                 ------------   ------------   ------------   -------   ------------   ----------
                                                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income................   $  341,826     $   3,275      $             $ 4,176                  $  349,277
Interest expense...............      170,483         1,357                      1,050                     172,890
                                  ----------     ---------      ----------    -------     --------     ----------
Net interest income............      171,343         1,918                      3,126                     176,387
Provision for loan losses......        8,986            18                         75                       9,079
                                  ----------     ---------      ----------    -------     --------     ----------
Net interest income after
 provision for loan losses.....      162,357         1,900                      3,051                     167,308
                                  ----------     ---------      ----------    -------     --------     ----------
Noninterest income.............       60,527           411                        432                      61,370
Noninterest expense............      150,654         3,008                      1,467                     155,129
                                  ----------     ---------      ----------    -------     --------     ----------
Income before income taxes.....       72,230          (697)                     2,016                      73,549
Income taxes...................       25,765                                      758                      26,523
                                  ----------     ---------      ----------    -------     --------     ----------
Net income.....................   $   46,465     $    (697)     $             $ 1,258                  $   47,026
                                  ==========     =========      ==========    =======     ========     ==========
Average primary shares
 outstanding**.................   37,912,000       479,792        (479,792)   343,027     (343,027)    38,967,783
                                                                   348,185                 707,598
Average fully-diluted shares
 outstanding**.................   39,796,000       479,792        (479,792)   343,027     (343,027)    40,881,569
                                                                   370,394                 715,175
Earnings per share:
 Net income:
   Primary**...................   $     1.23                                                           $     1.21
   Fully diluted**.............   $     1.19                                                           $     1.18

                                       YEAR ENDED DECEMBER 31, 1995
                                 ----------------------------------------
                                    OTHER
                                   PROBABLE                    PRO FORMA
                                   BUSINESS     ADJUSTMENTS/    COMBINED
                                 COMBINATIONS   (DEDUCTIONS)     TOTAL
                                 ------------   ------------   ----------

Interest income................   $  25,983                    $  375,260
Interest expense...............      10,908                       183,798
                                  ---------      ----------    ----------
Net interest income............      15,075                       191,462
Provision for loan losses......       1,119                        10,198
                                  ---------      ----------    ----------
Net interest income after
 provision for loan losses.....      13,956                       181,264
                                  ---------      ----------    ----------
Noninterest income.............       2,521                        63,891
Noninterest expense............      12,618                       167,747
                                  ---------      ----------    ----------
Income before income taxes.....       3,859                        77,408
Income taxes...................         939                        27,462
                                  ---------      ----------    ----------
Net income.....................   $   2,920                    $   49,946
                                  =========      ==========    ==========
Average primary shares
 outstanding**.................   2,586,759      (2,586,759)   42,488,573
                                                  3,520,790
Average fully-diluted shares
 outstanding**.................   2,586,759      (2,586,759)   44,423,421
                                                  3,541,852
Earnings per share:
 Net income:
   Primary**...................                                $     1.18
   Fully diluted**.............                                $     1.15

---------------

 * Restated to give retroactive effect to the April 22, 1997 pooling-of-interests business combination with Fort Brooke Bancorporation, Inc.
** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.

                                                         YEAR ENDED DECEMBER 31, 1994
                              -----------------------------------------------------------------------------------
                              CONSOLIDATED
                                COLONIAL      COMPLETED                      FIRST
                               BANCGROUP       BUSINESS     ADJUSTMENTS/    CENTRAL     ADJUSTMENTS/
                              (RESTATED)*    COMBINATION    (DEDUCTIONS)      BANK      (DEDUCTIONS)    SUBTOTAL
                              ------------   ------------   ------------   ----------   ------------   ----------
                                                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Interest income.............   $  255,758     $   2,786      $              $ 3,727                    $  262,271
Interest expense............      105,797           965                         842                       107,604
                               ----------     ---------      ----------     -------       --------     ----------
Net interest income.........      149,961         1,821                       2,885                       154,667
Provision for loan losses...        8,254           132                          72                         8,458
                               ----------     ---------      ----------     -------       --------     ----------
Net interest income after
 provision for loan
 losses.....................      141,707         1,689                       2,813                       146,209
                               ----------     ---------      ----------     -------       --------     ----------
Noninterest income..........       54,149           322                         334                        54,805
Noninterest expense.........      144,119         2,191                       1,435                       147,745
                               ----------     ---------      ----------     -------       --------     ----------
Income before income
 taxes......................       51,737          (180)                      1,712                        53,269
Income taxes................       17,243                                       643                        17,886
                               ----------     ---------      ----------     -------       --------     ----------
Net income..................   $   34,494     $    (180)     $              $ 1,069                    $   35,383
                               ==========     =========      ==========     =======       ========     ==========
Average primary shares
 outstanding**..............   35,907,000       329,107        (329,107)    338,663       (338,663)    36,842,960
                                                                238,833                    697,127
Average fully-diluted shares
 outstanding**..............   37,383,000       329,107        (329,107)    338,663       (338,663)    38,318,960
                                                                238,833                    697,127
Earnings per share:
 Net income:
   Primary**................   $     0.96                                                              $     0.96
   Fully diluted**..........         0.95                                                                    0.95

                                    YEAR ENDED DECEMBER 31, 1994
                              ----------------------------------------
                                 OTHER
                                PROBABLE                    PRO FORMA
                                BUSINESS     ADJUSTMENTS/    COMBINED
                              COMBINATIONS   (DEDUCTIONS)     TOTAL
                              ------------   ------------   ----------

Interest income.............   $  18,738                    $  281,009
Interest expense............       7,075                       114,679
                               ---------      ----------    ----------
Net interest income.........      11,663                       166,330
Provision for loan losses...         618                         9,076
                               ---------      ----------    ----------
Net interest income after
 provision for loan
 losses.....................      11,045                       157,254
                               ---------      ----------    ----------
Noninterest income..........       2,084                        56,889
Noninterest expense.........       9,877                       157,622
                               ---------      ----------    ----------
Income before income
 taxes......................       3,252                        56,521
Income taxes................         724                        18,610
                               ---------      ----------    ----------
Net income..................   $   2,528                    $   37,911
                               =========      ==========    ==========
Average primary shares
 outstanding**..............   2,028,367      (2,028,367)   39,706,731
                                               2,863,771
Average fully-diluted shares
 outstanding**..............   2,028,367      (2,028,367)   41,182,731
                                               2,863,771
Earnings per share:
 Net income:
   Primary**................                                $     0.95
   Fully diluted**..........                                      0.95

---------------

 * Restated to give retroactive effect to the April 22, 1997 pooling-of-interests business combination with Fort Brooke Bancorporation, Inc.
** Restated to reflect the impact of a two-for-one stock split in the form of a 100% stock dividend paid on February 11, 1997.

PRO FORMA ADJUSTMENTS:

PENDING BUSINESS COMBINATIONS

     Adjustments applicable to the purchase method business combination with ASB
Bancshares:

          (1) To amortize the assignment of estimated fair value in excess of the carrying amount of assets acquired. The amortization consists of the following:

                                                   NINE MONTHS
                                                      ENDED
                                                  SEPTEMBER 30,         YEAR ENDED
                                                       1997          DECEMBER 31, 1996
                                                ------------------   -----------------
                                                            (IN THOUSANDS)
Increases in income:
  Amortization of write-down on fixed assets
     (5 year period)..........................  $          17             $    23
                                                      -------             -------
          Total...............................             17                  23
                                                      =======             =======
Increase in expense:
  Interest on subordinated debentures (assumed
     at 7.5%).................................           (435)               (579)
  Amortization of goodwill (15 year period)...           (468)               (623)
                                                      -------             -------
          Total...............................           (903)             (1,202)
                                                      =======             =======
Net decrease in income before tax.............           (886)             (1,179)
                                                      -------             -------
Tax effect of the pro forma adjustments (other
  than goodwill amortization).................            153                 217
                                                      -------             -------
          Net decrease in income..............  $        (733)            $  (962)
                                                      =======             =======

NONRECURRING CHARGES
(IN THOUSANDS)

     Nonrecurring charges and related tax effects which result directly from the business combinations and which will be included in BancGroup's results are set forth below. These charges are not reflected in the condensed pro forma statements of income.

          (1) Possible adjustments applicable to the purchase method business combination with ASB.

Increase in expense:
  Potential severance payable to terminated employees.......  $              (87)
                                                                         -------
Net decrease in income before taxes.........................                 (87)
                                                                         -------
Tax effect of the pro forma adjustment......................                  32
                                                                         -------
          Net decrease in income............................  $              (55)
                                                                         =======

          (2) Possible adjustments applicable to the pooling-of-interests method business combination with South Florida:

Increase in expense:
  Potential severance payable to terminated employees.......                (188)
                                                                         -------
Net decrease in income before tax...........................                (188)
                                                                         -------
Tax effect of the pro forma adjustments.....................                  69
                                                                         -------
          Net decrease in income............................  ($             120)
                                                                         =======

          (3) Possible adjustments applicable to the pooling-of-interests method business combination with United American:

Increases in expense:
  Adjustment for immediate vesting under salary continuation
     agreements.............................................  $             (424)
  Potential severance payable to terminated employees.......                 (76)
                                                                         -------
Net decrease in income before tax...........................                (500)
                                                                         -------
Tax effect of the pro forma adjustments.....................                 182
                                                                         -------
          Net decrease in income............................  $             (317)
                                                                         =======

          (4) Possible adjustments applicable to the pooling-of-interests method business combination with First Central:

Increases in expense:
  Adjustment for immediate vesting under salary continuation
     agreements.............................................  $             (169)
  Potential severance payable to terminated employees.......                  (6)
                                                                         -------
Net decrease in income before tax...........................                (175)
                                                                         -------
Tax effect of the pro forma adjustments.....................                  64
                                                                         -------
          Net decrease in income............................  $             (111)
                                                                         =======

                 THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

                  SELECTED FINANCIAL AND OPERATING INFORMATION

     The following tables present certain financial information for BancGroup on a historical basis for the nine months ended September 30, 1997 and 1996, as of September 30, 1997 and, years ended December 31, 1996, 1995, 1994, 1993 and 1992 and as of December 31, 1996, 1995, 1994, 1993 and 1992 and on a pro forma basis for the nine months ended September 30, 1997 and 1996, as of September 30, 1997 and, years ended December 31, 1996, 1995 and 1994.

     The pro forma information includes consolidated BancGroup and subsidiaries and consolidated First Independence. South Florida, United American, ASB and First Central. The pro forma balance sheet data gives effect to the combinations as if they had occurred on December 31, 1996 and the pro forma operating data gives effect to the combinations as if they occurred at the beginning of the earliest period presented. Note that for the purchase method combination,
Article 11 of the Regulation S-X requires pro forma statements to be presented for only the most recent fiscal year and interim period. Accordingly, ASB is only included in the pro forma information as of and for the nine months ended September 30, 1997 and the year ended December 31, 1996.

     The following selected financial information should be read in conjunction with the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and all of the financial statements included elsewhere in this Prospectus and incorporated by reference. The pro forma information provided below may not be indicative of future results.

                                                             NINE MONTHS ENDED SEPTEMBER 30,
                                                     ------------------------------------------------
                                                     BANCGROUP   BANCGROUP     BANCGROUP   BANCGROUP
                                                     PRO FORMA   HISTORICAL    PRO FORMA   HISTORICAL
                                                       1997         1997         1996         1996
                                                     ---------   ----------    ---------   ----------
STATEMENT OF INCOME
Interest income....................................  $406,590     $362,830     $329,820     $300,943
Interest expense...................................   201,509      182,497      162,724      151,547
                                                     --------     --------     --------     --------
Net interest income................................   205,081      180,333      167,096      149,396
Provision for loan losses..........................     9,633        8,833        7,116        6,292
                                                     --------     --------     --------     --------
Net interest income after provision for loan
  losses...........................................   195,448      171,500      159,980      143,104
Noninterest income.................................    66,277       61,623       57,137       53,900
Noninterest expense................................   163,411      143,609      142,361      129,378
                                                     --------     --------     --------     --------
Income before income taxes.........................    98,314       89,514       74,756       67,626
Applicable income taxes............................    36,462       33,460       26,280       23,794
                                                     --------     --------     --------     --------
Net income.........................................  $ 61,852     $ 56,054     $ 48,476     $ 43,832
                                                     ========     ========     ========     ========
EARNINGS PER SHARE
Net income:
  Primary..........................................  $   1.28     $   1.32     $   1.09     $   1.11
  Fully-diluted....................................  $   1.27     $   1.31     $   1.08     $   1.10
Average shares outstanding
  Primary..........................................    48,334       42,370       44,329       39,525
  Fully-diluted....................................    48,954       42,963       45,014       40,204
Cash dividends:
  Common...........................................  $   0.45     $   0.45     $  0.405     $  0.405

                                               YEAR ENDED DECEMBER 31,                    YEAR ENDED DECEMBER 31,
                              ---------------------------------------------------------   -----------------------
                              BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP   BANCGROUP    BANCGROUP
                              PRO FORMA   PRO FORMA   PRO FORMA   PRO FORMA   PRO FORMA   HISTORICAL   HISTORICAL
                                1996        1995        1994        1993        1992        1996*        1995*
                              ---------   ---------   ---------   ---------   ---------   ----------   ----------
STATEMENT OF INCOME
Interest income.............  $456,746    $375,260    $281,009    $236,084    $226,057     $406,838     $341,826
Interest expense............   226,906     183,798     114,679      92,813     100,932      205,843      170,483
                              --------    --------    --------    --------    --------     --------     --------
Net interest income.........   229,840     191,462     166,330     143,271     125,125      200,995      171,343
Provision for possible loan
  losses....................    13,732      10,198       9,076      15,234      18,207       12,545        8,986
                              --------    --------    --------    --------    --------     --------     --------
Net interest income after
  provision for loan
  losses....................   216,108     181,264     157,254     128,037     106,918      188,450      162,357
Noninterest income..........    77,818      63,891      56,889      55,649      50,217       72,382       60,527
Noninterest expense.........   201,064     167,747     157,622     144,335     129,476      178,851      150,654
SAIF special
  assessment(1).............     4,465          --          --                                4,465
                              --------    --------    --------    --------    --------     --------     --------
Income before income
  taxes.....................    88,397      77,408      56,521      39,351      27,659       77,516       72,230
Applicable income taxes.....    31,143      27,462      18,610      12,265       7,793       27,303       25,765
                              --------    --------    --------    --------    --------     --------     --------
Income before extraordinary
  items.....................    57,254      49,946      37,911      27,086      19,866       50,213       46,465
Extraordinary items.........        --          --          --        (396)
Cumulative effect of change
  in accounting.............        --          --          --       3,933
                              --------    --------    --------    --------    --------     --------     --------
Net income..................  $ 57,254    $ 49,946    $ 37,911    $ 30,623    $ 19,866     $ 50,213     $ 46,465
                              ========    ========    ========    ========    ========     ========     ========
EARNINGS PER SHARE
Income before extraordinary
  items:
  Primary**.................  $   1.26    $   1.18    $   0.95    $   0.73    $   0.61     $   1.26     $   1.23
  Fully diluted**...........  $   1.25    $   1.15    $   0.95        0.73        0.61     $   1.25     $   1.19
Net income:
  Primary**.................  $   1.26    $   1.18    $   0.95        0.82        0.61     $   1.26     $   1.23
  Fully diluted**...........  $   1.25    $   1.15    $   0.95        0.82        0.61     $   1.25     $   1.19
Average shares outstanding
  Primary**.................    45,357      42,489      39,707      37,194      32,361       39,764       37,912
  Fully diluted**...........    46,254      44,423      41,183      39,380      35,025       40,623       39,796
Cash dividends:
  Common**..................  $   0.54    $  0.338          --                             $   0.54     $  0.338
  Class A**.................              $  0.113    $  0.400    $  0.355    $  0.335                  $  0.113
  Class B**.................              $  0.063    $  0.200    $  0.155    $  0.135                  $  0.063

                                    YEAR ENDED DECEMBER 31,
                              ------------------------------------
                              BANCGROUP    BANCGROUP    BANCGROUP
                              HISTORICAL   HISTORICAL   HISTORICAL
                                1994*        1993*        1992*
                              ----------   ----------   ----------
STATEMENT OF INCOME
Interest income.............   $255,758     $204,322     $192,526
Interest expense............    105,797       81,008       86,283
                               --------     --------     --------
Net interest income.........    149,961      123,314      106,243
Provision for possible loan
  losses....................      8,254       11,767       14,625
                               --------     --------     --------
Net interest income after
  provision for loan
  losses....................    141,707      111,547       91,618
Noninterest income..........     54,149       50,990       46,226
Noninterest expense.........    144,119      125,901      112,340
SAIF special
  assessment(1).............
                               --------     --------     --------
Income before income
  taxes.....................     51,737       36,636       25,504
Applicable income taxes.....     17,243       11,249        6,960
                               --------     --------     --------
Income before extraordinary
  items.....................     34,494       25,387       18,544
Extraordinary items.........                    (396)
Cumulative effect of change
  in accounting.............                   3,890
                               --------     --------     --------
Net income..................   $ 34,494     $ 28,881     $ 18,544
                               ========     ========     ========
EARNINGS PER SHARE
Income before extraordinary
  items:
  Primary**.................   $   0.96     $   0.81     $   0.67
  Fully diluted**...........   $   0.95     $   0.81     $   0.67
Net income:
  Primary**.................   $   0.96     $   0.92     $   0.67
  Fully diluted**...........   $   0.95     $   0.91     $   0.67
Average shares outstanding
  Primary**.................     35,907       31,272       27,785
  Fully diluted**...........     37,383       33,458       30,407
Cash dividends:
  Common**..................
  Class A**.................   $  0.040     $  0.355     $  0.335
  Class B**.................   $  0.020     $  0.155     $  0.135

---------------

  * Restated to give retroactive effect to the April 22, 1997 pooling-of-interest business combination with Fort Brooke Bancorporation.
 ** Restated to reflect the impact of a two-for-one stock split in the form of a
    100% stock dividend paid February 11, 1997.
(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,465,000 in expense before income taxes and $2,874,000 net of applicable income taxes in 1996.

                                SEPTEMBER 30,                                 DECEMBER 31,
                           -----------------------   --------------------------------------------------------------
                           BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP    BANCGROUP
                           PRO FORMA    HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL
                              1997         1997        1996*        1995*        1994*        1993*        1992*
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF CONDITION
  DATA
At year end:
Total assets.............  $7,388,026   $6,605,927   $5,672,537   $4,960,165   $3,865,936   $3,728,270   $2,658,833
  Loans, net of unearned
    income...............   5,524,899    4,970,765    4,215,802    3,645,727    2,736,041    2,289,233    1,657,604
  Mortgage loans held for
    sale.................     182,878      182,878      157,966      112,203       61,556      368,515      150,835
  Deposits...............   5,815,203    5,136,556    4,299,821    3,869,012    3,067,500    2,990,190    2,251,299
  Long-term debt.........     112,755      101,099       39,092       47,688       86,662       57,397       22,979
  Shareholders' equity...     539,434      472,353      402,708      352,731      275,319      256,866      165,142
Average daily balances
  Total assets...........   6,695,111    5,956,312    5,286,587    4,373,227    3,708,350    3,015,787    2,592,966
  Interest-earning
    assets...............   6,142,738    5,462,405    4,835,713    3,985,649    3,349,026    2,681,428    2,294,670
  Loans, net of unearned
    income...............   5,000,795    4,479,967    3,931,084    3,123,407    2,477,768    1,813,569    1,615,713
  Mortgage loans held for
    sale.................     127,862      127,862      135,135       98,785      135,046      248,502      121,820
  Deposits...............   4,485,524    3,913,525    4,032,610    3,420,881    2,994,868    2,407,015    2,181,233
  Shareholders' equity...     485,780      424,886      383,401      308,532      269,353      200,217      159,785
Book value per share**...       11.34        11.26        10.29         9.43         7.93         7.69         6.34
Tangible book value per
  share**................  $     9.71   $     9.66   $     9.51   $     8.62   $     7.35   $     7.18   $     6.06
SELECTED RATIOS
Income before
  extraordinary items and
  the cumulative effect
  of a change in
  accounting for income
  taxes to:
    Average assets.......        1.23%        1.21%        0.95%        1.06%        0.93%        0.84%        0.72%
    Average stockholders'
      equity.............       16.99        16.84        13.09        15.06        12.81        12.68        11.61
Net income to:
    Average assets.......        1.23         1.21         0.95         1.06         0.93         0.96         0.72
    Average stockholders'
      equity.............       16.99        16.84        13.09        15.06        12.81        14.42        11.61
Efficiency ratio(1)......       62.44        58.92        64.94        64.39        69.83        71.96        73.16
Dividend payout..........       30.14        33.28        42.86        36.59        41.67        38.59        50.00
Average equity to average
  assets.................        7.26         7.13         7.25         7.06         7.26         6.64         6.16
Allowance for possible
  loan losses to total
  loans (Net of unearned
  income)................        1.24%        1.25%        1.27%        1.29%        1.55%        1.61%        1.50%

---------------

  * Restated to give retroactive effect to the April 22, 1997 pooling-of-interest business combinations with Fort Brooke Bancorporation.
 ** Restated to reflect the impact of a two-for-one stock split in the form of a
    100% stock dividend paid February 11, 1997.
(1) Legislation approving a one-time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF") resulted in $4,465,000 in expense before income taxes and $2,874,000 net of applicable income taxes in 1996.

                               FIRST CENTRAL BANK

                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following tables present selected historical financial data for First Central Bank. These tables should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus.

                                              NINE MONTHS
                                                 ENDED           AT AND FOR THE YEAR ENDED DECEMBER 31,
                                             SEPTEMBER 30,   -----------------------------------------------
                                                 1997         1996      1995      1994      1993      1992
                                             -------------   -------   -------   -------   -------   -------
At Period End:
  Cash and Cash equivalents................     $ 3,332      $ 6,220   $ 2,717   $ 2,260   $ 2,177   $ 2,836
  Investment securities, including Federal
    funds sold.............................      13,375       10,865    12,799    11,819    13,263    11,974
  Loans, net...............................      38,161       35,474    32,061    31,447    29,501    27,939
  Other assets.............................       1,771        1,416     1,618     1,619     1,086       636
                                                -------      -------   -------   -------   -------   -------
         Total assets......................     $56,639      $53,975   $49,195   $47,145   $46,027   $43,385
  Deposits.................................     $45,960      $44,551   $41,075   $40,399   $40,461   $38,474
  Other liabilities........................         623          432       477       316       153       426
  Shareholders' equity.....................      10,056        8,992     7,643     6,430     5,413     4,485
                                                -------      -------   -------   -------   -------   -------
         Total liabilities and
           shareholders'
           equity..........................     $56,639      $53,975   $49,195   $47,145   $46,027   $43,385
For the Period:
  Total interest income....................       3,453      $ 4,360   $ 4,175   $ 3,727   $ 3,335   $ 3,353
  Total interest expense...................         777          980     1,050       843       825       998
                                                -------      -------   -------   -------   -------   -------
         Net interest income...............       2,676        3,380     3,125     2,884     2,510     2,355
  Provision for loan losses................          53           54        75        71        44       123
                                                -------      -------   -------   -------   -------   -------
         Net interest income after
           provision for loan losses.......       2,623        3,326     3,050     2,813     2,466     2,232
  Noninterest income.......................         361          501       431       334       356       284
  Noninterest expense......................       1,130       (1,483)   (1,465)   (1,435)   (1,330)   (1,268)
                                                -------      -------   -------   -------   -------   -------
         Income before taxes...............       1,854        2,344     2,016     1,712     1,492     1,248
  Applicable income taxes..................         671          862       758       643       564       477
                                                -------      -------   -------   -------   -------   -------
         Net income........................     $ 1,183      $ 1,482   $ 1,258   $ 1,069   $   928   $   771
                                                =======      =======   =======   =======   =======   =======
  Net income per share.....................     $  3.33      $  4.28   $  3.67   $  3.16   $  2.79   $  2.38
  Weighted average number of shares
    outstanding............................     355,225      346,211   343,027   338,663   332,512   323,428
  Actual shares outstanding at end of
    period.................................     327,500      315,000   300,000   300,000   300,000   300,000
  Book value per share.....................     $ 30.71      $ 28.55   $ 25.47   $ 21.43   $ 18.04   $ 14.92
Ratios and other data:
  Return on average assets.................        2.94%        2.85%     2.57%     2.22%     2.15%     2.02%
  Return on average equity.................       16.42%       17.90%    17.74%    17.98%    18.52%    19.32%
  Average equity to average assets.........       17.87%       15.86%    14.39%    12.26%    11.29%    10.33%
  Net yield on average earning assets......        9.24%        9.01%     8.54%     8.26%     8.08%     8.56%
  Average earning assets to average
    interest-bearing liabilities...........      149.83%        1.47%     1.40%     1.34%     1.30%     1.27%
  Noninterest exp. to average assets.......        2.11%        2.85%     3.00%     2.98%     3.02%     3.18%
  Nonperforming assets as percent of
    total assets...........................        0.61%         .49%      .48%      .73%     1.41%      .23%
  Allowance for loan losses to total
    loans..................................        1.51%        1.48%     1.50%     1.46%     1.51%     1.52%

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is provided to afford the reader an understanding of the major elements of First Central Bank's financial condition, results of operation, capital resources and liquidity. It should be read in conjunction with the financial statements and notes thereto and other information appearing elsewhere in this Prospectus.

GENERAL

     First Central Bank (or the "Bank") is an FDIC-insured, state chartered commercial bank headquartered in St. Petersburg, Florida and is a member of the Federal Reserve System. The bank commenced operations on May 11, 1988. The Bank has one branch office located in St. Petersburg, Florida, and its main business is to attract deposits and to invest those funds in loans, including both secured and unsecured commercial loans, consumer loans, construction and residential mortgage loans, and the origination of loans secured by commercial real estate properties.

     At December 31, 1996, First Central had total assets of $54.0 million, an increase of 9.7% over the $49.2 million recorded at December 31, 1995, and total shareholders' equity of $9.7 million, up 17.7% over the $7.6 million at December 31, 1995. For the twelve months ended December 31, 1996 it had net earnings of $1.5 million, an improvement of approximately $224,000 from the earnings reported for the twelve months ending December 31, 1995 of $1.3 million.

     During the year ended December 31, 1996, net loans increased 10.6% to $35.5 million from $32.1 million as of December 31, 1995. The Bank's portfolio of investment securities decreased to $10.9 million as of December 31, 1996 from $10.6 million as of December 31, 1995. The Bank's deposits increased to $44.6 million as of December 31, 1996 from $41.1 million at December 31, 1995. The 8.5% increase in deposits reflected the Bank's strategy of continuing to accept and retain deposit accounts for which funds can be prudently invested.

REGULATION AND LEGISLATION

     As a state-chartered commercial bank, the Bank is subject to extensive regulation by the Florida Department of Banking and Finance ("Florida Department") and the Federal Reserve Board ("Federal Reserve"). The Bank files reports with the Florida Department and the Federal Reserve concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as opening additional branch offices and mergers with or acquisitions of other financial institutions. Periodic examinations are performed by the Florida Department and the Federal Reserve to monitor the Bank's compliance with various regulatory requirements and safety and soundness. The Bank is also subject to regulation by the Federal Reserve with respect to reserves required to be maintained against deposits and certain other matters. As a Florida corporation, the Bank is subject to that state's banking laws and to certain regulations by the Florida Department.

CREDIT RISK

     The Bank's business activity entails potential loan losses, the magnitude of which depend on a variety of economic factors affecting borrowers which are beyond the control of the Bank. While the Bank has instituted underwriting guidelines and credit review procedures to protect the Bank from avoidable credit losses, some losses will inevitably occur.

     The following tables set forth certain information regarding non-accrual loans and other real estate owned, the ratios of such loans and real estate owned to total assets as of the dates indicated, and certain other related information:

                                                                AT DECEMBER 31,
                                                        --------------------------------
                                                        1996   1995   1994   1993   1992
                                                        ----   ----   ----   ----   ----
                                                             (DOLLARS IN THOUSANDS)
Nonaccrual loans:
  Real estate loans
     Residential......................................  $220   $  0   $  0   $  0   $ 98
     Commercial.......................................     0      0     62    193      0
     Consumer and other loans.........................    46      0      5      0      0
                                                        ----   ----   ----   ----   ----
          Total nonperforming loans...................  $266   $  0   $ 67   $193   $ 98
                                                        ====   ====   ====   ====   ====
Other real estate owned:
  Real estate acquired by foreclosure or deed in lieu
     of foreclosure...................................     0%   235%   275%   455%     0%
          Total nonperforming assets..................   266%   235%   342%   648%    98%
          Total nonperforming loans to total assets...  0.49%     0%  0.14%  0.42%  0.23%
          Total nonperforming assets to total
            assets....................................  0.49%  0.48%  0.73%  1.41%  0.23%

     The following tables set forth information with respect to activity in the Bank's allowance for loan losses during the periods indicated:

                                            1996      1995      1994      1993      1992
                                           -------   -------   -------   -------   -------
Average outstanding loans................  $34,002   $32,373   $30,801   $30,935   $27,177
Allowance at beginning of period.........      487       465       451       430       323
  Loans charged-off
     Residential real estate loans.......        7         0        53        25         0
     Commercial real estate loans........        0         0        19         9         0
     Commercial loans....................        0        53         0         7        20
     Consumer loans......................        1         0         0         0         0
                                           -------   -------   -------   -------   -------
          Total loans charged-off........        8        53        72        41        20
                                           -------   -------   -------   -------   -------
  Recoveries.............................        0         0        15        18         4
                                           -------   -------   -------   -------   -------
  Net charge-offs (recoveries)...........        8        53        57        23        16
  Provisions for loan losses charged to
     operating expenses..................       54        75        72        44       123
                                           -------   -------   -------   -------   -------
Allowance at end of year.................  $   533   $   487   $   465   $   451   $   430
                                           =======   =======   =======   =======   =======
Net charge-offs to average loans
  outstanding............................   0.0002%   0.0016%   0.0019%   0.0007%   0.0006%
Allowance to period end loans............     1.48%     1.50%     1.46%     1.51%     1.52%
Period end loans, net of deferred fees...  $36,007   $32,548   $31,912   $29,952   $28,368

RESULTS OF OPERATIONS

     The operating results of the Bank depend primarily on its net interest income, which is equal to the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, which consist primarily of deposits. Net interest income is determined by reference to (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities ("net interest spread"), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank's net interest spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. In addition, the Bank's net earnings are also affected by the level of nonperforming loans and real estate owned, as well as the level of its non-interest income and non-interest expenses, such as salaries and employee benefits, occupancy, check and data processing and equipment costs and provisions for loan losses.

     The following tables set forth for the periods indicated information regarding (i) the total dollar amount of interest income of the Bank from earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost;
(iii) net interest income; (iv) net interest spread; and (v) net interest margin. Average balances are based upon daily balances.

                                     1996                                1995                                1994
                       ---------------------------------   ---------------------------------   ---------------------------------
                       AVG. BAL.   INTEREST   YIELD/RATE   AVG. BAL.   INTEREST   YIELD/RATE   AVG. BAL.   INTEREST   YIELD/RATE
                       ---------   --------   ----------   ---------   --------   ----------   ---------   --------   ----------
Earning assets:
  Loans(1)...........   $34,002     $3,501      10.30%      $32,373     $3,391      10.47%      $30,801     $2,962       9.62%
  Investment
    securities.......    10,639        659       6.19%       10,852        650       5.99%       11,317        650       5.74%
  Federal funds
    sold.............     3,814        200       5.24%        2,328        134       5.76%        2,981        115       3.86%
                        -------     ------                  -------     ------                  -------     ------
    Total earning
      assets.........    48,455     $4,360       9.00%       45,553     $4,175       9.17%       45,099      3,727       8.26%
                                    ------                              ------                              ------
Non-earning assets...     4,070                               4,953                               3,864
                        -------                             -------                             -------
    Total assets.....   $52,525                             $50,506                             $48,963
                        =======                             =======                             =======
Interest-bearing
  liabilities:
  Savings and NOW
    accounts.........   $ 6,433     $   90       1.40%      $ 7,016     $  115       1.64%      $ 8,301     $  138       1.66%
  Money market
    deposits.........    15,123        333       2.20%       14,201        355       2.50%       15,831        364       2.30%
  Certificates of
    deposit..........    11,352        557       4.91%       11,533        578       5.01%        9,501        341       3.59%
  Borrowings.........         0          0       0.00%           42          2       4.76%            0          0       0.00%
                        -------     ------                  -------     ------                  -------     ------
    Total interest-
      bearing
      liabilities....    32,908     $  980       2.98%       32,792     $1,050       3.20%       33,633     $  843       2.51%
                        -------     ------                  -------     ------                  -------
    Non interest-
      bearing
      liabilities....    11,363                              10,676                               9,432
Shareholders'
  equity.............     8,254                               7,038                               5,898
                        -------                             -------                             -------
    Total liabilities
      and equity.....   $52,525                             $50,506                             $48,963
                        =======                             =======                             =======
Net interest
  income.............               $3,380                              $3,125                              $2,884
                                    ======                              ======                              ======
Net interest
  spread.............                            6.02%                               5.97%                               5.75%
Ratio of average
  earning assets to
  average interest-
  bearing
  liabilities........     1.47%                                1.4%                               1.34%

RATE/VOLUME ANALYSIS

     The following tables set forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of earning assets and interest bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate), and (3) changes in rate-volume (change in rate multiplied by change in volume) (in thousands).

                                                              YEAR ENDED DECEMBER 31, 1996 VS
                                                                            1995
                                                              --------------------------------
                                                                 INCREASE (DECREASE) DUE TO
                                                              --------------------------------
                                                              RATE   VOLUME   RATE/VOL   TOTAL
                                                              ----   ------   --------   -----
                                                                       (IN THOUSANDS)
Interest-earning assets:
  Loans.....................................................  $(55)   $171      $ (6)    $110
  Investment securities.....................................    22     (13)        0        9
  Other earning assets......................................   (12)     86        (8)      66
                                                              ----    ----      ----     ----
          Total.............................................   (45)    244       (14)     185
                                                              ----    ----      ----     ----
Interest-bearing liabilities:
  Deposits:
     Savings and NOW accounts...............................   (42)    (10)       27      (25)
     Money market accounts..................................   (43)     23        (2)     (22)
     Certificate accounts...................................   (12)     (9)        0      (21)
  Borrowings................................................    (2)     (2)        2       (2)
                                                              ----    ----      ----     ----
          Total.............................................   (99)      2        27      (70)
                                                              ----    ----      ----     ----
Net change in net interest income...........................  $ 54    $242      $(41)    $255
                                                              ====    ====      ====     ====

LIQUIDITY AND CAPITAL RESOURCES

     A Florida-chartered commercial bank is required to maintain a liquidity reserve of at least 15% of its total transaction accounts and 8% of its total non-transaction accounts less public funds deposits. The liquidity reserve may consist of cash on hand, cash on deposit with other correspondent banks, federal funds sold, and certain investments as determined by the rules of the Florida Department. As of December 31, 1996 and December 31, 1995, the Bank's liquidity reserve totaled $14.6 million and $15.6 million, respectively, or approximately 32.7% and 38.09% of its total deposits.

     The following table sets forth the carrying value of the Bank's investment portfolio as of the dates indicated:

                                                                DECEMBER 31,
                                                        -----------------------------
                                                         1996       1995       1994
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Securities held to maturity:
  U.S. treasury securities............................  $   495    $   492    $   490
  U.S. government agencies............................    7,088      6,853      7,824
  State county and municipal..........................      215        215        215
                                                        -------    -------    -------
          Total held to maturity......................  $ 7,798    $ 7,560    $ 8,529
                                                        =======    =======    =======
Securities available for sale:
  U.S. treasury securities............................  $ 2,002    $ 1,504    $ 1,215
  U.S. government agencies............................    1,065      1,536      1,775
  State county and municipal..........................        0          0          0
                                                        -------    -------    -------
          Total available for sale....................    3,067      3,040      2,990
                                                        -------    -------    -------
          Total investment securities.................  $10,865    $10,600    $11,519
                                                        =======    =======    =======

     The following table sets forth, by maturity distribution, certain information pertaining to the Bank's investment securities portfolio at December 31, 1996:

                                                      SECURITIES HELD TO   SECURITIES AVAILABLE
                                                           MATURITY              FOR SALE
                                                      ------------------   --------------------
                                                      AMORTIZE ESTIMATE     AMORTIZE ESTIMATE
                                                      ------------------   --------------------
                                                      COST    FAIR VALUE    COST    FAIR VALUE
                                                      -----   ----------   ------   -----------
                                                               (DOLLARS IN THOUSANDS)
Due in:
  After one through five years......................  4,271     4,276       2,993      2,992
  After five through ten years......................  1,334     1,329           0          0
  Mortgage-backed securities/other..................  2,193     2,237           0          0
                                                      -----     -----       -----      -----
          Total.....................................  7,798     7,842       2,993      2,992
                                                      =====     =====       =====      =====

     At December 31, 1996 the securities portfolio carried a 6.19% aggregate yield to maturity.

     The Bank's primary sources of funds consist of principal payments on loans and investment securities, proceeds from sales and maturities of investment securities and net increases in deposits. The Bank uses its capital resources principally to purchase investment securities and fund existing and continuing loan commitments. At December 31, 1996 and December 31, 1995, the Bank had commitments to originate loans totaling $1.6 million and $1.2 million, respectively. Scheduled maturities of certificates of deposit during the next 12 months following December 31, 1996 totaled $10.3 million.

REGULATORY CAPITAL REQUIREMENTS

     For the purpose of evaluating the minimum capital adequacy of financial institution, Federal banking regulators have adopted regulations which make reference to the institution's "Tier 1 leverage" capital and also to its "total" capital. In most instances, "Tier 1 leverage" capital will consist solely of funds permanently committed to the institution (i.e., shareholders' equity), less net intangible assets. Conversely, "total" capital (comprised of the sum of Tier 1 and supplementary, or Tier 2 capital) includes not only shareholders' equity, but the allowance for loan losses (subject to limitations). Under FDIC regulations, the Bank is required to meet certain minimum capital thresholds. The requirement is not a valuation allowance and has not been created by charges against earnings; rather, it represents a restriction on shareholders' equity. The following table compares the minimum capital ratios required by the FDIC to the ratios maintained by First Central:

                                                                         FOR CAPITAL
                                                                           ADEQUACY
                                                         ACTUAL            PURPOSES
                                                     ---------------    --------------
As of December 31, 1996
Total Capital (to risk weighted assets)............  $9,490    23.80%   $3,186    8.00%
Tier I Capital (to risk weighted assets)...........   8,992    22.60     1,593    4.00
Tier I Capital (to average assets).................   8,992    17.10     2,101    4.00

ASSET AND LIABILITY MANAGEMENT

     As part of its asset and liability management, the Bank has emphasized establishing and implementing internal asset-liability decision processes, as well as communications and control procedures to aid in managing the Bank's earnings. Management believes that these processes and procedures provide the Bank with better capital planning, asset mix and volume controls, loan-pricing guidelines, and deposit interest-rate guidelines which should result in controls and less exposure to interest-rate risk.

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest-rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest-rate sensitive within a specific time period if it will mature or reprice within that time period. The interest-rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. The gap ratio is computed as rate-sensitive assets to rate-sensitive liabilities. A gap ratio of 1.0 represents perfect matching. A gap is considered positive when the interest-rate sensitive assets exceed interest-rate sensitive liabilities. A gap is considered negative when interest-rate sensitive liabilities exceed interest-rate sensitive assets. During a period of rising interest rates, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. During a period of falling interest rates, a negative gap would result in an increase in net interest income, while a positive gap would adversely affect net interest income.

     In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the Bank's results of operations, management continues to monitor asset and liability management policies to better match the maturities and repricing terms of the Bank's interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of: (i) emphasizing the origination of adjustable-rate loans; (ii) maintaining a stable core deposit base; and (iii) maintaining a significant portion of liquid assets (cash and short-term investments).

     The Bank has also maintained a relatively large portfolio of liquid assets (cash and assets maturing or repricing in one year or less) in order to reduce its vulnerability to shifts in market rates of interest. At December 31, 1996 and December 31, 1995, 31.74% and 31.88%, respectively, of the Bank's total assets consisted of cash, federal funds sold, and short-term U.S. Government securities, and its overall liquidity ratio was approximately 32.71% and 38.09% of total deposits.

     The Bank seeks to maintain a large stable core deposit base by providing quality service to its customers without significantly increasing its cost of funds or operating expenses. The success of the Bank's core deposit strategy is demonstrated by the stability of its money-market deposit accounts, savings accounts and NOW accounts, which, in the aggregate, totaled $22 million, representing 49.7% of total deposits at December 31, 1996 and $21 million or 51.1% of such deposits at December 31, 1995. These accounts bore a weighted-average ratio of 1.96% at December 31, 1996 and 2.22% at December 31, 1995.

     As of December 31, 1996, the Bank's cumulative one-year interest-rate sensitivity gap ratio was 69%. Although management believes that the implementation of the referenced strategies has reduced the potential adverse effects of changes in interest rates on the Bank's results of operations, any substantial and prolonged increase in market interest rates could have an adverse impact on the Bank's results of operations. Management monitors the Bank's interest-rate sensitivity gap on a monthly basis, having retained an external consulting firm to provide practical and theoretical gap reports. The practical gap report is based on the Federal Reserve's March 26, 1993 draft for incorporating Interest-Rate Risk into Risk-Based Capital Standards.

     The Bank's management monitors interest rate risk by reviewing several areas of the Bank's operation, such as liquidity, volatile liability dependence and rate sensitivity, operating within the targets and guidelines of the Bank's Funds Management policy. Although management believes little can be done until the maturity of the Bank's deposits occur to effect changes in rate sensitivity, the asset mix continues to move toward less rate sensitivity for all time periods, and while a negative gap will continue in the one year time period, it should decline in line with management goals.

     The following table sets forth certain information relating to the Bank's earning assets and interest-bearing liabilities at December 31, 1996 that are estimated to mature or are scheduled to reprice within the period shown:

                                                              MORE THAN        MORE
                                                              ONE YEAR         THAN
                                                 ONE YEAR   TO FIVE YEARS   FIVE YEARS    TOTAL
                                                 --------   -------------   ----------   -------
                                                             (DOLLARS IN THOUSANDS)
Earning assets:
  Fixed rate loans.............................  $ 6,797       $16,260        $  156     $23,213
  Adjustable rate loans........................   12,616             0             0      12,616
  Investments..................................    2,317         6,627         1,846      10,790
                                                 -------       -------        ------     -------
          Total earning assets.................  $21,730       $22,887        $2,002     $46,619
                                                 =======       =======        ======     =======
Interest-bearing liabilities
  Certificates of deposit......................  $11,258       $   703        $  100     $12,061
  Savings and NOW accounts.....................    6,640             0             0       6,640
  Money market accounts........................   15,502             0             0      15,502
                                                 -------       -------        ------     -------
          Total interest-bearing liabilities...  $33,400       $   703        $  100     $34,203
                                                 =======       =======        ======     =======

     Loan Maturities. The table below sets forth the contractual maturity of the Bank's commercial loan and construction loan portfolios at December 31, 1996. Demand loans, secured exclusively by passbook savings or CD's and having no stated schedule of repayments and no stated maturity, are reported as due within one year. The table does not reflect anticipated prepayments.

                                                              MATURITY SCHEDULE OF SELECTED LOANS
                                                              -----------------------------------
                                                                                  OVER
                                                               0-12       1-5       5
                                                              MONTHS     YEARS    YEARS    TOTAL
                                                              -------   -------   -----   -------
Fixed interest rate.........................................  $ 6,797   $16,260   $156    $23,213
Variable interest rate......................................    8,452     4,164      0     12,616
                                                              -------   -------   ----    -------
          Total.............................................  $15,249   $20,424   $156    $35,829
                                                              =======   =======   ====    =======

     The following table shows the distribution of, and certain other information relating to the Bank's deposit accounts, by type:

                                                               AT DECEMBER 31,
                                                   ---------------------------------------
                                                          1996                 1995
                                                   ------------------    -----------------
                                                               % OF                 % OF
                                                    AMOUNT    DEPOSIT    AMOUNT    DEPOSIT
                                                   --------   -------    -------   -------
                                                           (DOLLARS IN THOUSANDS)
Demand deposits..................................  $ 10,348    23.23%    $ 8,334    20.29%
Saving and NOWs deposits.........................     6,640    14.90       6,771    16.48
Money market deposits............................    15,502    34.80      14,201    34.57
Certificates of deposit..........................    12,061    27.07      11,769    28.65
                                                   --------              -------
          Total..................................  $ 44,551   100.00%    $41,075   100.00%
                                                   ========              =======

     The following table shows the average amount of and the average rate paid on each of the following deposit accounts categories during the periods indicated:

                                                      YEAR ENDING DECEMBER 31,
                                      ---------------------------------------------------------
                                            1996                1995                1994
                                      -----------------   -----------------   -----------------
                                      AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE
                                      BALANCE    RATE     BALANCE    RATE     BALANCE    RATE
                                      -------   -------   -------   -------   -------   -------
                                                       (DOLLARS IN THOUSANDS)
Noninterest bearing checking
  accounts..........................  $11,074    0.00%    $10,573    0.00%    $ 9,217    0.00%
NOW and savings accounts............    6,433    1.40       7,016    1.64       8,301    1.66
Money market accounts...............   15,123    2.20      14,201    2.50      15,831    2.30
Certificate of deposit..............   11,352    4.91      11,533    5.10       9,501    3.59
                                      -------             -------             -------
          Total deposits............  $43,982    2.23%    $43,323    2.42%    $42,850    1.97%
                                      =======             =======             =======

     The following table presents for various interest rate categories the amounts of outstanding certificates of deposit at December 31, 1996 which mature during the periods indicated:

MATURITY                                                      (IN THOUSANDS)
--------                                                      --------------
1997........................................................     $10,943
1998........................................................       1,018
1999........................................................         100
                                                                 -------
          Total.............................................     $12,061
                                                                 =======

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

     General. Net income for the nine months ended September 30, 1997 was $1,182,000 or $3.33 per share compared to $1,090,000 or $3.15 per share for the same period in 1996. The increase in income was due primarily to an increase in interest income.

     Interest Income and Expense. Interest income increased $225,000 or 6.97% to $3,453,000 during the nine months ended September 30, 1997. Interest on loans increased $298,000 to $2,890,000 due to an increase in the average loan portfolio from $33,750,000 for the three quarters ending September 30, 1996 to $37,480,000 for the three quarters ended September 30, 1997. Interest on investment securities decreased $9,000 to $476,000 due to a decrease in average balance of securities during the first three quarters of 1997 compared with 1996.

     Interest expense on deposit accounts increased $33,000 or 4.44% to $777,000 during the nine months ended September 30, 1997 due to an increase in the average balance of interest bearing liabilities.

     Provisions for Loan Losses. The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by the Bank, industry standards, the amount of nonperforming loans, general economic conditions, particularly as they relate to the Bank's market areas, and other factors related to the collectibility of the Bank's loan portfolio. The provision for loan losses increased $19,000 from $34,000 at September 30, 1996 to $53,000 at September 30, 1997. The reserve for possible loan losses increased from $513,000 at September 30, 1996 to $586,000 at September 30, 1997. Nonperforming loans as a percentage of total assets were .1% at September 30, 1997 as compared to 0.0% at September 30, 1996. While management believes that its reserves for possible loan losses was adequate as of September 30, 1997, future adjustments to the Bank's reserves for possible loan losses may be necessary if economic and other conditions differ substantially from the assumptions used in making the determination.

     Noninterest Income and Expense: Total noninterest income decreased .3%, from $362,000 for the nine months ended September 30, 1996 to $361,000 for the nine months ended September 30, 1997. This decrease is primarily due to the sale of property held as other real estate which was producing rental income. Total noninterest expense increased 3.4% from $1,094,000 for the nine months ended September 30, 1996 to $1,129,000 for the nine months ended September 30, 1997. This increase was due to normal growth.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

     General. Net income for the year ended December 31, 1996 was $1,482,000 or $4.28 per share compared to a net income of $1,258,000 or $3.67 per share for December 31, 1995. The increase in earnings of $224,000 was due primarily to an increase in interest income and a decrease in interest expense.

     Interest Income and Expense. Interest income increased $185,000 or 4.43% to $4,360,000 during the year ended December 31, 1997. Interest on loans increased $110,000 to $3,501,000 due to an increase in the average loan portfolio from $32,373,000 during 1995 to $34,002,000 during 1996. Interest on investment securities increased $9,000 to $659,000 due to an increase in the average yield of securities during 1996 compared with 1995.

     Interest expense on deposit accounts and short-term borrowings decreased from $1,050,000 for the year ended December 31, 1995 to $980,000 for the year ended December 31, 1996. This decrease was primarily the result of a decrease in rates paid on deposit accounts.

     Provisions for Credit Losses. The provision for loan losses decreased from $75,000 for the year ended December 31, 1995 to $54,000 during 1996. The allowance for loan losses increased from $487,000 at December 31, 1995 to $533,000 at December 31, 1996. Nonperforming loans as a percentage of total assets were 0.49% at December 31, 1996 as compared to 0% at December 31, 1995.

     Noninterest Income and Expense. Total noninterest increased 15.8%, from $432,000 for the year ended December 31, 1995 to $500,000 for the year ended December 31, 1996. This increase is due to an increase in rental fees on property held as other real estate and overdraft service charges. Total noninterest expense increased 1.21% from $1,465,000 for the year ended December 31, 1995 to $1,483,000 for the year ended December 31, 1996. This increase is due to normal growth.

COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

     General. The net income for the year ended December 31, 1995 was $1,258,000 or $3.67 per share compared to net income of $1,069,000 or $3.16 per share for 1994. The increase in earnings was due primarily to increases in both net interest income and noninterest income.

     Interest Income. Interest income increased $448,000 or 12.02% during the year ended December 31, 1995. Interest on loans increased $429,000 to $3,391,000 due to an increase in the average loan portfolio from $30,801,000 during 1994 to $32,373,000 during 1995. Interest on investment securities remained the same at $650,000 for the years ended 1994 and 1995, due to an increase in the average yield earned on investment securities from 5.74% during 1994 to 5.99% during 1995, even though the average amount invested in securities decreased during 1995 as compared to 1994.

     Interest Expense. Interest expense on deposit accounts and short-term borrowings increased from $843,000 for the year ended December 31, 1994 to $1,050,000 for the year ended December 31, 1995. This increase was primarily the result of an increase in the average yield of deposits during 1995 as compared to 1994.

     Noninterest Income and Expense. Total noninterest income increased 29.5%, from $334,000 for the year ended December 31, 1994 to $432,000 for the year ended December 31, 1995. This increase is primarily due to the Bank's investment in a salary continuation plan for three executive officers. Total noninterest expense increased 2.27% from $1,435,000 for the year ended December 31, 1994 to $1,467,000 for the year ended December 31, 1995. The increase was primarily due to increase in employee compensation and occupancy and equipment expenses.

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data presented herein have been prepared on the traditional basis of accounting, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

FUTURE ACCOUNTING REQUIREMENTS

     The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 125), which provides accounting and reporting standards for certain transfers and servicing of financial assets, as well as extinguishment of liabilities. SFAS 125 also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125, as amended by SFAS 127, is generally effective for activities under the standards that
occur after      . Management does not anticipate SFAS 125 will have a material impact on the Bank.

     The FASB has also issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). SFAS 128 establishes standards for computing and presenting earnings per share, making them comparable to international accounting standards. It replaces the previously-required presentation of primary earnings per share with a presentation of basic earnings per share, and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. Under SFAS 128, dilution is excluded from basic earnings
per share. SFAS 128 is effective for periods ending after        , and earlier
application is not permitted. Other than the required restatement after the effective date of prior earnings per share data, management does not believe SFAS 128 will have any material effect on the Bank.

     In June 1997, the FASB released SFAS No. 130, "Reporting of Comprehensive Income" (SFAS 130), which established standards for reporting and display of comprehensive income and its components. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management does not expect this pronouncement to have a material effect on the financial statements.

     In June 1997, the FASB released SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131), which established standards for reporting information about operating segments. SFAS 131 is effective for fiscal years beginning December 15, 1997. Management does not expect this pronouncement to have a material effect on the financial statements.

                             BUSINESS OF BANCGROUP

GENERAL

     BancGroup is a bank holding company registered under the BHCA. It was organized in 1988 under the laws of Delaware and has operated under its current name and management since 1981. BancGroup operates a wholly owned commercial banking subsidiary, Colonial Bank, in the states of Alabama, Georgia, Florida and Tennessee. Colonial Bank conducts a full service commercial banking business through 119 branches in Alabama, 5 branches in Tennessee, 14 branches in Georgia and 56 branches in Florida. BancGroup has also entered into an agreement to acquire three additional banks. Colonial Mortgage Company, a subsidiary of Colonial Bank, is a mortgage banking company which services approximately $12.5 billion in residential loans and which originates residential mortgages in 37 states through four divisional offices. The above amounts and numbers were calculated as of September 30, 1997. At September 30, 1997, BancGroup had consolidated total assets of $6.6 billion and consolidated stockholders' equity of $472.4 million. Since September 30, 1997, BancGroup has acquired one banking institution with aggregate assets of $65.0 million and aggregate stockholders' equity of $6.3 million. This acquisition is included in the pro forma statements included herein. See "Business of BancGroup." BancGroup's commercial banking loan portfolio is comprised primarily of commercial real estate loans (24%) and residential real estate loans (45%), a significant portion of which is located within the States of Alabama and Florida, BancGroup's growth in loans over the past several years has been concentrated in commercial and residential real estate loans.

RECENTLY COMPLETED AND OTHER PROPOSED BUSINESS COMBINATIONS

     Since September 30, 1997, BancGroup has merged one banking institution into BancGroup; First Independence Bank of Florida located in Florida, with aggregate assets and stockholders' equity acquired of $65.0 million and $6.3 million, respectively. This acquisition is included in the pro forma statements contained herein.

     See "The Colonial BancGroup, Inc. and Subsidiaries -- Condensed Pro Forma Statements of Condition (Unaudited)."

     BancGroup has entered into a definitive agreement dated as of August 28, 1997 to acquire ASB Bancshares, Inc. ("ASB"). ASB is an Alabama corporation and is a holding company for Ashville Savings Bank located in St. Clair County, Alabama. ASB will merge with BancGroup and following such merger Ashville Savings Bank will merge with Colonial Bank. BancGroup will issue a maximum of 632,362 shares of its Common Stock, depending upon the market value at the time of such merger, and issue an aggregate amount of $7,724,813 in subordinated debentures to the shareholders of ASB. This transaction is subject to, among other things, approval by the stockholders of ASB and approval by appropriate regulatory authorities and will be accounted for as a purchase. At September 30, 1997, ASB has assets of $144.5 million, deposits of $130.9 million and stockholders' equity of $12.1 million.

     BancGroup has entered into a definitive agreement dated as of September 4, 1997 to acquire South Florida Banking Corp. ("South Florida"). South Florida is a Florida corporation and is a holding company for First National Bank of Florida at Bonita Springs located in Lee County, Florida. South Florida will merge with BancGroup and following such merger First National Bank of Florida at Bonita Springs will merge with Colonial Bank. BancGroup will issue an estimated maximum of 1,929,744 shares of its Common Stock to the shareholders of South Florida. The transaction is subject to, among other things, approval by the shareholders of South Florida and approval by appropriate regulatory authorities and will be accounted for as a pooling of interests. At September 30, 1997, South Florida has assets of $246.0 million, deposits of $215.9 million and shareholders' equity of $16.9 million.

     BancGroup has entered into a definitive agreement dated as of September 8, 1997 to acquire United American Bank of Central Florida ("United American"). United American is a Florida corporation located in Orlando, Florida. United American will merge with BancGroup and following such merger United American will merge with Colonial Bank. BancGroup will issue a maximum of 2,729,218 shares of its Common Stock to the shareholders of United American. The transaction is subject to, among other things, approval by the shareholders of United American and approval by appropriate regulatory authorities. At September 30, 1997, United American has assets of $260.8 million, deposits of $227.5 million and shareholders' equity of $21.5 million.

YEAR 2000 COMPLIANCE

     Most computer software programs and processing systems, including those used by BancGroup and its subsidiaries in their operations have not been designed to accommodate entries beyond the year 1999 in date fields. Failure to address the anticipated consequences of this design deficiency could have material adverse effects on the business and operations of any business, including BancGroup, that relies on computers and associated technologies. In response to the challenges of addressing such consequences in the banking industry, bank regulatory agencies, including the Federal Reserve, BancGroup's primary regulator, have established a Year 2000 Supervision Program and published guidelines for implementing procedures to bring the computer software programs and processing systems into year 2000 compliance.

     In compliance with the guidelines of the Federal Reserve, BancGroup has assigned staff on a full time basis to assess the impact of year 2000 on all areas of BancGroup, Colonial Bank and the bank's mortgage company subsidiary. The staff is responsible for developing and implementing a strategy to ensure that all critical systems are year 2000 compliant and testing has begun by fourth quarter 1998. All critical Bank software and processing systems are currently being upgraded to year 2000 compliant status. The anticipated cost of upgrading those systems for Colonial Bank is presently estimated to be approximately $800,000. The mortgage company servicing system is scheduled to be rewritten into year 2000 compliant format by November 1998. The cost of the mortgage company servicing system rewrite, in addition to other systems upgrades is estimated to be $2.7 million spread over the next two to three years. BancGroup anticipates that these modifications will bring added functionality and capacity to BancGroup. Micro computer based systems are currently being assessed and the cost of bringing those systems into year 2000 compliance is not currently ascertainable. The costs to bring other miscellaneous systems into year 2000 compliance is not expected to be material.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     As of April 30, 1997, BancGroup had issued and outstanding 40,740,357 shares of BancGroup Common Stock with 7,729 stockholders of record. Each such share is entitled to one vote. In addition, as of that date, 1,839,981 shares of BancGroup Common Stock were subject to issue upon exercise of options pursuant to BancGroup's stock option plans and up to 512,800 shares of BancGroup Common Stock were issuable upon conversion of BancGroup's 1986 Debentures. There are currently 100,000,000 shares of BancGroup Common Stock authorized.

     The following table shows those persons who are known to BancGroup to be beneficial owners as of April 30, 1997, of more than five percent of outstanding BancGroup Common Stock.

                                                                               PERCENTAGE
                                                               COMMON           OF CLASS
NAME AND ADDRESS                                                STOCK        OUTSTANDING(1)
----------------                                              ---------      --------------
Robert E. Lowder(2).........................................  2,888,820(3)        6.78%
  Post Office Box 1108
  Montgomery, AL 36101
James K. Lowder.............................................  2,199,298           5.17%
  Post Office Box 250
  Montgomery, AL 36142
Thomas H. Lowder............................................  2,146,106           5.04%
  Post Office Box 11687
  Birmingham, AL 35202

---------------

(1) Percentages are calculated for each person assuming the issuance of shares of BancGroup Common Stock pursuant to BancGroup's stock option plans, if any, that are held by such person.
(2) Robert E. Lowder is the brother of James K. and Thomas H. Lowder. Robert E. Lowder disclaims any beneficial ownership interest in the shares owned by his brothers and in 85,442 shares owned by his mother.
(3) Includes 181,020 shares of BancGroup Common Stock subject to options under BancGroup's stock option plans.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table indicates for each director, executive officer, and all executive officers and directors of BancGroup as a group the number of shares of outstanding Common Stock of BancGroup beneficially owned as of April 30, 1997.

                                                                                PERCENTAGE
                                                               COMMON            OF CLASS
NAME                                                            STOCK         OUTSTANDING(1)
----                                                          ---------       --------------
DIRECTORS
Lewis Beville...............................................      1,816                 *
Young J. Boozer.............................................     15,256(2)              *
William Britton.............................................     19,616                 *
Jerry J. Chesser............................................    147,428                 *
Augustus K. Clements, III...................................     18,600                 *
Robert S. Craft.............................................     11,994                 *
Patrick F. Dye..............................................     37,960(3)              *
Clinton O. Holdbrooks.......................................    280,900(4)              *
D.B. Jones..................................................     20,714(5)              *
Harold D. King..............................................    156,108                 *
Robert E. Lowder**..........................................  2,888,820**(6)       6.78%*
John Ed Mathison............................................     28,454                 *
Milton E. McGregor..........................................          0                 *
John C.H. Miller, Jr........................................     40,480(7)              *
Joe D. Mussafer.............................................     20,264                 *
William E. Powell, III......................................     14,352                 *
J. Donald Prewitt...........................................    222,940                 *
Jack H. Rainer..............................................      2,900                 *
Jimmy Rane..................................................          0                 *

                                                                                PERCENTAGE
                                                               COMMON            OF CLASS
NAME                                                            STOCK         OUTSTANDING(1)
----                                                          ---------       --------------
Frances E. Roper............................................    365,342                 *
Simuel Sippial..............................................      2,774                 *
Ed V. Welch.................................................     30,454                 *
EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS
Purser L. McLeod, Jr........................................     74,951                 *
Young J. Boozer, III........................................     96,920(9)              *
W. Flake Oakley, IV.........................................     39,458(9)              *
Michelle Condon.............................................     18,586(9)              *
All Executive Officers and Directors as a Group.............  4,529,087(10)        10.64%

---------------

   * Represents less than one percent.
  ** Executive Officer.
 (1) Percentages are calculated for each person and for the group assuming the issuance of shares of Common Stock pursuant to BancGroup's stock option plans, if any, that are held by such persons.
 (2) Includes 1,000 shares of Common Stock out of 2,000 shares owned by Young J. Boozer, and Young J. Boozer, III EX U/W Phyllis C. Boozer.
 (3) Includes 35,960 shares of Common Stock subject to options exercisable under BancGroup's stock option plans.
 (4) Includes 24,524 shares of Common Stock subject to options under BancGroup's stock option plans, and 78,998 shares over which Mr. Holdbrooks serves as trustee.
 (5) Mr. Jones holds power to vote these shares as trustee.
 (6) These shares include 181,020 shares of Common Stock subject to options under BancGroup's stock option plans. See the table at "Voting Securities and Principal Stockholders."
 (7) Includes 20,000 shares subject to options.
 (8) Includes 71,604 shares subject to stock options.
 (9) Young J. Boozer, III, W. Flake Oakley, IV, P.L. "Mac" McLeod, Jr., and Michelle Condon, hold options respecting 25,000, 18,000, 26,000 and 11,000 shares of Common Stock, respectively, pursuant to BancGroup's stock option plan.
(10) P.L. "Mac" McLeod, Jr. was nominated as President of BancGroup on August 12, 1997, and such nomination was approved by BancGroup's Board of Directors on October 15, 1997.
(11) Includes shares subject to options.

MANAGEMENT INFORMATION

     Certain information regarding the biographies of the directors and executive officers of BancGroup, executive compensation and related party transactions is included in (i) BancGroup's Annual Report on Form 10-K for the fiscal year ending December 31, 1996, at item 10, (ii) BancGroup's Proxy Statement for its 1997 Annual Meeting, at items 10,11 and 13; and (iii) BancGroup's Report on For 8-K dated October 30, 1997 and is incorporated herein by reference.

                           BUSINESS OF FIRST CENTRAL

GENERAL

     First Central was incorporated on April 5, 1988, and chartered by the State of Florida as a capital stock commercial bank on May 11, 1998. First Central is a member of the Federal Reserve System, with deposits insured by the FDIC.

     First Central has operated as a traditional commercial financial institutions attracting checking, savings and money market account deposits from individuals and businesses, and using such deposits to originate commercial and residential real estate loans which are secured by property located primarily in Pinellas County, Florida. First Central also originates commercial loans, lines of credit and consumer loans. Its income is primarily derived from interest and fees received in connection with lending activities. Interest on deposits and general administrative expenses are First Central's major expense items.

     First Central currently employs 14 individuals and engages in the general business of personal and commercial banking primarily in Pinellas County communities, including the greater St. Petersburg area. For its primary sources of funds, First Central relies on personal and business deposits, money market deposit accounts, and certificates of deposit. First Central's primary sources of income include interest and fees earned from residential and commercial mortgage loans, including construction and permanent mortgage loans, secured and unsecured commercial and consumer loans, revolving credit lines, and automobile loans. Interest on deposits and general administrative expenses are First Central's major expense items.

MARKET AREA

     First Central operates its business from a single location in St. Petersburg. St. Petersburg is situated in Pinellas County, Florida with a population of 235,000.

     While hanging conditions involving the infrastructure requirements of various geographic locations around the country have limited economic growth and population expansion, First Central's market area has continued to grow because of the area's ability to attract new residents to its year-round climate and its relatively stable economic environment. The major economic base in First Central's market area includes agriculture, services and government, tourism, retail and real estate development and construction businesses. First Central believes that its main office location is situated so as to take advantage of the economic and demographic growth in the market area.

PROPERTIES

     First Central's main office is located at 5858 Central Avenue, St. Petersburg, Florida 37707, with First Central leasing and occupying 6,176 square feet.

     Management of First Central believes its main office to be convenient to both commercial and individual customers and that such accessibility is a competitive advantage.

COMPETITION

     First Central ranks 22nd in Pinellas County deposits with a market share of 0.32%. Total deposits held by financial institutions in Pinellas County totaled $13.0 billion as of June 30, 1996 and have increased 1.8% on a compound basis since 1994, as compared to 1.9% for First Central over the same time period.

     First Central ranks 14th in St. Petersburg deposits with a market share of 1.0%. Total deposits held by financial institutions in St. Petersburg totaled $4.1 billion as of June 30, 1996 and have increased 0.84% on a compound basis since 1994. The market share leaders in St. Petersburg include Barnett Banks with a 27.2% market share, First Union Corp. with a 17.8% market share, Nationsbank Corp. with an 11.9% market share, Suntrust Banks with a 8.9% market share, SouthTrust Corp. with an 8.1% market share, and AmSouth Bancorp. With a 7.3% market share.

     Total population in Pinellas County is estimated at 871,000 as of 1996. Population projections for 2001 indicate 1.3% growth in Pinellas County. St. Petersburg's total population is estimated at 235,000 individuals as of 1996 and is projected to remain at this level through 2001. The State of Florida is projected to grow 7.7%, reaching 15.4 million individuals in 2001.

PRINCIPAL HOLDERS OF COMMON STOCK

     First Central's authorized capital stock consists of 450,000 shares of First Central Common Stock, par value $5.00 per share, of which 327,500 shares are issued and outstanding as of the Record Date. There are 29,500 shares of First Central Common Stock reserved for issuance upon exercise of First Central Options.

     The following table sets forth information as of the Record Date regarding the ownership of First Central Common Stock by each director and executive officer of First Central, by each person known to First Central to be the beneficial owner of more than five percent of the First Central Common Stock and by all directors and executive officers as a group. Unless otherwise indicated, all persons shown in the table have sole voting and investment power with regard to the shares shown.

                                                                 SHARES
                                                              BENEFICIALLY   PERCENTAGE
NAME AND POSITION OF BENEFICIAL OWNER                           OWNED(1)     OWNERSHIP
-------------------------------------                         ------------   ----------
Mark Benjamin, M.D., Director...............................     10,000          3.05
Philip Benjamin, O.D., Director.............................     37,050         11.31
Scott Bogle, Senior Vice President..........................      3,100             *
Robert P. Clark, Director...................................     10,000          3.05
E. Ralph Crawford, Chairman of the Board, President and
  Chief Executive Officer...................................     84,500         23.97
Lawrence Floyd, Senior Vice President.......................      4,500          1.36
Timothy Joslin, Director....................................     10,000          3.05
Irwin H. Miller, Director...................................     28,050          8.56
Craig Sher, Director........................................     12,500          3.82
Kerry Westbrook, Cashier and Vice President.................        750             *
All Directors and executive officers as a group (7 persons,
  including those names above)..............................    200,450         61.21

---------------

(1) The stock ownership information shown has been furnished to First Central by the named persons and group. Beneficial ownership as reported in the table and elsewhere in the Proxy Statement has been determined in accordance with Commission regulations and includes shares of First Central Common Stock which may be acquired within 60 days upon the exercise of outstanding stock options.

                         ADJOURNMENT OF SPECIAL MEETING

     Approval of the Agreement by First Central's shareholders requires the affirmative vote of at least a majority of the total votes eligible to be cast at the Special Meeting. In the event there are an insufficient number of shares of First Central Common Stock present in person or by proxy at the Special Meeting to approve the Agreement, First Central's Board of Directors intends to adjourn the Special Meeting to a later date provided a majority of the shares present and voting on the motion have voted in favor of such adjournment. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting. Proxies voted against the Agreement and abstentions will not be voted to adjourn the Special Meeting. Abstentions and broker non-votes will not be voted on this matter but will not count as "no votes." If it is necessary to adjourn the Special Meeting and the adjournment is for a period of not more than 30 days from the original date of the Special Meeting, no notice of the time and place of the adjourned meeting need be given the shareholders, other than an announcement made at the Special Meeting.

     The effect of any such adjournment would be to permit First Central to solicit additional proxies for approval of the Agreement. While such an adjournment would not invalidate any proxies previously filed as long as the record date for the adjourned meeting remained the same, including proxies filed by shareholders voting against the Agreement, an adjournment would afford First Central the opportunity to solicit additional proxies in favor of the Agreement.

                                 OTHER MATTERS

     The Board of Directors of First Central is not aware of any business to come before the Special Meeting other than those matters described above in this Prospectus. If, however, any other matters not now known should properly come before the Special Meeting, the proxy holders named in the accompanying proxy will vote such proxy on such matters as determined by a majority of the Board of Directors of First Central.

             DATE FOR SUBMISSION OF BANCGROUP SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in BancGroup's proxy solicitation materials for its 1998 annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at BancGroup's main office at One Commerce Street, Post Office Box 1108, Montgomery, Alabama 36101, no later than 120 calendar days in advance of the date of March 14, 1998.

                                 LEGAL MATTERS

     Certain legal matters regarding the shares of BancGroup Common Stock of BancGroup offered hereby are being passed upon by the law firm of Miller, Hamilton, Snider & Odom, L.L.C., Mobile, Alabama, of which John C. H. Miller, Jr., a director of BancGroup, is a partner. Such firm received fees for legal services performed in 1996 of $1,474,853. John C. H. Miller, Jr. as of September 30, 1997 beneficially owns 38,352 shares of Common Stock. Mr. Miller also received employee-related compensation from BancGroup in 1996 of $41,000. Certain legal matters relating to the Merger are being passed upon for First Central by the law firm of Werner & Blank, Toledo, Ohio.

                                    EXPERTS

     Coopers & Lybrand L.L.P. serves as the independent accountants for BancGroup. The consolidated financial statements of BancGroup and the supplemental consolidated financial statements of BancGroup as of December 31, 1996 and 1995 and for each of the three years ended December 31, 1996 are incorporated by reference in this Prospectus in reliance upon the report of such firm, given on the authority of that firm as experts in accounting and auditing. It is not expected that a representative of such firm will be present at the Special Meeting.

     First Central's financial statements as of December 31, 1996 and 1995, and for each of the three years ended December 31, 1996, included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF FIRST CENTRAL PRIOR TO THE SPECIAL MEETING, BY EXECUTING A LATER DATED PROXY AND DELIVERING IT TO THE SECRETARY OF FIRST CENTRAL PRIOR TO THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING VOTING IN PERSON.

                               FIRST CENTRAL BANK

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
December 31, 1996 and 1995:
  Report of Independent Certified Public Accountants........   F-2
  Balance Sheets............................................   F-3
  Statements of Income......................................   F-4
  Statements of Stockholders' Equity........................   F-5
  Statements of Cash Flows..................................   F-6
  Notes to Financial Statements.............................   F-7
September 30, 1997 and 1996:
  Unaudited Balance Sheets..................................  F-16
  Unaudited Statements of Income............................  F-17
  Unaudited Statements of Stockholders' Equity..............  F-18
  Unaudited Statements of Cash Flows........................  F-19
  Notes to Financial Statements.............................  F-20

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
First Central Bank:

     We have audited the accompanying balance sheets of First Central Bank (a Florida corporation) as of December 31, 1996 and 1995, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Central Bank as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Tampa, Florida,
  January 10, 1997

                               FIRST CENTRAL BANK

                  BALANCE SHEETS -- DECEMBER 31, 1996 AND 1995

                                                                 1996          1995
                                                              -----------   -----------
                                        ASSETS
CASH AND DUE FROM BANKS.....................................  $ 6,220,959   $ 2,717,103
FEDERAL FUNDS SOLD..........................................           --     2,200,000
INVESTMENT SECURITIES (Note 2):
  Held to maturity..........................................    7,798,326     7,561,743
  Available for sale........................................    2,992,055     2,963,125
  Federal reserve stock.....................................       75,000        75,000
                                                              -----------   -----------
                                                               10,865,381    10,599,868
LOANS, net (Notes 3 and 4)..................................   35,473,484    32,060,818
OTHER REAL ESTATE OWNED.....................................           --       235,000
PREMISES AND EQUIPMENT, net (Note 5)........................      103,796       118,024
DEFERRED TAX ASSET (Note 6).................................      171,000       180,000
OTHER ASSETS (Note 9).......................................    1,140,893     1,084,472
                                                              -----------   -----------
                                                              $53,975,513   $49,195,285
                                                              ===========   ===========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS:
  Noninterest-bearing.......................................  $10,348,174   $ 8,333,560
  Interest-bearing --
     NOW and money market accounts..........................   20,973,626    19,841,299
     Time, $100,000 and over................................    4,595,458     5,106,195
     Other time.............................................    7,465,514     6,662,738
     Savings................................................    1,168,613     1,130,975
                                                              -----------   -----------
                                                               44,551,385    41,074,767
OTHER LIABILITIES (Notes 6 and 9)...........................      432,035       477,357
                                                              -----------   -----------
          Total liabilities.................................   44,983,420    41,552,124
                                                              -----------   -----------
OFF-BALANCE SHEET RISK AND COMMITMENTS (Note 7)
STOCKHOLDERS' EQUITY (Note 8):
  Common stock, $5 par value, 450,000 shares authorized,
     315,000 and 300,000 shares issued and outstanding as of
     December 31, 1996 and 1995.............................    1,575,000     1,500,000
  Surplus...................................................    1,075,750     1,000,000
  Unrealized loss on investment securities available for
     sale, net of income tax effect.........................         (770)      (21,116)
  Undivided surplus.........................................    6,342,113     5,164,277
                                                              -----------   -----------
          Total stockholders' equity........................    8,992,093     7,643,161
                                                              -----------   -----------
                                                              $53,975,513   $49,195,285
                                                              ===========   ===========

      The accompanying notes are an integral part of these balance sheets.

                               FIRST CENTRAL BANK

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                1996         1995         1994
                                                             ----------   ----------   ----------
INTEREST INCOME:
Interest and fees on loans.................................  $3,501,738   $3,391,655   $2,961,816
Interest on investment securities --
  U.S. Treasury............................................     138,463       93,024       79,389
  U.S. Government agencies.................................     503,679      539,765      557,662
  Other....................................................      17,292       17,293       13,135
Interest on federal funds sold.............................     199,528      134,031      114,947
                                                             ----------   ----------   ----------
          Total interest income............................   4,360,700    4,175,768    3,726,949
INTEREST ON DEPOSITS.......................................     980,170    1,049,984      842,266
                                                             ----------   ----------   ----------
NET INTEREST INCOME........................................   3,380,530    3,125,784    2,884,683
PROVISION FOR LOAN LOSSES (Note 4).........................      54,000       74,500       71,500
                                                             ----------   ----------   ----------
          Net interest income after provision for loan
            losses.........................................   3,326,530    3,051,284    2,813,183
                                                             ----------   ----------   ----------
OTHER INCOME:
Service charges............................................     383,572      359,461      315,613
Other......................................................     116,729       72,547       18,124
                                                             ----------   ----------   ----------
          Total other income...............................     500,301      432,008      333,737
                                                             ----------   ----------   ----------
OTHER EXPENSES:
Salaries and employee benefits.............................     859,663      781,826      704,762
Net occupancy expense......................................     235,201      274,016      254,429
Other......................................................     387,889      411,310      475,336
                                                             ----------   ----------   ----------
          Total other expenses.............................   1,482,753    1,467,152    1,434,527
                                                             ----------   ----------   ----------
INCOME BEFORE PROVISION FOR INCOME TAXES...................   2,344,078    2,016,140    1,712,393
PROVISION FOR INCOME TAXES (Note 6)........................     861,867      758,311      643,384
                                                             ----------   ----------   ----------
NET INCOME.................................................  $1,482,211   $1,257,829   $1,069,009
                                                             ==========   ==========   ==========
PER SHARE DATA:
Earnings per common and common equivalent share............  $     4.28   $     3.67   $     3.16
Weighted average common and common equivalent shares
  outstanding..............................................     346,211      343,027      338,663

        The accompanying notes are an integral part of these statements.

                               FIRST CENTRAL BANK

                       STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                     UNREALIZED
                                COMMON STOCK                       (LOSS) GAIN ON
                           ----------------------                    INVESTMENT
                            NUMBER                                   SECURITIES       UNDIVIDED
                           OF SHARES     AMOUNT      SURPLUS     AVAILABLE FOR SALE    SURPLUS       TOTAL
                           ---------   ----------   ----------   ------------------   ----------   ----------
BALANCE, December 31,
  1993...................   300,000    $1,500,000   $1,000,000        $    459        $2,912,439   $5,412,898
  Unrealized loss on
     investment
     securities available
     for sale, net of
     income tax effect
     (Notes 1 and 2).....        --            --           --         (52,345)               --      (52,345)
  Net income.............        --            --           --              --         1,069,009    1,069,009
                            -------    ----------   ----------        --------        ----------   ----------
BALANCE, December 31,
  1994...................   300,000     1,500,000    1,000,000         (51,886)        3,981,448    6,429,562
  Unrealized gain on
     investment
     securities available
     for sale, net of
     income tax effect
     (Notes 1 and 2).....        --            --           --          30,770                --       30,770
  Dividends..............        --            --           --              --           (75,000)     (75,000)
  Net income.............        --            --           --              --         1,257,829    1,257,829
                            -------    ----------   ----------        --------        ----------   ----------
BALANCE, December 31,
  1995...................   300,000     1,500,000    1,000,000         (21,116)        5,164,277    7,643,161
  Stock options
     exercised...........    15,000        75,000       75,750              --                --      150,750
  Dividends..............        --            --           --              --          (304,375)    (304,375)
  Unrealized gain on
     investment
     securities available
     for sale, net of
     income tax effect
     (Notes 1 and 2).....        --            --           --          20,346                --       20,346
  Net income.............        --            --           --              --         1,482,211    1,482,211
                            -------    ----------   ----------        --------        ----------   ----------
BALANCE, December 31,
  1996...................   315,000    $1,575,000   $1,075,750        $   (770)       $6,342,113   $8,992,093
                            =======    ==========   ==========        ========        ==========   ==========

        The accompanying notes are an integral part of these statements.

                               FIRST CENTRAL BANK

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                1996         1995         1994
                                                             ----------   ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.................................................  $1,482,211   $1,257,829   $1,069,009
Adjustments to reconcile net income to net cash provided by
  operating activities --
  Depreciation and amortization............................      43,485       84,361       68,674
  Amortization of premiums on investments, net of accretion
     of discounts..........................................      (7,573)       8,688       31,110
  (Increase) decrease in cash surrender value of life
     insurance, net........................................     (31,092)     (32,070)       6,674
  Provision for loan losses................................      54,000       74,500       71,500
  Gain on sale of other real estate owned..................     (13,304)          --           --
  Provision for other real estate owned....................       2,500       40,000           --
  Deferred income tax benefit..............................      (3,276)     (36,385)     (43,671)
  Change in assets and liabilities --
     Increase in other assets..............................     (25,329)     (61,417)     (15,024)
     (Decrease) increase in other liabilities..............     (49,072)      86,328       75,749
                                                             ----------   ----------   ----------
          Net cash provided by operating activities........   1,452,550    1,421,834    1,264,021
                                                             ----------   ----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for premises and equipment............     (29,257)     (21,118)     (10,994)
Proceeds from sale of premises and equipment...............          --       10,200           --
Purchases of investment securities.........................  (4,577,124)    (998,281)  (5,660,158)
Maturities and pay downs of investment securities..........   4,351,806    1,957,717    3,289,863
Purchase of life insurance.................................          --           --     (600,000)
Sale of other real estate owned............................     245,804           --      179,507
Net increase in loans......................................  (3,466,666)    (688,426)  (2,017,135)
                                                             ----------   ----------   ----------
          Net cash (used in) provided by investing
            activities.....................................  (3,475,437)     260,092   (4,818,917)
                                                             ----------   ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in deposits........................   3,476,618      675,494      (61,961)
Stock options exercised....................................     150,750           --           --
Dividends paid.............................................    (300,625)          --           --
                                                             ----------   ----------   ----------
          Net cash provided by (used in) financing
            activities.....................................   3,326,743      675,494      (61,961)
                                                             ----------   ----------   ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                                              1,303,856    2,357,420   (3,616,857)
CASH AND CASH EQUIVALENTS, beginning of period.............   4,917,103    2,559,683    6,176,540
                                                             ----------   ----------   ----------
CASH AND CASH EQUIVALENTS, end of period...................  $6,220,959   $4,917,103   $2,559,683
                                                             ==========   ==========   ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest.....................................  $  992,673   $1,023,869   $  801,561
Cash paid for income taxes.................................  $  983,844   $  759,999   $  657,474
SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION:
Dividends declared not paid................................  $   78,750   $   75,000   $       --

        The accompanying notes are an integral part of these statements.

                               FIRST CENTRAL BANK

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     First Central Bank (the Bank) is a Florida state chartered bank. The accounting and reporting policies of the Bank are in accordance with generally accepted accounting principles (GAAP) and conform to general practices within the banking industry. The Bank's primary source of revenue is providing loans to customers, who are primarily located in St. Petersburg, Florida.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.

     The Bank is required to maintain certain reserve balances pursuant to regulations of the Federal Reserve Board. These balances must be maintained in the form of vault cash or non-interest-bearing deposits at a Federal Reserve Bank. The Bank exceeded these requirements as of December 31, 1996 and 1995.

INVESTMENT SECURITIES

     Investment securities, which are classified as held to maturity, are carried at cost, adjusted for amortization of premiums and accretion of discounts. Management classifies as held to maturity those securities for which management has the intent and ability to hold through their stated maturity date. Investments classified as available for sale are recorded at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of income tax effect. Investment securities classified as available for sale may be sold for liquidity or other purposes, but are not actively traded. Gains and losses are determined using the specific identification method.

LOANS

     Collateral for secured loans varies but may include real estate, equipment, inventory and accounts receivable. Interest on commercial and real estate loans and substantially all installment loans is recognized monthly using the loan balance outstanding. The Bank defers certain direct loan costs and fees and recognizes them as adjustments to yield over the term of the related loan.

     On January 1, 1995, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114), and SFAS No. 118, "Accounting by Creditors for Impairment of a
Loan -- Income Recognition and Disclosures" (SFAS 118). SFAS 114 provides guidance for creditors to determine "impairment" of certain loans and requires creditors to record a valuation allowance on impaired loans when the discounted expected future cash flows are less than the recorded investment in the loan. SFAS 118 permits creditors to use existing methods to recognize interest income on impaired loans. The adoption of these standards did not have a material impact on the financial statements.

                               FIRST CENTRAL BANK

RESERVE FOR POSSIBLE LOAN LOSSES

     Losses are charged to the reserve for possible loan losses, and recoveries are credited to the reserve. The reserve is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. The financial statements are dependent upon estimates, appraisals and evaluation of loans that could require changes because of changing economic conditions and the economic prospects of borrowers.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost, less accumulated depreciation and amortization. Amortization of leasehold improvements in the Bank's facility is provided on a straight-line basis over the lease term of 10 years. Depreciation is provided on furniture and equipment on a straight-line basis over its useful life, which ranges from five to 10 years. Gains and losses on dispositions are recorded in the period of disposition. Maintenance, repairs and minor improvements are charged to operations as incurred.

RELATED PARTY TRANSACTIONS

     Deposits owed to related parties were approximately $2,400,000 and $3,300,000 at December 31, 1996 and 1995, respectively.

ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS

     In March 1995, the Financial Accounting Standards Board (FASB) released SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121), which addresses when and how impairments to the value of long-lived assets should be recognized. SFAS 121 is effective for fiscal years beginning after December 15, 1995. The implementation of SFAS 121 did not have a material effect on the financial statements.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     In October 1995, the FASB released SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), which established accounting and reporting standards for stock-based compensation plans. SFAS 123 is effective for fiscal years beginning after December 15, 1995. The implementation of SFAS 123 did not have a material effect on the financial statements.

EARNINGS PER SHARE

     Earnings per common and common equivalent share (EPS) have been computed using the treasury stock method under which net income is divided by the weighted average number of common and common equivalent shares outstanding during the year. The treasury stock method requires the use of fair market value to calculate common equivalent shares. Fair market value of the Bank was determined utilizing an industry-accepted multiple of book value. Common equivalent shares include options issued under the Incentive Stock Option Plan (the Plan). Differences between primary and fully diluted EPS were not significant.

     In February 1997, the FASB released SFAS No. 128, "Earnings Per Share" (SFAS 128), which established standards for computing EPS and requires disclosure of basic and diluted EPS and a reconciliation between the two amounts. SFAS 128 is effective for fiscal years beginning after December 15, 1997. Management has not determined the effects of this pronouncement.

                               FIRST CENTRAL BANK

REPORTING OF COMPREHENSIVE INCOME

     In June 1997, the FASB released SFAS No. 130, "Reporting of Comprehensive Income" (SFAS 130), which established standards for reporting and display of comprehensive income and its components. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management does not expect this pronouncement to have a material effect on the financial statements.

DISCLOSURES ABOUT SEGMENTS

     In June 1997, the FASB released SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131), which established standards for reporting information about operating segments. SFAS 131 is effective for fiscal years beginning December 15, 1997. Management does not expect this pronouncement to have a material effect on the financial statements.

2.  INVESTMENT SECURITIES:

     The cost and market value of investment securities by type and contracted maturity as of December 31, 1996 and 1995, are summarized below. Principal payments are received on mortgage-backed securities over the life of the security and are not due at a single maturity date. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                  1996
                                              --------------------------------------------
                                                               UNREALIZED
                                                           ------------------     MARKET
HELD TO MATURITY                                 COST       GAIN      (LOSS)      VALUE
----------------                              ----------   -------   --------   ----------
U.S. Treasury and government agencies:
  Due after one year through five years.....  $4,270,938   $19,951   $(14,932)  $4,275,957
  Due after five years through 10 years.....   1,333,892     1,692     (6,443)   1,329,141
Mortgage-backed securities..................   1,978,496    50,733    (15,620)   2,013,609
Other, due after five years through 10
  years.....................................     215,000     7,601         --      222,601
                                              ----------   -------   --------   ----------
                                              $7,798,326   $79,977   $(36,995)  $7,841,308
                                              ==========   =======   ========   ==========

AVAILABLE FOR SALE
------------------
U.S. Treasury and government agencies:
  Due after one year through five years.....  $2,993,289   $ 8,746   $ (9,980)  $2,992,055
                                              ==========   =======   ========   ==========

                               FIRST CENTRAL BANK

                                                                  1995
                                              --------------------------------------------
                                                               UNREALIZED
                                                           ------------------     MARKET
HELD TO MATURITY                                 COST       GAIN      (LOSS)      VALUE
----------------                              ----------   -------   --------   ----------
U.S. Treasury and government agencies:
  Due in one year or less...................  $  500,000   $    --   $ (1,250)  $  498,750
  Due after one year through five years.....   3,319,207    23,119    (27,322)   3,315,004
  Due after five years through 10 years.....   1,000,000       625     (3,750)     996,875
Mortgage-backed securities..................   2,527,536    57,399    (16,134)   2,568,801
Other, due after five years through 10
  years.....................................     215,000     8,849         --      223,849
                                              ----------   -------   --------   ----------
                                              $7,561,743   $89,992   $(48,456)  $7,603,279
                                              ==========   =======   ========   ==========

AVAILABLE FOR SALE
------------------
U.S. Treasury and government agencies:
  Due in one year or less...................  $1,498,540   $    --   $ (3,230)  $1,495,310
  Due after one year through five years.....   1,498,441     7,499    (38,125)   1,467,815
                                              ----------   -------   --------   ----------
                                              $2,996,981   $ 7,499   $(41,355)  $2,963,125
                                              ==========   =======   ========   ==========

     Investment securities with a carrying value of approximately $593,000 and $666,000 and market value of approximately $599,000 and $676,000 as of December 31, 1996 and 1995, respectively, were pledged to secure public deposits.

3.  LOANS:

     Loans at December 31, 1996 and 1995, consisted of the following:

                                                                 1996          1995
                                                              -----------   -----------
Real estate:
  Commercial................................................  $15,936,679   $14,740,000
  Residential...............................................    6,989,634     7,136,209
  Construction and land development.........................    3,996,497     3,422,000
Commercial..................................................    7,204,858     5,901,560
Consumer....................................................    1,967,024     1,430,937
                                                              -----------   -----------
                                                               36,094,692    32,630,706
Less - Reserve for possible loan losses.....................     (533,177)     (486,689)
     - Deferred loan fees...................................      (88,031)      (83,199)
                                                              -----------   -----------
                                                              $35,473,484   $32,060,818
                                                              ===========   ===========

     The Bank has approved loans of approximately $378,000 to officers and directors at December 31, 1996 and 1995. Approximately $346,000 and $337,000 of these loans were outstanding at December 31, 1996 and 1995, respectively. In the opinion of management, all of these loans were made in the normal course of business on substantially the same terms as loans to other customers of comparable size or financial stability and do not include more than normal risk of collectibility or present other unfavorable features.

                               FIRST CENTRAL BANK

4.  RESERVE FOR POSSIBLE LOAN LOSSES:

     Transactions in the reserve for possible loan losses for the years ended December 31, 1996, 1995 and 1994, were as follows:

                                                           1996       1995       1994
                                                         --------   --------   --------
BALANCE, beginning of period...........................  $486,689   $465,268   $450,527
  Provision for loan losses............................    54,000     74,500     71,500
  Loans charged-off....................................    (7,512)   (53,279)   (71,994)
  Recoveries of charged-off loans......................        --        200     15,235
                                                         --------   --------   --------
BALANCE, end of period.................................  $533,177   $486,689   $465,268
                                                         ========   ========   ========

5.  PREMISES AND EQUIPMENT:

     Premises and equipment at December 31, 1996 and 1995, included:

                                                                1996        1995
                                                              --------    --------
Furniture and equipment.....................................  $361,986    $474,461
Leasehold improvements......................................   207,328     207,328
                                                              --------    --------
                                                               569,314     681,789
Less-Accumulated depreciation and amortization..............  (465,518)   (563,765)
                                                              --------    --------
                                                              $103,796    $118,024
                                                              ========    ========

6.  INCOME TAXES:

     The components of the provision (benefit) for income taxes were as follows as of December 31, 1996, 1995 and 1994:

                                                       1996        1995        1994
                                                     --------    --------    --------
Current provision:
  Federal..........................................  $779,558    $700,879    $597,738
  State............................................    85,585      93,817      89,317
                                                     --------    --------    --------
          Total current provision..................  $865,143    $794,696    $687,055
                                                     ========    ========    ========
Deferred benefit:
  Federal..........................................  $ (2,850)   $(31,655)   $(37,994)
  State............................................      (426)     (4,730)     (5,677)
                                                     --------    --------    --------
          Total deferred benefit...................  $ (3,276)   $(36,385)   $(43,671)
                                                     ========    ========    ========

     A deferred tax provision (benefit) of approximately $12,000, $19,000 and $(31,265) for the years ended December 31, 1996, 1995 and 1994, respectively, arising from unrealized gains and losses on investment securities available for sale, was recorded directly to stockholders' equity.

                               FIRST CENTRAL BANK

     The net deferred tax asset, which includes no valuation allowance, was comprised of the following at December 31, 1996 and 1995:

                                                                1996        1995
                                                              --------    --------
Deferred tax assets:
  Provision for loan loss and deferred loan fees............  $181,600    $163,500
  Other.....................................................     8,400      43,500
                                                              --------    --------
                                                              $190,000    $207,000
                                                              ========    ========
Deferred tax liabilities....................................  $(19,000)   $(27,000)
                                                              ========    ========

     The Bank's effective tax rate differs from the federal statutory rate of 34 percent. The reasons for those differences are as follows for the years ended December 31, 1996, 1995 and 1994:

                                                       1996        1995        1994
                                                     --------    --------    --------
Tax expense at the statutory rate..................  $796,987    $685,488    $582,214
State taxes, net of federal benefit................    56,205      58,797      55,202
Other..............................................     8,675      14,026       5,968
                                                     --------    --------    --------
          Provision for income taxes...............  $861,867    $758,311    $643,384
                                                     ========    ========    ========

7.  OFF-BALANCE SHEET RISK AND COMMITMENTS:

OFF-BALANCE SHEET ITEMS

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk that are not recognized in the accompanying balance sheets.

     The Bank's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments discussed above is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Summaries of the contractual amounts of financial instruments with off-balance sheet risk at December 31, 1996 and 1995, were as follows:

                                                                 1996         1995
                                                              ----------   ----------
Commitments to extend credit................................  $6,744,014   $5,765,012
Standby letters of credit...................................     447,560      100,560
                                                              ----------   ----------
                                                              $7,191,574   $5,865,572
                                                              ==========   ==========

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include real estate, equipment, inventory and accounts receivable.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party, are issued only on behalf of the Bank's strongest customers and typically do not extend beyond one year. The credit risk involved in issuing letters of credit is essentially the same as that

                               FIRST CENTRAL BANK
involved in extending loan facilities to customers. The Bank typically holds certificates of deposit as collateral supporting those commitments, depending on the strength of the borrower. At both December 31, 1996 and 1995, the extent of collateral held for those commitments varied from unsecured to fully secured.

COMMITMENTS

     The Bank leases office space under a lease classified as an operating lease. Future minimum lease payments are $120,000 per year for 1997 through 1998. The Bank has the option to renew the lease agreement for two additional five-year periods at $144,000 and $173,000 per year, respectively. Total rent expense was approximately $157,000 for the years ended December 31, 1996 and 1995, and approximately $155,000 for the year ended December 31, 1994.

8.  STOCK OPTION PLAN:

     The Bank has an employee Incentive Stock Option Plan (the Plan) dated January 10, 1989. Under the Plan, a committee designated by the Board of Directors is authorized to grant options to purchase up to 60,000 shares of common stock to employees of the Bank. The committee administers the Plan and designates the optionees and all terms.

     The exercise prices of the option must be at least 100 percent of the fair market value of the Bank's common stock on the effective date of grant, or 110 percent of such fair value for stockholders possessing more than 10 percent of the combined voting power of the Bank's stock. Options must be granted within 10 years from the date of adoption of the Plan. Each option granted under the Plan must be exercised, if at all, within 10 years from the date of grant (or within five years from the date of grant for stockholders owning more than 10 percent of the outstanding shares).

     Combined stock option activity for the Plan for the years ended December 31, 1994, through December 31, 1996, is as follows:

                                                                WEIGHTED
                                                                AVERAGE
                                     NUMBER       RANGE OF      EXERCISE   SHARES    EXPIRATION
                                    OF SHARES   OPTION PRICES    PRICE     VESTED       DATE
                                    ---------   -------------   --------   -------   ----------
Options outstanding at
  December 31, 1993:..............    57,000    $10.00-11.50     $10.07     55,100   1999-2000
  1994 option activity-
     Vested.......................        --    $10.00-11.50                 1,400   1999-2000
Options outstanding at
  December 31, 1994:..............    57,000    $10.00-11.50     $10.07     56,500   1999-2000
  1995 option activity-
     Vested.......................        --    $  11.50                       500     2000
Options outstanding at
  December 31, 1995:..............    57,000    $10.00-11.50     $10.07     57,000   1999-2000
  1996 option activity-
     Exercised....................   (15,000)   $10.00-11.50     $10.05    (15,000)  1999-2000
Options outstanding at
  December 31, 1996...............    42,000    $10.00-11.50     $10.07     42,000   1999-2000

                               FIRST CENTRAL BANK

9.  BENEFIT PLANS:

SPLIT DOLLAR INSURANCE PLAN AND DEFERRED COMPENSATION AGREEMENT

     In December 1990, the Bank purchased a life insurance policy (the Policy) on the life of a key officer. The officer is the owner of the Policy and has designated the beneficiary as a party other than the Bank. Upon death or termination of employment, the officer will pay the Bank an amount equal to the cumulative net premiums paid by the Bank on the Policy (the Bank's interest in the Policy).

     Simultaneously, the Bank entered into a deferred compensation agreement with the officer under which the Bank agreed to pay the officer, or a designated beneficiary(ies), an amount equal to its interest in the Policy upon the officer's death or termination of employment. Accordingly, other assets and other liabilities included amounts representing this interest and obligation of approximately $144,000 and $123,000 as of December 31, 1996 and 1995, respectively. Total premiums paid by the Bank in each of the years ended December 31, 1996, 1995 and 1994, were approximately $21,000, which are included in salaries and employee benefits in the accompanying statements of income.

PROFIT SHARING PLAN

     On January 1, 1992, the Bank established a 401(k) profit sharing plan under which employees may contribute 2 percent to 16 percent of their earnings and the Bank will match the contribution up to 6 percent. Bank cash contributions for the years ended December 31, 1996, 1995 and 1994, were approximately $28,000, $30,000 and $26,000, respectively.

SALARY CONTINUATION PLANS

     During the year ended December 31, 1994, the Bank entered into deferred compensation agreements with three of its employees providing for annual payments for 15 years upon their retirement. The liabilities under these agreements are being accrued over the employees' remaining periods of employment so that, on the date of their retirement, the then-present value of the annual payments will have been accrued. Deferred compensation related to the salary continuation plans of approximately $87,000 and $45,000 is included in other liabilities as of December 31, 1996 and 1995, respectively.

     The Bank is the beneficiary of three life insurance policies with an aggregate face amount of $1,485,000. Cash surrender value of approximately $656,000 and $625,000 related to these policies is included in other assets as of December 31, 1996 and 1995, respectively. Proceeds from the policies are restricted for use to fund the deferred compensation agreements.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     For financial instruments which lack quoted market prices, a significant number of assumptions must be used in determining estimated fair values. Such assumptions include subjective assessments of current market conditions, perceived risks associated with these financial instruments and other factors. Different assumptions might be considered by the user of the financial statements to be more appropriate, and the use of alternative assumptions or estimation methodologies could have a significant effect on the resulting estimated fair values.

     For cash, due from banks, federal funds sold, demand deposits, NOW accounts and savings accounts, carrying amounts are considered to equal fair value. The Bank's loan portfolio and time deposits consist of instruments bearing rates which approximate current market rates for instruments with similar maturities and risk characteristics. Off-balance sheet commitments consist primarily of instruments bearing variable interest rates which approximate their fair values.

                               FIRST CENTRAL BANK

11.  REGULATORY CAPITAL REQUIREMENTS:

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

     As of July 31, 1996, the most recent notification from the Federal Reserve Board categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios are also presented in the table as follows:

                                                                                    TO BE WELL CAPITALIZED
                                                            FOR CAPITAL ADEQUACY   UNDER PROMPT CORRECTIVE
                                             ACTUAL               PURPOSES            ACTION PROVISIONS
                                       ------------------   --------------------   -----------------------
AS OF DECEMBER 31, 1996                  AMOUNT     RATIO     AMOUNT      RATIO       AMOUNT        RATIO
-----------------------                ----------   -----   -----------   ------   -------------  --------
Total capital (to risk weighted
  assets)............................  $9,490,000   23.8%   $3,186,000    > = 8.0%   $3,983,000   > = 10.0%
Tier I capital (to risk weighted
  assets)............................   8,992,000   22.6%    1,593,000    > = 4.0%    2,390,000   > =  6.0%
Tier I capital (to risk average
  assets)............................   8,992,000   17.1%    2,101,000    > = 4.0%    2,626,000   > =  5.0%

                                                                                    TO BE WELL CAPITALIZED
                                                            FOR CAPITAL ADEQUACY   UNDER PROMPT CORRECTIVE
                                             ACTUAL               PURPOSES            ACTION PROVISIONS
                                       ------------------   ---------------------   -------------------------
AS OF DECEMBER 31, 1995                  AMOUNT     RATIO     AMOUNT       RATIO       AMOUNT         RATIO
-----------------------                ----------   -----   -----------    ------   -------------   ---------
Total capital (to risk weighted
  assets)............................  $8,088,000   22.7%   $2,846,000     > = 8.0%   $3,558,000    > =  10.0%
Tier I capital (to risk weighted
  assets)............................   7,643,000   21.5%    1,423,000     > = 4.0%    2,135,000    > =   6.0%
Tier I capital (to risk average
  assets)............................   7,643,000   15.1%    2,020,000     > = 4.0%    2,525,000    > =   5.0%

12.  EVENT SUBSEQUENT TO AUDITORS' REPORT (UNAUDITED):

     In July 1997, the Bank entered into an employment agreement with the President and CEO for a period of three years at a salary of $200,000 per year.

     In September 1997, the Bank entered into an Agreement and Plan of Merger (the Agreement) with The Colonial BancGroup, Inc. (Colonial), a bank holding company headquartered in Montgomery, Alabama. The Agreement relates to the proposed acquisition of the Bank by Colonial and the conversion of the Bank's common stock into Colonial's common stock. The transaction is subject to a number of conditions, including prior approval by regulatory agencies and the Bank's shareholders.

     In September, 1997, the Bank and Colonial entered into a stock option agreement (the Option Agreement). Under the Option Agreement, Colonial has the option to purchase up to 65,172 shares, or 19.9% of the Bank's common stock at a price of $62.46 per share. Both the number of shares subject to option and the purchase price of those shares are subject to change under certain circumstances. The Option Agreement was entered into as a condition to Colonial's execution of the Agreement.

                               FIRST CENTRAL BANK

           BALANCE SHEETS -- SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

                                                              SEPTEMBER 30, 1997   DECEMBER 31, 1996
                                                              ------------------   -----------------
                                                                 (UNAUDITED)
                                               ASSETS
CASH AND DUE FROM BANKS.....................................     $ 3,332,051          $ 6,220,959
FEDERAL FUNDS SOLD..........................................       4,000,000                   --
INVESTMENTS:
  Held to maturity..........................................       6,292,400            7,798,326
  Available for sale........................................       2,999,315            2,992,055
  Federal reserve stock.....................................          83,300               75,000
                                                                 -----------          -----------
          Total investments.................................       9,375,015           10,865,381
LOANS, net..................................................      38,161,248           35,473,484
OTHER REAL ESTATE OWNED.....................................         292,647                   --
PREMISES AND EQUIPMENT, net.................................          70,869              103,796
DEFERRED TAX ASSET..........................................         192,000              171,000
OTHER ASSETS................................................       1,214,789            1,140,893
                                                                 -----------          -----------
                                                                 $56,638,619          $53,975,513
                                                                 ===========          ===========
                                LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS:
  Noninterest-bearing.......................................     $10,769,664          $10,384,174
  Interest-bearing-
     NOW and money market accounts..........................      18,779,158           20,973,626
     Time, $100,000 and over................................       7,202,067            4,595,458
     Other time.............................................       7,981,590            7,465,514
     Savings................................................       1,226,944            1,168,613
                                                                 -----------          -----------
          Total deposits....................................      45,959,423           44,551,385
OTHER LIABILITIES...........................................         622,907              432,035
                                                                 -----------          -----------
          Total liabilities.................................      46,582,330           44,983,420
                                                                 -----------          -----------
STOCKHOLDERS' EQUITY:
  Common stock -- $5 par value; 450,000 shares authorized,
     327,500 and 315,000 shares issued and outstanding as of
     September 30, 1997, and December 31, 1996,
     respectively...........................................       1,637,500            1,575,000
  Surplus...................................................       1,138,250            1,075,750
  Unrealized gain (loss) on investment securities available
     for sale, net of income tax effect.....................           1,330                 (770)
  Undivided surplus.........................................       7,279,209            6,342,113
                                                                 -----------          -----------
          Total stockholders' equity........................      10,056,289            8,992,093
                                                                 -----------          -----------
                                                                 $56,638,619          $53,975,513
                                                                 ===========          ===========

      The accompanying notes are an integral part of these balance sheets.

                               FIRST CENTRAL BANK

                              STATEMENTS OF INCOME
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
                                                                    (UNAUDITED)
INTEREST INCOME:
  Interest and fees on loans................................  $2,890,038   $2,592,725
  Interest on investment securities --
     U.S. Treasury..........................................     114,076      100,059
     U.S. Government agencies...............................     349,037      371,901
     Other..................................................      13,178       12,969
  Interest on federal funds sold............................      87,034      150,951
                                                              ----------   ----------
          Total interest income.............................   3,453,363    3,228,605
INTEREST ON DEPOSITS........................................     776,746      743,686
                                                              ----------   ----------
NET INTEREST INCOME.........................................   2,676,617    2,484,919
PROVISION FOR LOAN LOSSES...................................      53,000       33,500
                                                              ----------   ----------
          Net interest income after provision for loan
            losses..........................................   2,623,617    2,451,419
                                                              ----------   ----------
OTHER INCOME:
  Service fees..............................................     296,253      282,290
  Other.....................................................      64,663       79,927
                                                              ----------   ----------
          Total other income................................     360,916      362,217
                                                              ----------   ----------
OTHER EXPENSES:
  Salaries and employee benefits............................     670,379      627,438
  Net occupancy expense.....................................     190,403      172,775
  Other.....................................................     268,836      293,470
                                                              ----------   ----------
          Total other expenses..............................   1,129,618    1,093,683
                                                              ----------   ----------
INCOME BEFORE PROVISION FOR INCOME TAXES....................   1,854,191    1,719,953
PROVISION FOR INCOME TAXES..................................     671,470      629,720
                                                              ----------   ----------
NET INCOME..................................................  $1,182,721   $1,090,233
                                                              ==========   ==========
PER SHARE DATA:
  Earnings per common and common equivalent share...........  $     3.33   $     3.15
  Weighted average common and common equivalent shares
     outstanding............................................     355,225      345,908

        The accompanying notes are an integral part of these statements.

                               FIRST CENTRAL BANK

                       STATEMENT OF STOCKHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                     UNREALIZED
                                                                       (LOSS)
                                                                      GAIN ON
                                    COMMON STOCK                     INVESTMENT
                               ----------------------                SECURITIES
                                NUMBER                               AVAILABLE    UNDIVIDED
                               OF SHARES     AMOUNT      SURPLUS      FOR SALE     SURPLUS        TOTAL
                               ---------   ----------   ----------   ----------   ----------   -----------
BALANCE, December 31, 1996...   315,000    $1,575,000   $1,075,750    $  (770)    $6,342,113   $ 8,992,093
  Stock options exercised....    12,500        62,500       62,500         --             --       125,000
  Dividends..................        --            --           --         --       (245,625)     (245,625)
  Unrealized gain on
     investment securities
     available for sale, net
     of income tax effect....        --            --           --      2,100             --         2,100
  Net income.................        --            --           --         --      1,182,721     1,182,721
                                -------    ----------   ----------    -------     ----------   -----------
BALANCE, September 30, 1997..   327,500    $1,637,500   $1,138,250    $ 1,330     $7,279,209   $10,056,289
                                =======    ==========   ==========    =======     ==========   ===========

         The accompanying notes are an integral part of this statement.

                               FIRST CENTRAL BANK

                            STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 1,182,721   $ 1,090,233
  Adjustments to reconcile net income to net cash provided
     by operating activities --
     Depreciation and amortization..........................       32,927        32,621
     Amortization of premiums on investments, net of
      accretion of discounts................................      (10,952)      (58,837)
     Increase in cash surrender value of life insurance,
      net...................................................      (24,100)      (23,254)
     Provision for loan losses..............................       53,000        33,500
     Deferred income tax (benefit) expense..................      (21,000)       11,979
     Changes in assets and liabilities --
     Increase in other assets...............................      (49,796)       (3,459)
     Increase in other liabilities..........................      187,747        74,981
                                                              -----------   -----------
          Net cash provided by operating activities.........    1,350,547     1,157,764
                                                              -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in premises and equipment......................           --       (29,268)
  Purchases of investments securities.......................       (8,300)   (4,590,888)
  Investment in federal funds sold..........................   (4,000,000)   (2,300,000)
  Sales and maturities of investment securities.............    1,511,718     4,135,121
  Net increase in loans.....................................   (3,033,411)   (1,360,123)
                                                              -----------   -----------
          Net cash used in investing activities.............   (5,529,993)   (4,145,158)
                                                              -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits..................................    1,408,038     2,894,688
  Stock options exercised...................................      125,000        12,500
  Dividends paid............................................     (242,500)     (225,313)
                                                              -----------   -----------
          Net cash provided by financing activities.........    1,290,538     2,681,875
                                                              -----------   -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................   (2,888,908)     (305,519)
CASH AND CASH EQUIVALENTS, beginning of period..............    6,220,959     2,717,103
                                                              -----------   -----------
CASH AND CASH EQUIVALENTS, end of period....................  $ 3,332,051   $ 2,411,584
                                                              ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $   630,901   $   599,292
  Cash paid for income taxes................................  $   608,720   $   437,006
SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION:
  Dividends declared not paid...............................  $    81,875   $    75,313

        The accompanying notes are an integral part of these statements.

                               FIRST CENTRAL BANK

                         NOTES TO FINANCIAL STATEMENTS
                    SEPTEMBER 30, 1997 AND DECEMBER 31, 1996

1.  BASIS OF PRESENTATION:

     The accompanying unaudited financial statements of First Central Bank (the
Bank) have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and notes required by generally accepted accounting principals for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information, refer to the financial statements and notes thereto for the year ended December 31, 1996.

     Operating results for the nine months ended September 30, 1997, are not necessarily indicative of the results that may be expected for the entire fiscal year.

2.  RECENT ACCOUNTING PRONOUNCEMENTS:

     In February 1997, the Financial Accounting Standards Board (FASB) released Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share" (SFAS 128), which established standards for computing EPS and requires disclosure of basic and diluted EPS and a reconciliation between the two amounts. SFAS 128 is effective for fiscal years beginning after December 15, 1997. Management has not determined the effects of this pronouncement.

     In June 1997, the FASB released SFAS No. 130, "Reporting of Comprehensive Income" (SFAS 130), which established standards for reporting and display of comprehensive income and its components. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management does not expect this pronouncement to have a material effect on the financial statements.

     In June 1997, the FASB released SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131), which established standards for reporting information about operating segments. SFAS 131 is effective for fiscal years beginning after December 15, 1997. Management does not expect this pronouncement to have a material effect on the financial statements.

3.  TRANSACTIONS DURING THE PERIOD:

     In July 1997, the Bank entered into an employment agreement with the President and CEO for a period of three years at a salary of $200,000 per year.

     In September 1997, the Bank entered into an Agreement and Plan of Merger (the Agreement) with The Colonial BancGroup, Inc. (Colonial), a bank holding company headquartered in Montgomery, Alabama. The Agreement relates to the proposed acquisition of the Bank by Colonial and the conversion of the Bank's common stock into Colonial's common stock. The transaction is subject to a number of conditions, including prior approval by regulatory agencies and the Bank's shareholders.

     In September, 1997, the Bank and Colonial entered into a stock option agreement (the Option Agreement). Under the Option Agreement, Colonial has the option to purchase up to 65,172 shares, or 19.9% of the Bank's common stock, at a price of $62.46 per share. Both the number of shares subject to option and the purchase price of those shares are subject to change under certain circumstances. The Option Agreement was entered into as a condition to Colonial's execution of the Agreement.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         THE COLONIAL BANCGROUP, INC.,

                                 COLONIAL BANK

                                      AND

                               FIRST CENTRAL BANK

                                  DATED AS OF

                               SEPTEMBER 9, 1997

                               TABLE OF CONTENTS

CAPTION                                                               PAGE
-------                                                               ----
ARTICLE 1 -- NAME
  1.1   Name........................................................   A-5
ARTICLE 2 -- MERGER -- TERMS AND CONDITIONS
  2.1   Applicable Law..............................................   A-5
  2.2   Corporate Existence.........................................   A-5
  2.3   Articles of Incorporation and Bylaws........................   A-5
  2.4   Resulting Corporation's Officers and Board..................   A-6
  2.5   Shareholder Approval........................................   A-6
  2.6   Further Acts................................................   A-6
  2.7   Effective Date and Closing..................................   A-6
ARTICLE 3 -- CONVERSION OF ACQUIRED BANK STOCK
  3.1   Conversion of Acquired Bank Stock...........................   A-6
  3.2   Surrender of Acquired Bank Stock............................   A-7
  3.3   Fractional Shares...........................................   A-7
  3.4   Adjustments.................................................   A-7
  3.5   BancGroup Stock.............................................   A-7
  3.6   Dissenting Rights...........................................   A-7
ARTICLE 4 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP
  4.1   Organization................................................   A-8
  4.2   Capital Stock...............................................   A-8
  4.3   Financial Statements; Taxes.................................   A-8
  4.4   No Conflict with Other Instrument...........................   A-9
  4.5   Absence of Material Adverse Change..........................   A-9
  4.6   Approval of Agreements......................................   A-9
  4.7   Tax Treatment...............................................   A-9
  4.8   Title and Related Matters...................................   A-9
  4.9   Subsidiaries................................................  A-10
  4.10  Contracts...................................................  A-10
  4.11  Litigation..................................................  A-10
  4.12  Compliance..................................................  A-10
  4.13  Registration Statement......................................  A-10
  4.14  SEC Filings.................................................  A-11
  4.15  Form S-4....................................................  A-11
  4.16  Brokers.....................................................  A-11
  4.17  Government Authorization....................................  A-11
  4.18  Absence of Regulatory Communications........................  A-11
  4.19  Disclosure..................................................  A-11
  4.20  Environment Laws............................................  A-11
ARTICLE 5 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED
                                                             BANK
  5.1   Organization................................................  A-11
  5.2   Capital Stock...............................................  A-12
  5.3   Subsidiaries................................................  A-12
  5.4   Financial Statements; Taxes.................................  A-12
  5.5   Absence of Certain Changes or Events........................  A-13
  5.6   Title and Related Matters...................................  A-14
  5.7   Commitments.................................................  A-14

CAPTION                                                               PAGE
-------                                                               ----
  5.8   Charter and Bylaws..........................................  A-14
  5.9   Litigation..................................................  A-14
  5.10  Material Contract Defaults..................................  A-15
  5.11  No Conflict with Other Instrument...........................  A-15
  5.12  Governmental Authorization..................................  A-15
  5.13  Absence of Regulatory Communications........................  A-15
  5.14  Absence of Material Adverse Change..........................  A-15
  5.15  Insurance...................................................  A-15
  5.16  Pension and Employee Benefit Plans..........................  A-15
  5.17  Buy-Sell Agreement..........................................  A-16
  5.18  Brokers.....................................................  A-16
  5.19  Approval of Agreements......................................  A-16
  5.20  Disclosure..................................................  A-16
  5.21  Registration Statement......................................  A-16
  5.22  Loans; Adequacy of Allowance for Loan Losses................  A-16
  5.23  Environmental Matters.......................................  A-16
  5.24  Transfer of Shares..........................................  A-17
  5.25  Collective Bargaining.......................................  A-17
  5.26  Labor Disputes..............................................  A-17
  5.27  Derivative Contracts........................................  A-17
ARTICLE 6 -- ADDITIONAL COVENANTS
  6.1   Additional Covenants of BancGroup...........................  A-17
  6.2   Additional Covenants of Acquired Bank.......................  A-19
ARTICLE 7 -- MUTUAL COVENANTS AND AGREEMENTS
  7.1   Best Efforts; Cooperation...................................  A-21
  7.2   Press Release...............................................  A-21
  7.3   Mutual Disclosure...........................................  A-21
  7.4   Access to Properties and Records............................  A-21
  7.5   Notice of Adverse Changes...................................  A-21
ARTICLE 8 -- CONDITIONS TO OBLIGATIONS OF ALL PARTIES
  8.1   Approval by Shareholders....................................  A-22
  8.2   Regulatory Authority Approval...............................  A-22
  8.3   Litigation..................................................  A-22
  8.4   Registration Statement......................................  A-22
  8.5   Tax Opinion.................................................  A-22
ARTICLE 9 -- CONDITIONS TO OBLIGATIONS OF ACQUIRED BANK
  9.1   Representations, Warranties and Covenants...................  A-23
  9.2   Adverse Changes.............................................  A-23
  9.3   Closing Certificate.........................................  A-23
  9.4   Opinion of Counsel..........................................  A-24
  9.5   NYSE Listing................................................  A-24
  9.6   Other Matters...............................................  A-24
  9.7   Material Events.............................................  A-24
ARTICLE 10 -- CONDITIONS TO OBLIGATIONS OF BANCGROUP
 10.1   Representations, Warranties and Covenants...................  A-24
 10.2   Adverse Changes.............................................  A-24
 10.3   Closing Certificate.........................................  A-24
 10.4   Opinion of Counsel..........................................  A-25
 10.5   Controlling Shareholders....................................  A-25
 10.6   Other Matters...............................................  A-25

CAPTION                                                               PAGE
-------                                                               ----
 10.7   Dissenters..................................................  A-25
 10.8   Material Events.............................................  A-25
 10.9   Pooling of Interests........................................  A-25
ARTICLE 11 -- TERMINATION OF REPRESENTATIONS AND WARRANTIES.........  A-25
ARTICLE 12 -- NOTICES...............................................  A-26
ARTICLE 13 -- AMENDMENT OR TERMINATION..............................  A-26
 13.1   Amendment...................................................  A-26
 13.2   Termination.................................................  A-26
 13.3   Damages.....................................................  A-27
ARTICLE 14 -- DEFINITIONS...........................................  A-27
ARTICLE 15 -- MISCELLANEOUS.........................................  A-31
 15.1   Expenses....................................................  A-31
 15.2   Benefit and Assignment......................................  A-31
 15.3   Governing Law...............................................  A-31
 15.4   Counterparts................................................  A-31
 15.5   Headings....................................................  A-31
 15.6   Severability................................................  A-31
 15.7   Construction................................................  A-32
 15.8   Return of Information.......................................  A-32
 15.9   Equitable Remedies..........................................  A-32
 15.10  Attorneys' Fees.............................................  A-32
 15.11  No Waiver...................................................  A-32
 15.12  Remedies Cumulative.........................................  A-32
 15.13  Entire Contract.............................................  A-32

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 9th day of September 1997, by and among FIRST CENTRAL BANK ("Acquired Bank"), a Florida state-chartered commercial bank, COLONIAL BANK ("Colonial Bank"), an Alabama banking corporation and THE COLONIAL BANCGROUP, INC. ("BancGroup"), a Delaware corporation.

                                   WITNESSETH

     WHEREAS, Acquired Bank operates as a Florida state-chartered commercial bank with its principal office in St. Petersburg, Florida; and

     WHEREAS, BancGroup is a bank holding company with its Subsidiary bank, Colonial Bank, operating in Alabama, Florida, Georgia and Tennessee; and

     WHEREAS, Acquired Bank wishes to merge with Colonial Bank as of the Effective Date; and

     WHEREAS, it is the intention of BancGroup, Colonial Bank and Acquired Bank that such Merger shall qualify for federal income tax purposes as a "reorganization" within the meaning of section 368(a) of the Code, as defined herein;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

                                   ARTICLE 1

                                      NAME

     1.1 Name. The name of the corporation resulting from the Merger shall be "Colonial Bank."

                                   ARTICLE 2

                         MERGER -- TERMS AND CONDITIONS

     2.1 Applicable Law. On the Effective Date, Acquired Bank shall be merged with and into Colonial Bank (herein referred to as the "Resulting Corporation" whenever reference is made to it as of the time of merger or thereafter). The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the ABCA and, to the extent applicable, the FBC. The offices and facilities of Acquired Bank and of Colonial Bank shall become the offices and facilities of the Resulting Corporation.

     2.2 Corporate Existence. On the Effective Date, the corporate existence of Acquired Bank and of Colonial Bank shall, as provided in the ABCA and the FBC, as applicable, be merged into and continued in the Resulting Corporation, and the Resulting Corporation shall be deemed to be the same corporation as Acquired Bank and Colonial Bank. All rights, franchises and interests of Acquired Bank and Colonial Bank, respectively, in and to every type of property (real, personal and mixed) and choices in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Acquired Bank and Colonial Bank, respectively, on the Effective Date.

     2.3 Articles of Incorporation and Bylaws. On the Effective Date, the certificate of incorporation and bylaws of the Resulting Corporation shall be the articles of incorporation and bylaws of Colonial Bank as they exist immediately before the Effective Date.

     2.4 Resulting Corporation's Officers and Board. The board of directors and the officers of the Resulting Corporation on the Effective Date shall consist of those persons serving in such capacities of Colonial Bank as of the Effective Date.

     2.5 Shareholder Approval. This Agreement shall be submitted to the shareholders of Acquired Bank at the Shareholders Meeting to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the shareholders of Acquired Bank as required by applicable Law, the Merger shall become effective as soon as practicable thereafter in the manner provided in section 2.7 hereof.

     2.6 Further Acts. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of Acquired Bank or Colonial Bank, acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, Colonial Bank and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Resulting Corporation are fully authorized in the name of Acquired Bank or Colonial Bank, or otherwise, to take any and all such action.

     2.7 Effective Date and Closing. Subject to the terms of all requirements of Law and the conditions specified in this Agreement, the Merger shall become effective on the date specified in the Articles of Merger to be issued by the appropriate authority under the ABCA (such time being herein called the "Effective Date"). Assuming all other conditions to the Closing have been or will be satisfied as of the Closing, the Closing shall take place at the offices of BancGroup, in Montgomery, Alabama, at 5:00 p.m. on a date specified by BancGroup that shall be as soon as reasonably practicable after the later to occur of the Shareholder Meeting or all required regulatory approvals under
Section 8.2, or at such other place and time that the Parties may mutually agree.

                                   ARTICLE 3

                       CONVERSION OF ACQUIRED BANK STOCK

     3.1 Conversion of Acquired Bank Stock. (a) On the Effective Date, each share of common stock of Acquired Bank outstanding and held by Acquired Bank's shareholders (the "Acquired Bank Stock"), shall be converted by operation of law and without any action by any holder thereof (subject to section 3.3 hereof), into such number of shares of BancGroup Common Stock (the "Merger Consideration") equal to $62.46 divided by the Market Value (the "Exchange Ratio"). The "Market Value" shall represent the per share market value of the BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the ten (10) consecutive trading days ending on the trading day five calendar days preceding the Effective Date. Regardless of the Market Value, however, the maximum number of shares of BancGroup Common Stock to be issued in the Merger shall be 841,796 (based upon a minimum Market Value of $24.30) and the minimum number of shares of BancGroup Common Stock to be issued in the Merger shall be 688,742 (based upon a maximum Market Value of $29.70) assuming 327,500 shares of Acquired Bank Stock outstanding. To the extent that the number of shares of Acquired Bank Stock may increase based upon the exercise of Acquired Bank Options, the number of shares of BancGroup Common Stock to be issued in the Merger shall be increased with each share of Acquired Bank Stock outstanding at the Effective Date exchanged for shares of BancGroup Common Stock equal to $62.46 divided by the Market Value, provided that for this purpose the Market Value shall be deemed to be no less than $24.30 and no greater than $29.70.

     (b)(i) On the Effective Date, BancGroup shall assume all Acquired Bank Options outstanding, and each such option shall cease to represent a right to acquire Acquired Bank common stock and shall, instead, represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the Acquired Bank Options except as specified below in this section. The number of shares of BancGroup

Common Stock to be issued pursuant to such options shall equal the number of shares of Acquired Bank common stock subject to such Acquired Bank Options multiplied by the Exchange Ratio, provided that no fractions of shares of BancGroup Common Stock shall be issued and the number of shares of BancGroup Common Stock to be issued upon the exercise of Acquired Bank Options, if a fractional share exists, shall equal the number of whole shares obtained by rounding to the nearest whole number, giving account to such fraction, or by paying for such fraction in cash, based upon the Market Value. The exercise price for the acquisition of BancGroup Common Stock shall be the exercise price for each share of Acquired Bank common stock subject to such options divided by the Exchange Ratio, adjusted appropriately for any rounding to whole shares that may be done. For purposes of this section 3.1(b)(i), the "Exchange Ratio" shall mean the result obtained by dividing $62.46 by the Market Value. It is intended that the assumption by BancGroup of the Acquired Bank Options shall be undertaken in a manner that will not constitute a "modification" as defined in
Section 424 of the Code as to any stock option which is an "incentive stock option." Schedule 3.1 hereto sets forth the names of all persons holding Acquired Bank Options, the number of shares of Acquired Bank common stock subject to such options, the exercise price and the expiration date of such options.

     (ii) BancGroup shall file at its expense a registration statement with the SEC on Form S-8 or such other appropriate form (including the Form S-4 to be filed in connection with the Merger) with respect to the shares of BancGroup Common Stock to be issued pursuant to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding. Such shares shall also be registered or qualified for sale under the securities laws of any state in which registration or qualification is necessary.

     3.2 Surrender of Acquired Bank Stock. After the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Acquired Bank Stock who is entitled to receive BancGroup Common Stock shall be entitled, upon surrender to BancGroup of their certificate or certificates representing shares of Acquired Bank Stock (or an affidavit or affirmation by such holder of the loss, theft, or destruction of such certificate or certificates in such form as BancGroup may reasonably require and, if BancGroup reasonably requires, a bond of indemnity in form and amount, and issued by such sureties, as BancGroup may reasonably require), to receive in exchange therefor a certificate or certificates representing the number of whole shares of BancGroup Common Stock into and for which the shares of Acquired Bank Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Acquired Bank Stock and which is to be converted into BancGroup Common Stock shall for all purposes evidence ownership of the BancGroup Common Stock into and for which such shares shall have been so converted, except that no dividends or other distributions with respect to such BancGroup Common Stock shall be made until the certificates previously representing shares of Acquired Bank Stock shall have been properly tendered.

     3.3 Fractional Shares. No fractional shares of BancGroup Common Stock shall be issued, and each holder of shares of Acquired Bank Stock having a fractional interest arising upon the conversion of such shares into shares of BancGroup Common Stock shall, at the time of surrender of the certificates previously representing Acquired Bank Stock, be paid by BancGroup an amount in cash equal to the Market Value of such fractional share.

     3.4 Adjustments. In the event that prior to the Effective Date BancGroup Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the BancGroup Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock into which the Acquired Bank Stock shall be converted.

     3.5 BancGroup Stock. The shares of Common Stock of BancGroup issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of BancGroup after the Effective Date.

     3.6 Dissenting Rights. Any shareholder of Acquired Bank who shall not have voted in favor of this Agreement, or who votes against this Agreement, and who has complied with the applicable procedures set forth in the FBC, relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of his Acquired Bank Stock. If after the Effective Date a dissenting shareholder of Acquired Bank fails to perfect, or effectively withdraws or loses, his right to appraisal and payment for his shares of Acquired Bank Stock, BancGroup shall issue and deliver the consideration to which such holder of shares of Acquired Bank Stock is entitled under Section 3.1 (without interest) upon surrender of such holder of the certificate or certificates representing shares of Acquired Bank Stock held by him. However, in accordance with the FBC, such consideration shall be paid in cash and not in BancGroup Common Stock.

                                   ARTICLE 4

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP

     BancGroup represents, warrants and covenants to and with Acquired Bank as follows:

     4.1 Organization. (a) BancGroup is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. BancGroup has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect.

     (b) Colonial Bank is an Alabama state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Alabama. Colonial Bank has the necessary corporate powers to carry on its business as presently conducted.

     4.2 Capital Stock. (a) The authorized capital stock of BancGroup consists of (A) 100,000,000 shares of Common Stock, $2.50 par value per share, of which as of June 30, 1997, 41,912,989 shares were validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights (not counting additional shares subject to issue pursuant to stock option and other plans and convertible debentures), and (B) 1,000,000 shares of Preference Stock, $2.50 par value per share, none of which are issued and outstanding. The shares of BancGroup Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable, will have been registered under the 1933 Act, and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based upon information provided by Acquired Bank.

     (b) The authorized capital stock of each Subsidiary of BancGroup is validly issued and outstanding, fully paid and nonassessable, and each Subsidiary is wholly owned, directly or indirectly, by BancGroup.

     4.3 Financial Statements; Taxes. (a) BancGroup has delivered to Acquired Bank copies of the following financial statements of BancGroup.

     (i) Consolidated balance sheets as of December 31, 1995, December 31, 1996, and June 30, 1997;

     (ii) Consolidated statements of operations for each of the three years ended December 31, 1994, 1995 and 1996, and for the six months ended June 30, 1997;

     (iii) Consolidated statements of cash flows for each of the three years ended December 31, 1994, 1995 and 1996, and for the six months ended June 30, 1997; and

     (iv) Consolidated statements of changes in shareholders' equity for the three years ended December 31, 1994, 1995 and 1996, and for the six months ended June 30, 1997.

     All such financial statements are in all material respects in accordance with the books and records of BancGroup and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of BancGroup and its Subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), BancGroup did not have, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of consolidated income, shareholders' equity and changes in consolidated financial position present fairly the results of operations and changes in financial position of BancGroup and its Subsidiaries for the periods indicated. The foregoing representation, insofar as they relate to the unaudited interim financial statements of BancGroup for the six months ended June 30, 1997, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

     (b) All Tax returns required to be filed by or on behalf of BancGroup have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 4.3(a) are, to the Knowledge of BancGroup, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of BancGroup accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which BancGroup may at such dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of BancGroup, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of BancGroup. BancGroup has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation).

     4.4 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which BancGroup or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the restated certificate of incorporation or bylaws of BancGroup or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

     4.5 Absence of Material Adverse Change. Since the date of the most recent balance sheet provided under section 4.3(a)(i) above, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancGroup.

     4.6 Approval of Agreements. Prior to the Effective Date, the board of directors of Colonial Bank shall have approved this Agreement and the transactions contemplated by it and shall have authorized the execution and delivery of this Agreement. This Agreement constitutes the legal, valid and binding obligation of Colonial Bank and BancGroup, enforceable against them in accordance with its terms. Approval of this Agreement by the stockholders of BancGroup is not required by applicable Law. Subject to the matters referred to in section 8.2, and subject to BancGroup's board of directors' approval of the shares to be issued in the merger, BancGroup and Colonial Bank have full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. BancGroup has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by section 8.2 will not be granted without the imposition of material conditions or material delays.

     4.7 Tax Treatment. BancGroup has no present plan to sell or otherwise dispose of any of the Assets of Acquired Bank, subsequent to the Merger, and BancGroup intends to continue the historic business of Acquired Bank.

     4.8 Title and Related Matters. BancGroup has good and marketable title to all the properties, interests in properties and Assets, real and personal, that are material to the business of BancGroup, reflected in the most recent balance sheet referred to in section 4.3(a), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and

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

other encumbrances referred to in the notes of such balance sheet, (ii) liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of BancGroup, the material structures and equipment of BancGroup comply in all material respects with the requirements of all applicable Laws.

     4.9 Subsidiaries. Each Subsidiary of BancGroup has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon BancGroup and its Subsidiaries considered as one enterprise; each of the banking Subsidiaries of BancGroup has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of BancGroup are permitted to subsidiaries of registered bank holding companies.

     4.10 Contracts. Neither BancGroup nor any of its Subsidiaries is in violation of its respective certificate of incorporation or bylaws or in Default in the performance or observance of any material obligation, agreement, covenant or condition contained in any Contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound.

     4.11 Litigation. Except as disclosed in or reserved for in BancGroup's financial statements, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of BancGroup, threatened against or affecting BancGroup or any of its Subsidiaries (nor is BancGroup aware of any facts which could give rise to any such Litigation) which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which is likely to have any Material Adverse Effect or prospective Material Adverse Effect, or which is likely to materially and adversely affect the properties or Assets thereof or which is likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; all pending legal or governmental proceedings to which BancGroup or any Subsidiary is a party or of which any of their properties is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, are, considered in the aggregate, not material; and neither BancGroup nor any of its Subsidiaries have any contingent obligations which could be considered material to BancGroup and its Subsidiaries considered as one enterprise which are not disclosed in the Registration Statement as it may be amended or supplemented. To the Knowledge of BancGroup, each of BancGroup and its Subsidiaries has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on BancGroup and its Subsidiaries taken as a whole.

     4.12 Compliance. BancGroup and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of BancGroup, in material compliance with all material federal, state or local Laws applicable to their or the conduct of their businesses.

     4.13 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Stockholders' Meeting, the Registration Statement, including the Proxy Statement which shall constitute a part thereof, will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished in writing to BancGroup by Acquired Bank or any of its representatives expressly for use in the Proxy Statement or information included in the Proxy Statement regarding the business of Acquired Bank, its operations, Assets and capital.

     4.14 SEC Filings. (a) BancGroup has heretofore delivered to Acquired Bank copies of BancGroup's: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) 1996 Annual Report to Shareholders; (iii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 1997; and (iv) all reports on Form 8-K, filed by BancGroup with the SEC since December 31, 1996. Since December 31, 1996, BancGroup has timely filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the 1933 Act and the 1934 Act. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The documents incorporated by reference into the Registration Statement, at the time they were filed with the SEC, complied in all material respects with the requirements of the 1934 Act and Regulations thereunder and when read together and with the other information in the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time the Registration Statement becomes effective or at the time of the Stockholders Meeting.

     4.15 Form S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to BancGroup and the Registration Statement.

     4.16 Brokers. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by BancGroup directly with Acquired Bank and without the intervention of any other person, either as a result of any act of BancGroup or otherwise in such manner as to give rights to any valid claim against BancGroup for finders fees, brokerage commissions or other like payments.

     4.17 Government Authorization. BancGroup and its Subsidiaries have all Permits that, to the Knowledge of BancGroup and its Subsidiaries, are or will be legally required to enable BancGroup or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.

     4.18 Absence of Regulatory Communications. Neither BancGroup nor any of its Subsidiaries is subject to, or has received during the past three (3) years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

     4.19 Disclosure. No representation or warranty, or any statement or certificate furnished or to be furnished to Acquired Bank by BancGroup, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

     4.20 Environment Laws. The officers signing this agreement are not aware of any violation of Environment Laws which taken in the aggregate would have a Material Adverse Effect.

                                   ARTICLE 5

           REPRESENTATIONS, WARRANTIES AND COVENANTS OF ACQUIRED BANK

     Acquired Bank represents, warrants and covenants to and with BancGroup, as follows:

     5.1 Organization. Acquired Bank is a Florida state bank. Each Acquired Bank Company is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect.

     5.2 Capital Stock. (i) As of the date of this Agreement, the authorized capital stock of Acquired Bank consisted of 450,000 shares of common stock, $5.00 par value per share, 327,500 shares of which are issued and outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. Acquired Bank has 29,500 shares of its common stock subject to exercise at any time pursuant to Acquired Bank Options. Except for the foregoing, Acquired Bank does not have any other arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

     5.3 Subsidiaries.  Acquired Bank has no Subsidiaries.

     5.4 Financial Statements; Taxes (a) Acquired Bank has delivered to BancGroup copies of the following financial statements of Acquired Bank:

          (i) Statements of financial condition as of December 31, 1995 and 1996, and as of June 30, 1997;

          (ii) Statements of income for each of the three years ended December 31, 1994, 1995 and 1996, and for the six months ended June 30, 1997;

          (iii) Statements of stockholders' equity for each of the three years ended December 31, 1994, 1995, and 1996, and for the six months ended June 30, 1997; and

          (iv) Statements of cash flows for the three years ended December 31, 1994, 1995 and 1996, and for the six months ended June 30, 1997.

     All of the foregoing financial statements are in all material respects in accordance with the books and records of Acquired Bank and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements. Each of such balance sheets presents fairly as of its date the financial condition of Acquired Bank. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Acquired Bank did not have, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto. The statements of income, stockholders' equity and cash flows present fairly the results of operation, changes in shareholders equity and cash flows of Acquired Bank for the periods indicated. The foregoing representations insofar as they relate to the unaudited interim financial statements of Acquired Bank for the six months ended June 30, 1997, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

     (b) Except as set forth on Schedule 5.4(b), all Tax returns required to be filed by or on behalf of Acquired Bank have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on these returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 5.4(a) are, to the Knowledge of Acquired Bank, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Acquired Bank accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Acquired Bank may at such dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Acquired Bank, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Acquired Bank. Acquired Bank has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (c) Each Acquired Bank Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax

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

withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each Acquired Bank Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under section 3406 of the Code.

     5.5 Absence of Certain Changes or Events. Except as set forth on Schedule 5.5, since the date of the most recent balance sheet provided under section 5.4(a)(i) above, no Acquired Bank Company has

          (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares of common stock issued upon the exercise of existing Acquired Bank Options and shares issued as director's qualifying shares;

          (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations (including purchase of federal funds) and Liabilities incurred in the ordinary course of business and consistent with past practice;

          (c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in section 5.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

          (d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, directly or indirectly, or otherwise acquire, any of its outstanding securities except that Acquired Bank may pay cash dividends at its current rate and at times consistent with past practice;

          (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

          (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

          (g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole;

          (h) except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

          (i) except in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

          (j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

          (k) received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect on its financial condition, results of operations, business, Assets or properties;

          (l) failed to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

          (m) entered into any other material transaction other than in the ordinary course of business; or

          (n) agreed in writing, or otherwise, to take any action described in clauses (a) through (m) above.

     Between the date hereof and the Effective Date, no Acquired Bank Company, without the express written approval of BancGroup, will do any of the things listed in clauses (a) through (n) of this section 5.5 except as permitted therein or as contemplated in this Agreement, and no Acquired Bank Company will enter into or amend any material Contract, other than Loans or renewals thereof entered into in the ordinary course of business, without the express written consent of BancGroup.

     5.6 Title and Related Matters. (a) Title. Except as set forth in Schedule 5.6(a), Acquired Bank has good and marketable title to all the properties, interest in properties and Assets, real and personal, that are material to the business of Acquired Bank, reflected in the most recent balance sheet referred to in section 5.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Acquired Bank, the material structures and equipment of each Acquired Bank Company comply in all material respects with the requirements of all applicable Laws.

     (b) Leases. Schedule 5.6(b) sets forth a list and description of all real and personal property owned or leased by any Acquired Bank Company, either as lessor or lessee.

     (c) Personal Property. Schedule 5.6(c) sets forth a depreciation schedule of each Acquired Bank Company's fixed Assets as of June 30, 1997.

     (d) Computer Hardware and Software. Schedule 5.6(d) contains a description of all agreements relating to data processing computer software and hardware now being used in the business operations of any Acquired Bank Company. Acquired Bank is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the tasks and functions to be performed by them in the business of any Acquired Bank Company.

     5.7 Commitments. Except as set forth in Schedule 5.7, no Acquired Bank Company is a party to any oral or written (i) Contracts for the employment of any officer or employee which is not terminable on 30 days' (or less) notice,
(ii) profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement, (iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such party, (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (v) consulting or other similar material Contracts, (vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such party, or (viii) other Contract, agreement or other commitment which is material to the business, operations, property, prospects or Assets or to the condition, financial or otherwise, of any Acquired Bank Company. Complete and accurate copies of all Contracts, plans and other items so listed have been made or will be made available to BancGroup for inspection. As set forth in Schedule 5.7, Acquired Bank has entered into an employment agreement, dated as of July 9, 1997, with E. Ralph Crawford.

     5.8 Charter and Bylaws. Schedule 5.8 contains true and correct copies of the articles of incorporation and bylaws of each Acquired Bank Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of BancGroup.

     5.9 Litigation. There is no Litigation (whether or not purportedly on behalf of Acquired Bank) pending or, to the Knowledge of Acquired Bank, threatened against or affecting any Acquired Bank Company (nor does Acquired Bank have Knowledge of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on Acquired Bank, and no Acquired Bank Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on Acquired Bank. To the Knowledge of Acquired Bank, each Acquired Bank Company has

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

complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, of any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect on Acquired Bank.

     5.10 Material Contract Defaults. Except as disclosed on Schedule 5.10, no Acquired Bank Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of Acquired Bank, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

     5.11 No Conflict with Other Instrument. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any material Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which any Acquired Bank Company is a party and will not conflict with any provision of the charter or bylaws of any Acquired Bank Company.

     5.12 Governmental Authorization. Each Acquired Bank Company has all Permits that, to the Knowledge of Acquired Bank, are or will be legally required to enable any Acquired Bank Company to conduct its business in all material respects as now conducted by each Acquired Bank Company.

     5.13 Absence of Regulatory Communications. Except as provided in Schedule 5.13, no Acquired Bank Company is subject to, nor has any Acquired Bank Company received during the past three years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company.

     5.14 Absence of Material Adverse Change. To the Knowledge of Acquired Bank, since the date of the most recent balance sheet provided under section 5.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Acquired Bank Company.

     5.15 Insurance. Each Acquired Bank Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Acquired Bank reasonably believes to be adequate for the type of business conducted by such company. No Acquired Bank Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no Acquired Bank Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, and except as set forth on Schedule 5.15, no Acquired Bank Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each Acquired Bank Company at all times from the date hereof to the Effective Date.

     5.16 Pension and Employee Benefit Plans. (a) To the Knowledge of Acquired Bank, all employee benefit plans of each Acquired Bank Company have been established in compliance with, and such plans have been operated in material compliance with, all applicable Laws. Except as set forth in Schedule 5.16, no Acquired Bank Company sponsors or otherwise maintains a "pension plan" within the meaning of section 3(2) of ERISA or any other retirement plan other than the 401(k) plan of Acquired Bank that is intended to qualify under section 401 of the Code, nor do any unfunded Liabilities exist with respect to any employee benefit plan, past or present. To the Knowledge of Acquired Bank, no employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a "prohibited transaction," as defined in section 4975 of the Code, which may have a Material Adverse Effect on the condition, financial or otherwise, of any Acquired Bank Company.

     (b) To the Knowledge of Acquired Bank, no amounts payable to any employee of any Acquired Bank Company will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and regulations thereunder.

     5.17 Buy-Sell Agreement. To the Knowledge of Acquired Bank, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of Acquired Bank, any similar agreement or any voting agreement or voting trust in respect of any such shares.

     5.18 Brokers. Except for fees to be paid to Austin Associates, Inc., all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Acquired Bank directly with BancGroup and without the intervention of any other person, either as a result of any act of Acquired Bank, or otherwise, in such manner as to give rise to any valid claim against Acquired Bank for a finder's fee, brokerage commission or other like payment.

     5.19 Approval of Agreements. The board of directors of Acquired Bank has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Acquired Bank of this Agreement. Subject to the matters referred to in section 8.2, Acquired Bank has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Acquired Bank in accordance with this Agreement, Acquired Bank shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement.

     5.20 Disclosure. No representation or warranty, nor any statement or certificate furnished or to be furnished to BancGroup by Acquired Bank, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

     5.21 Registration Statement. At the time the Registration Statement becomes effective and at the time of the Stockholders Meeting, the Registration Statement, including the Proxy Statement which shall constitute part thereof, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from the Proxy Statement relating to descriptions of the business of Acquired Bank, its Assets, properties, operations, and capital stock or to information furnished in writing by Acquired Bank or its representatives expressly for inclusion in the Proxy Statement.

     5.22 Loans; Adequacy of Allowance for Loan Losses. All reserves for loan losses shown on the most recent financial statements furnished by Acquired Bank have been calculated in accordance with prudent and customary banking practices and are adequate in all material respects to reflect the risk inherent in the loans of Acquired Bank. Acquired Bank has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements. Each loan reflected as an Asset on the financial statements of Acquired Bank is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles and complies with all Laws to which it is subject. Acquired Bank does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 5.22, Acquired Bank has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

     5.23 Environmental Matters. Except as provided in Schedule 5.23, to the Knowledge of Acquired Bank, each Acquired Bank Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic, hazardous or other substance (the

"Environmental Laws"), and Acquired Bank has no Knowledge that any Acquired Bank Company has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Acquired Bank Company. To the Knowledge of Acquired Bank, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the Knowledge of Acquired Bank, with respect to Assets of by any Acquired Bank Company, including any Loan Property, (i) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed; (ii) no owned or leased property is contaminated with or contains any hazardous substance or waste; and
(iii) there are no underground storage tanks on any premises owned or leased by any Acquired Bank Company. Acquired Bank has no Knowledge of any facts which might suggest that any Acquired Bank Company has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject any Acquired Bank Company to any Liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir. 1990) or any similar principles. Moreover, to the Knowledge of Acquired Bank, no Acquired Bank Company has extended credit, either on a secured or unsecured basis, to any person or other entity engaged in any activities which would require or requires such person or entity to obtain any Permits which are required under any Environmental Law which has not been obtained.

     5.24 Transfer of Shares. Acquired Bank has no Knowledge of any plan or intention on the part of Acquired Bank's shareholders to sell or otherwise dispose of any of the BancGroup Common Stock to be received by them in the Merger that would reduce such shareholders' ownership to a number of shares having, in the aggregate, a fair market value of less than fifty (50%) percent of the total fair market value of Acquired Bank common stock outstanding immediately before the Merger.

     5.25 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Acquired Bank Company and any union or labor organization covering any of Acquired Bank Company's employees and none of said employees are represented by any union or labor organization.

     5.26 Labor Disputes. To the Knowledge of Acquired Bank, each Acquired Bank Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Acquired Bank Company is or has been engaged in any unfair labor practice, and, to the Knowledge of Acquired Bank, no unfair labor practice complaint against any Acquired Bank Company is pending before the National Labor Relations Board. Relations between management of each Acquired Bank Company and the employees are amicable and there have not been, nor to the Knowledge of Acquired Bank, are there presently, any attempts to organize employees, nor to the Knowledge of Acquired Bank, are there plans for any such attempts.

     5.27 Derivative Contracts. No Acquired Bank Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in Acquired Bank's financial statements delivered under section 5.4 hereof which is a financial derivative contract (including various combinations thereof).

                                   ARTICLE 6

                              ADDITIONAL COVENANTS

     6.1 Additional Covenants of BancGroup. BancGroup covenants to and with Acquired Bank as follows:

          (a) Registration Statement and Other Filings. BancGroup shall prepare and file with the SEC the Registration Statement on Form S-4 (or such other form as may be appropriate) and all amendments and supplements thereto, in form reasonably satisfactory to Acquired Bank and its counsel, with respect to the Common Stock to be issued pursuant to this Agreement. BancGroup shall use reasonable good faith efforts to prepare all necessary filings with any Agencies which may be necessary for approval to consummate the transactions contemplated by this Agreement. BancGroup shall provide to counsel for Acquired Bank (i) copies of drafts of all filings made pursuant to this section 6.1(a) in advance of filing,

     (ii) copies of documents as filed, and (iii) copies of any correspondence between BancGroup and any Agencies, including the SEC, respecting the filings made pursuant to this section 6.1(a).

          (b) Blue Sky Permits. BancGroup shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or "blue sky" Permits and approvals required to carry out the transactions contemplated by this Agreement.

          (c) Financial Statements.  BancGroup shall furnish to Acquired Bank:

             (i) As soon as practicable and in any event within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of BancGroup for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of BancGroup as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to BancGroup by independent auditors in connection with each annual, interim or special audit of the books of BancGroup made by such accountants;

             (iii)As soon as practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as BancGroup may file with the SEC or any other Agency; and

             (iv) With reasonable promptness, such additional financial data as Acquired Bank may reasonably request.

          (d) No Control of Acquired Bank by BancGroup. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of Acquired Bank shall continue to reside solely in Acquired Bank's officers and board of directors.

          (e) Listing. Prior to the Effective Date, BancGroup shall use its reasonable efforts to list the shares of BancGroup Common Stock to be issued in the Merger on the NYSE or other quotations system on which such shares are primarily traded.

          (f) Employee Benefit Matters. (i) On the Effective Date, all employees of any Acquired Bank Company shall, at BancGroup's option, either become employees of the Resulting Corporation or its Subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of this Agreement. All employees of any Acquired Bank Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable Law, to participate in all benefit plans of Colonial Bank to the same extent as Colonial Bank employees, except as stated otherwise in this section. Employees of any Acquired Bank Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be allowed to participate as of the Effective Date in the medical and dental benefits plan of Colonial Bank as new employees of Colonial Bank, and the time of employment of such employees who are employed at least 30 hours per week with any Acquired Bank Company as of the Effective Date shall be counted as employment under such dental and medical plans of Colonial Bank for purposes of calculating any 30 day waiting period and pre-existing condition limitations. To the extent permitted by applicable Law, the period of service with the appropriate Acquired Bank Company of all employees who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be recognized only for vesting and eligibility purposes under Colonial Bank's benefit plans. In addition, if the Effective Date falls within an annual period of coverage under any group health plan of the Resulting Corporation and its Subsidiaries, each such Acquired Bank Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the Acquired Bank Company during the applicable coverage period through the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of the Resulting Corporation and its Subsidiaries.

     6.2 Additional Covenants of Acquired Bank. Acquired Bank covenants to and with BancGroup as follows:

          (a) Operations. (i) Acquired Bank will conduct its business and the business of each Acquired Bank Company in a proper and prudent manner and will use its best efforts to maintain its relationships with its depositors, customers and employees. No Acquired Bank Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will Acquired Bank permit the occurrence of any change or event which would render any of the representations and warranties in Article 5 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date. Acquired Bank shall contact any person who may be required to execute an undertaking under Section 10.5 hereof to request such undertaking and shall take all such reasonable steps as are necessary to obtain such undertaking. Acquired Bank will take no action that would prevent or impede the Merger from qualifying (i) for pooling of interests accounting treatment or (ii) as a tax-free reorganization with the meaning of Section 368 of the Code.

             (ii) If requested by BancGroup, Acquired Bank shall use its best efforts to cause all officers and directors that own any stock of Acquired Bank and all other shareholders of Acquired Bank who own more than five percent (5%) of Acquired Bank's outstanding shares of common stock, to execute an acknowledgment that such person has no present plan, intention, or binding commitment to sell or otherwise dispose of the BancGroup Common Stock to be received in the Merger within twelve
        (12) months after the Effective Date.

          (b) Stockholders Meeting; Best Efforts. Acquired Bank will cooperate with BancGroup in the preparation of the Registration Statement and any regulatory filings and will cause the Stockholders Meeting to be held for the purpose of approving the Merger as soon as practicable after the effective date of the Registration Statement, and will use its best efforts to bring about the transactions contemplated by this Agreement, including stockholder approval of this Agreement, as soon as practicable unless this Agreement is terminated as provided herein.

          (c) Prohibited Negotiations. Except with respect to this Agreement and the transactions contemplated hereby, no Acquired Bank Company nor any affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by an Acquired Bank Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Acquired Bank's Board of Directors as advised in writing by counsel to such Board of Directors, no Acquired Bank Company or any Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, and each Acquired Bank Company shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but Acquired Bank may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised in writing by counsel to such Board of Directors. Acquired Bank shall promptly notify BancGroup orally and in writing in the event that any Acquired Bank Company receives any inquiry or proposal relating to any such Acquisition Proposal. Acquired Bank shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than BancGroup conducted heretofore with respect to any of the foregoing. Acquired Bank shall enter into the Stock Option Agreement with BancGroup dated as of the date of this Agreement.

          (d) Director Recommendation. The members of the Board of Directors of Acquired Bank agree to support publicly the Merger.

          (e) Shareholder Voting. Acquired Bank shall on the date of execution of this Agreement obtain and submit to BancGroup an agreement from certain of its directors substantially in the form set forth in Exhibit A.

          (f) Financial Statements and Monthly Status Reports. Acquired Bank shall furnish to BancGroup:

             (i) As soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of Acquired Bank for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of Acquired Bank as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

             (ii) Promptly upon receipt thereof, copies of all audit reports submitted to Acquired Bank by independent auditors in connection with each annual, interim or special audit of the books of Acquired Bank made by such accountants;

             (iii) As soon a practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as Acquired Bank may file with the SEC or any other Agency;

             (iv) With reasonable promptness, such additional financial data as BancGroup may reasonably request; and

             (v) Within 10 calendar days after the end of each month (or, if the financial statements referred to in clause (d) are not then available, as soon as possible thereafter) commencing with the next calendar month following the date of this Agreement and ending at the Effective Date, a written description of (a) any non-compliance with the terms of this section 6.2, together with its then current estimate of the out-of-pocket costs and expenses incurred or reasonably accruable in connection with the transactions contemplated by this Agreement; (b) the status, as of the date of the report, of all existing or threatened litigation against any Acquired Bank Company; (c) copies of minutes of any meeting of the board of directors of any Acquired Bank Company and any committee thereof occurring in the month for which such report is made, including all documents presented to the directors at such meetings; and (d) monthly financial statements, including a balance sheet and income statement.

          (g) Fiduciary Duties. Prior to the Effective Date, (i) no director or officer (each an "Executive") of any Acquired Bank Company shall, directly or indirectly, own, manage, operate, join, control, be employed by or participate in the ownership, proposed ownership, management, operation or control of or be connected in any manner with, any business, corporation or partnership which is competitive to the business of any Acquired Bank Company, (ii) all Executives, at all times, shall satisfy their fiduciary duties to Acquired Bank and its Subsidiaries, and (iii) such Executives shall not (except as required in the course of his or her employment with any Acquired Bank Company) communicate or divulge to, or use for the benefit of himself or herself or any other person, firm, association or corporation, without the express written consent of Acquired Bank, any confidential information which is possessed, owned or used by or licensed by or to any Acquired Bank Company or confidential information belonging to third parties which any Acquired Bank Company shall be under obligation to keep secret or which may be communicated to, acquired by or learned of by the Executive in the course of or as a result of his or her employment with any Acquired Bank Company.

          (h) Certain Practices.  (a) Beginning with the date of this Agreement,
     (i) Acquired Corporation shall consult with BancGroup and advise BancGroup in advance of all of the Bank's loan requests over $100,000 or of any other loan request outside the normal course of business, except for single-family residential loan requests and renewals of existing loans which do not increase the outstanding principal amount of the loan, (ii) Acquired Corporation shall furnish to BancGroup promptly upon their availability copies of all minutes of loan committee meetings of the Bank for meetings occurring after the date of this Agreement, and (iii) Acquired Corporation will consult with BancGroup to coordinate various business issues on a basis mutually satisfactory to Acquired Bank and BancGroup. Acquired Bank shall not be required to undertake any of such activities, however, except as such activities may be in compliance with existing Law and Regulation.

                                   ARTICLE 7

                        MUTUAL COVENANTS AND AGREEMENTS

     7.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, BancGroup and Acquired Bank each agrees to use its best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, including the holding of any regular or special board meetings, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

     7.2 Press Release. Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

     7.3 Mutual Disclosure. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports, Form 8-K, Form 10-Q and Form 10-K filings, Y-3 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, Form S-8 registration statements and similar documents.

     7.4 Access to Properties and Records. Each Party hereto shall afford the officers and authorized representatives of the other Party full access to the Assets, books and records of such Party in order that such other Parties may have full opportunity to make such investigation as they shall desire of the affairs of such Party and shall furnish to such Parties such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested. All such information that may be obtained by any such Party will be held in confidence by such party, will not be disclosed by such Party or any of its representatives except in accordance with this Agreement, and will not be used by such Party for any purpose other than the accomplishment of the Merger as provided herein.

     7.5 Notice of Adverse Changes. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

                                   ARTICLE 8

                    CONDITIONS TO OBLIGATIONS OF ALL PARTIES

     The obligations of BancGroup and Acquired Bank to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

     8.1 Approval by Shareholders. At the Stockholders Meeting, this Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Acquired Bank as is required by applicable Law and Acquired Bank's articles of incorporation and bylaws.

     8.2 Regulatory Authority Approval. (a) Orders, Consents and approvals, in form and substance reasonably satisfactory to BancGroup and Acquired Bank, shall have been entered by the Board of Governors of the Federal Reserve System and other appropriate bank regulatory Agencies (i) granting the authority necessary for the consummation of the transactions contemplated by this Agreement and (ii) satisfying all other requirements prescribed by Law. No Order, Consent or approval so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of BancGroup would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     (b) Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 8.2(a) of this Agreement) for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of BancGroup would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     8.3 Litigation. There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

     8.4 Registration Statement. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority pursuant to the 1934 Act, with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of BancGroup Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state Law.

     8.5 Tax Opinion. An opinion of Coopers & Lybrand L.L.P., shall have been received in form and substance reasonably satisfactory to the Acquired Bank and BancGroup to the effect that (i) the Merger will constitute a "reorganization" within the meaning of section 368 of the Code; (ii) no gain or loss will be recognized by BancGroup or Acquired Bank; (iii) no gain or loss will be recognized by the shareholders of Acquired Bank who receive shares of BancGroup Common Stock except to the extent of any taxable "boot" received by such persons from BancGroup, and except to the extent of any dividends received from Acquired Bank prior to the Effective Date; (iv) the basis of the BancGroup Common Stock received in the Merger will be equal to the sum of the basis of the shares of Acquired Bank common stock exchanged in the Merger and the amount of gain, if any, which was recognized by the exchanging Acquired Bank shareholder, including any portion treated as a dividend, less the value of taxable boot, if any, received by such shareholder in the Merger; (v) the holding period of the BancGroup Common Stock will include the holding period of the shares of Acquired Bank common stock exchanged therefor if such shares of Acquired Bank common stock were capital assets in the hands of the exchanging Acquired Bank shareholder; and (vi) cash received by an Acquired Bank shareholder in lieu of a fractional share interest of BancGroup Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of BancGroup Common Stock which he or she would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Acquired Bank common stock was a capital asset in his or her hands as of the Effective Date).

                                   ARTICLE 9

                   CONDITIONS TO OBLIGATIONS OF ACQUIRED BANK

     The obligations of Acquired Bank to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Acquired Bank may waive such conditions in writing:

     9.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of Acquired Bank, all representations and warranties of BancGroup contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date, and BancGroup shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     9.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 4.3(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of BancGroup which in their total effect constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of BancGroup which would impair the rights of Acquired Bank or its shareholders pursuant to this Agreement.

     9.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, Acquired Bank shall have received a certificate from the President or a Vice President and from the Secretary or Assistant Secretary of BancGroup dated as of the Closing certifying that:

          (a) the Board of Directors of BancGroup has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) each person executing this Agreement on behalf of BancGroup is an officer of BancGroup holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (c) the certificate of incorporation and bylaws of BancGroup referenced in section 4.4 hereof remain in full force and effect;

          (d) such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration or otherwise against, by or affecting BancGroup or the business, prospects, condition (financial or otherwise), or Assets of BancGroup which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the rescission thereof;

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Bank's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under

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

     which they were made (it being understood that such persons need not express a statement as to information concerning or provided by Acquired Bank for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 9 insofar as they relate to BancGroup have been satisfied.

     9.4 Opinion of Counsel. Acquired Bank shall have received an opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, dated as of the Closing, substantially in the form set forth in Exhibit B hereto.

     9.5 NYSE Listing. The shares of BancGroup Common Stock to be issued under this Agreement shall have been approved for listing on the NYSE.

     9.6 Other Matters. There shall have been furnished to such counsel for Acquired Bank certified copies of such corporate records of BancGroup and copies of such other documents as such counsel may reasonably have requested for such purpose.

     9.7 Material Events. There shall have been no determination by the board of directors of Acquired Bank that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or a general suspension of trading on the NYSE or any other exchange on which BancGroup Common Stock may be traded.

                                   ARTICLE 10

                     CONDITIONS TO OBLIGATIONS OF BANCGROUP

     The obligations of BancGroup to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all of the following conditions except as BancGroup may waive such conditions in writing:

     10.1 Representations, Warranties and Covenants. Notwithstanding any investigation made by or on behalf of BancGroup, all representations and warranties of Acquired Bank contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date, and Acquired Bank shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

     10.2 Adverse Changes. There shall have been no changes after the date of the most recent balance sheet provided under section 5.4(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of Acquired Bank which constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of Acquired Bank which would impair BancGroup's rights pursuant to this Agreement.

     10.3 Closing Certificate. In addition to any other deliveries required to be delivered hereunder, BancGroup shall have received a certificate from Acquired Bank executed by the President or Vice President and from the Secretary or Assistant Secretary of Acquired Bank dated as of the Closing certifying that:

          (a) the Board of Directors of Acquired Bank has duly adopted resolutions approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

          (b) the shareholders of Acquired Bank have duly adopted resolutions approving the substantive terms of the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;

          (c) each person executing this Agreement on behalf of Acquired Bank is an officer of Acquired Bank holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

          (d) the articles of incorporation and bylaws of Acquired Bank referenced in section 5.8 hereof remain in full force and effect and have not been amended or modified since the date hereof;

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

          (e) to such persons' knowledge, the Proxy Statement delivered to Acquired Bank's shareholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information concerning or provided by Acquired Bank for inclusion in such Proxy Statement); and

          (f) the conditions set forth in this Article 10 insofar as they relate to Acquired Bank have been satisfied.

     10.4 Opinion of Counsel. BancGroup shall have received an opinion of Werner & Blank, counsel to Acquired Bank, dated as of the Closing, substantially as set forth in Exhibit C hereto.

     10.5 Controlling Shareholders. Each shareholder of Acquired Bank who may be an "affiliate" of Acquired Bank, within the meaning of Rule 145 of the general rules and regulations under the 1933 Act shall have executed and delivered an agreement satisfactory to BancGroup to the effect that such person shall not make a "distribution" (within the meaning of Rule 145) of the Common Stock which he or she receives upon the Effective Date and that such Common Stock will be held subject to all applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder, and that such person will not sell or otherwise reduce risk relative to any shares of BancGroup Common Stock received in the Merger until financial results concerning at least 30 days of post-Merger combined operations have been published by BancGroup within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Acquired Bank recognizes and acknowledges that BancGroup Common Stock issued to such persons may bear a legend evidencing the agreement described above.

     10.6 Other Matters. There shall have been furnished to counsel for BancGroup certified copies of such corporate records of Acquired Bank and copies of such other documents as such counsel may reasonably have requested for such purpose.

     10.7 Dissenters. The number of shares as to which shareholders of Acquired Bank have exercised dissenters rights of appraisal under section 3.6 does not exceed 10 percent of the outstanding shares of common stock of Acquired Bank.

     10.8 Material Events. There shall have been no determination by the board of directors of BancGroup that the transactions contemplated by this Agreement have become impractical because of any state of war, declaration of a banking moratorium in the United States or general suspension of trading on the NYSE or any exchange on which BancGroup Common Stock may be traded.

     10.9 Pooling of Interests. BancGroup shall have received the written opinion of Coopers & Lybrand L.L.P., that the Merger will qualify for the pooling of interests method of accounting under generally accepted accounting principles.

                                   ARTICLE 11

                 TERMINATION OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished, except that the last sentences of Sections 7.4 and 6.2(c), and Sections 7.2, 7.4, 13.3,
Article 11, Article 12, Article 15, any applicable definitions of Article 14, shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate. Information provided in such Exhibits and Schedules is provided only in response to the specific section of this Agreement which calls for such information.

                                   ARTICLE 12

                                    NOTICES

     All notices or other communications which are required or permitted hereunder shall be in writing and delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth, below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

          (a) If to Acquired Bank to Ralph Crawford, at First Central Bank, 5858 Central Avenue, St. Petersburg, Florida 33707, facsimile 831-347-4744, with copies to Martin D. Werner, Werner & Blank, 7205 West Central Avenue, Toledo, Ohio 43617, facsimile 419-841-8380, or as may otherwise be specified by Acquired Bank in writing to BancGroup.

          (b) If to BancGroup, to W. Flake Oakley, IV, One Commerce Street, Suite 803, Montgomery, Alabama, 36104, facsimile (334) 240-5069, with a copy to Hugh C. Nickson, III, Miller, Hamilton, Snider & Odom, L.L.C., One Commerce Street, Suite 802, Montgomery, Alabama 36104, facsimile (334) 265-4533, or as may otherwise be specified in writing by BancGroup to Acquired Bank.

                                   ARTICLE 13

                            AMENDMENT OR TERMINATION

     13.1 Amendment. This Agreement may be amended by the mutual consent of BancGroup and Acquired Bank before or after approval of the transactions contemplated herein by the shareholders of Acquired Bank.

     13.2 Termination. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of Acquired Bank, as follows:

          (a) by the mutual consent of the respective boards of directors of Acquired Bank and BancGroup;

          (b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in section 10.1 of this Agreement in the case of BancGroup and section 9.1 of this Agreement in the case of Acquired Bank;

          (c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement in Article 9 as to Acquired Bank or
     Article 10 as to BancGroup shall not have been satisfied in full;

          (d) by the board of directors of either BancGroup or Acquired Bank if all transactions contemplated by this Agreement shall not have been consummated on or prior May 31, 1998, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this section 13.2(d); or

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

     13.3 Damages. In the event of termination pursuant to section 13.2, this Agreement shall become void and have no effect, except as provided in Article II and except that Acquired Bank and BancGroup shall be liable for damages for any willful breach of warranty, representation, covenant or other agreement contained in this Agreement.

                                   ARTICLE 14

                                  DEFINITIONS

     (a) The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this Agreement:

ABCA.......................  The Alabama Business Corporation Act.

Acquired Bank..............  First Central Bank, a Florida state bank.

Acquired Bank Company......  Shall mean Acquired Bank, any Subsidiary of
                             Acquired Bank, or any person or entity acquired as a Subsidiary of Acquired Bank in the future and owned by Acquired Bank at the Effective Date.

Acquired Bank Options......  Options respecting the issuance of a maximum of
                             29,500 shares of Acquired Bank common stock pursuant to Acquired Bank's stock option plans.

Acquired Bank Stock........  Shares of common stock, par value $5.00 per share, of Acquired Bank.

Acquisition Proposal.......  Shall mean, with respect to a Party, any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

Agencies...................  Shall mean, collectively, the Federal Trade
                             Commission, the United States Department of
                             Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

Agreement..................  Shall mean this Agreement and Plan of Merger and the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

Assets.....................  Of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

BancGroup..................  The Colonial BancGroup, Inc., a Delaware
                             corporation with its principal offices in Montgomery, Alabama.

Closing....................  The submission of the certificates of officers, legal opinions and other actions required to be taken in order to consummate the Merger in accordance with this Agreement.

Code.......................  The Internal Revenue Code of 1986, as amended.

Common Stock...............  BancGroup's Common Stock authorized and defined in the restated certificate of incorporation of BancGroup, as amended.

Colonial Bank..............  An Alabama state banking corporation which is a wholly owned subsidiary of BancGroup.

Consent....................  Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

Contract...................  Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Default....................  Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

Effective Date.............  Means the date and time at which the Merger becomes effective as defined in section 2.7 hereof.

Environmental Laws.........  Means the laws, regulations and governmental requirements referred to in section 5.23 hereof.

ERISA......................  The Employee Retirement Income Security Act of
                             1974, as amended.

Exchange Ratio.............  The ratio obtained by dividing $62.46 by the Market
                             Value.

Exhibits...................  A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

FBC........................  The Florida Banking Code.

GAAP.......................  Means generally accepted accounting principles applicable to banks and bank holding companies, consistently applied during the periods involved.

Knowledge..................  Means the actual knowledge of the Chairman,
                             President, Chief Financial Officer, Chief
                             Accounting Officer, Chief Credit Officer, General Counsel or any Senior or Executive Vice President of BancGroup, in the case of knowledge of BancGroup, or of Acquired Bank, in the case of knowledge of Acquired Bank.

Law........................  Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Agency.

Liability..................  Any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation,

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

                             collection and defense), deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien.......................  Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof, and (iv) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

Litigation.................  Any action, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities, relating to or affecting a Party, its business, its Assets (including Contracts related to it) or transactions contemplated by this Agreement.

Loan Property..............  Any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Loss.......................  Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys' fees and expenses, and consultant's fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

Market Value...............  Shall represent the per share market value of the
                             BancGroup Common Stock at the Effective Date and shall be determined by calculating the average of the closing prices of the Common Stock of BancGroup as reported by the NYSE on each of the ten (10) consecutive trading days ending on the trading day five calendar days preceding the Effective Date. Regardless of such average, the Market Value shall be deemed to be no less than $24.30 and no greater than $29.70.

material...................  For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect....  On a Party shall mean an event, change or occurrence which has a material adverse impact on
                             (i) the financial position, Assets, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse effect" shall not be deemed to include the impact of (w) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

Merger.....................  The merger of Acquired Bank with Colonial Bank as contemplated in this Agreement.

Merger Consideration.......  The distribution of BancGroup Common Stock for each share of Acquired Bank Stock (and cash for fractional shares) as provided in section 3.1(a) hereof.

NYSE.......................  The New York Stock Exchange.

Order......................  Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party......................  Shall mean Acquired Bank, or BancGroup, and
                             "Parties" shall mean Acquired Bank, Colonial Bank and BancGroup.

Permit.....................  Any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person.....................  A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Proxy Statement............  The proxy statement used by Acquired Bank to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of BancGroup relating to the issuance of the BancGroup Common Stock to the shareholders of Acquired Bank.

Registration Statement.....  The registration statement on Form S-4, or such other appropriate form, to be filed with the SEC by BancGroup, and which has been agreed to by Acquired Bank, to register the shares of BancGroup Common Stock offered to stockholders of the Bank pursuant to his Agreement, including the Proxy Statement.

Resulting Corporation......  Colonial Bank, as the surviving corporation resulting from the Merger.

SEC........................  United States Securities and Exchange Commission.

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

Shareholders Meeting.......  The special meeting of shareholders of Acquired
                             Bank called to approve the transactions
                             contemplated by this Agreement.

Stock Option Agreement.....  The agreement dated as of the date hereof between
                             BancGroup and Acquired Bank granting to BancGroup the right to acquire up to 19.9 percent of Acquired Bank Stock.

Subsidiaries...............  Shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Tax or Taxes...............  Means any federal, state, county, local, foreign, and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

1933 Act...................  The Securities Act of 1933, as amended.

1934 Act...................  The Securities Exchange Act of 1934, as amended.

                                   ARTICLE 15

                                 MISCELLANEOUS

     15.1 Expenses. (a) Except as otherwise provided in this Section 15.1, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that BancGroup shall bear and pay the filing fees payable in connection with the Registration Statement and printing costs incurred in connection with the printing of the Registration Statement.

     (b) Nothing contained in this Section 15.1 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     15.2 Benefit and Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

     15.3 Governing Law. Except as the provisions of the FBA apply to the Merger, this Agreement shall be governed by, and construed in accordance with the Laws of the State of Alabama, without regard to any conflict of Laws.

     15.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

     15.5 Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

     15.6 Severability. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the term or provision shall remain valid and in effect in any other circumstances or situation.

     15.7 Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party's counsel has drafted any portion of this Agreement.

     15.8 Return of Information. In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

     15.9 Equitable Remedies. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

     15.10 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and reasonable expenses of attorneys and costs of investigation).

     15.11 No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

     15.12 Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

     15.13 Entire Contract. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

     IN WITNESS WHEREOF, Acquired Bank and BancGroup have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:                                           FIRST CENTRAL BANK
BY:   /s/ PHILIP BENJAMIN                         BY:   /s/ E. RALPH CRAWFORD
      ------------------------------------------        ------------------------------------------

ITS:  Vice-Chairman                               ITS:  Chairman, President and CEO
      ------------------------------------------        ------------------------------------------
(CORPORATE SEAL)

ATTEST:                                           THE COLONIAL BANCGROUP, INC.
BY:   /s/ DONNA R. PIEL                           BY:   /s/ W. FLAKE OAKLEY, IV
      ------------------------------------------        ------------------------------------------

ITS:  Assistant Secretary                         ITS:  Chief Financial Officer
      ------------------------------------------        ------------------------------------------
(CORPORATE SEAL)

ATTEST                                            COLONIAL BANK
BY:   /s/ DONNA R. PIEL                           BY:   /s/ W. FLAKE OAKLEY, IV
      ------------------------------------------        ------------------------------------------

ITS:  Secretary                                   ITS:  Chief Financial Officer
      ------------------------------------------        ------------------------------------------
(CORPORATE SEAL)

                                                                      APPENDIX B

                                                                          , 1997

Board of Directors
First Central Bank
5858 Central Avenue
St. Petersburg, FL 33707

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to First Central Bank ("First Central") and its shareholders of the
terms of the Agreement and Plan of Merger dated as of September   , 1997
("Agreement") between First Central, The Colonial BancGroup, Inc., Montgomery, Alabama ("BancGroup"), and Colonial Bank, a wholly owned subsidiary of BancGroup. The terms of the Agreement provide for the acquisition of First Central by BancGroup (the "Merger"). The Merger will be completed through a merger of First Central with and into Colonial Bank. As a result of the Merger, First Central's banking office will become a banking office of Colonial Bank.

     The terms of the Agreement provide for each outstanding share of First Central common stock to be converted into shares of BancGroup common stock. The number of shares of BancGroup stock into which each First Central share will be converted shall be equal to $62.46 divided by the Market Value. The Market Value will be determined by calculating the average of the closing prices of BancGroup common stock as reported by the New York Stock Exchange on each of the ten trading days ending on the trading day five calendar days preceding the effective date of the Merger. The Agreement further provides for BancGroup to assume all outstanding First Central options.

     In carrying out our engagement, we have reviewed and analyzed material bearing upon the financial and operating condition of First Central and BancGroup, including but not limited to the following: (i) the Proxy Statement and Prospectus; (ii) the financial statements of First Central and BancGroup for the period 1992 through June, 1997; (iii) certain other publicly available information regarding First Central and BancGroup; (iv) publicly available information regarding the performance of certain other companies whose business activities were believed by Austin Associates to be generally comparable to those of First Central and BancGroup; (v) the financial terms, to the extent publicly available, of certain comparable transactions; and (vi) such other analysis and information as we deemed relevant.

     In our review and analysis, we relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and have not attempted to verify the same. We have made no independent verification as to the status of individual loans made by First Central or BancGroup, and have instead relied upon representations and information concerning loans of First Central and BancGroup in the aggregate. In rendering our opinion, we have assumed that the transaction will be a tax-free reorganization with no material adverse tax consequences to First Central or BancGroup, or to First Central shareholders receiving BancGroup stock. In addition, we have assumed in the course of obtaining the necessary regulatory approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to First Central and its shareholders.

     Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the terms of the Agreement are fair, from a financial point of view, to First Central and its shareholders.

     For our services in rendering this opinion, First Central will pay us a fee and indemnify us against certain liabilities.

Austin Associates, Inc.

                                                                      APPENDIX C

658.44 APPROVAL BY STOCKHOLDERS; RIGHTS OF DISSENTERS; PREEMPTIVE RIGHTS

     (1) The department shall not issue a certificate of merger to a resulting bank or trust company unless the plan of merger and merger agreement, as adopted by a majority of the entire board of directors of each constituent bank or trust company, and as approved by each appropriate federal regulatory agency and by the department, has been approved;

          (a) By the stockholders of each constituent national bank as provided by, and in accordance with the procedures required by, the laws of the United States applicable thereto, and

          (b) After notice as hereinafter provided, by the affirmative vote or written consent of the holders of at least a majority of the shares entitled to vote thereon of each constituent state bank or state trust company, unless any class of shares of any constituent state bank or state trust company is entitled to vote thereon as a class, in which event as to such constituent state bank or state trust company the plan of merger and merger agreement shall be approved by the stockholders upon receiving the affirmative vote or written consent of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. Such vote of stockholders of a constituent state bank or state trust company shall be at an annual or special meeting of stockholders or by written consent of the stockholders without a meeting as provided in s. 607.0704.

     Approval by the stockholders of a constituent bank or trust company of a plan of merger and merger agreement shall constitute the adoption by the stockholders of the articles of incorporation of the resulting state bank or trust company as set forth in the plan of merger and merger agreement.

     (2) Written notice of the meeting of, or proposed written consent action by, the stockholders of each constituent state bank or state trust company shall be given to each stockholder of record, whether or not entitled to vote, and whether the meeting is an annual or a special meeting or whether the vote is to be by written consent pursuant to s. 607.0704, and the notice shall state that the purpose or one of the purposes of the meeting, or of the proposed action by the stockholders without a meeting, is to consider the proposed plan of merger and merger agreement. Except to the extent provided otherwise with respect to stockholders of a resulting bank or trust company pursuant to subsection (7), the notice shall also state that dissenting stockholders will be entitled to payment in cash of the value of only those shares held by the stockholders:

          (a) Which at a meeting of the stockholders are voted against the approval of the plan of merger and merger agreement;

          (b) As to which, if the proposed action is to be by written consent of stockholders pursuant to s. 607.0704, such written consent is not given by the holder thereof; or

          (c) With respect to which the holder thereof has given written notice to the constituent state bank or trust company, at or prior to the meeting of the stockholders or on or prior to the date specified for action by the stockholders without a meeting pursuant to s. 607.0704 in the notice of such proposed action, that the stockholder dissents from the plan of merger and merger agreement.

     Hereinafter in this section, the term "dissenting shares" means and includes only those shares, which may be all or less than all the shares of any class owned by a stockholder, described in paragraphs (a), (b), and (c).

     (3) On or promptly after the effective date of the merger, the resulting state bank or trust company, or a bank holding company which, as set out in the plan of merger or merger agreement, is offering shares rights, obligations, or other securities or property in exchange for shares of the constituent banks or trust companies, may fix an amount which it considers to be not more than the fair market value of the shares of a constituent bank or trust company and which it will pay to the holders of dissenting shares of that constituent bank or trust company and, if it fixes such amount, shall offer to pay such amount to the holders of all dissenting shares of that constituent bank or trust company. The amount payable pursuant to any such offer which is accepted by the holders of dissenting shares, and the amount payable to the holders of dissenting shares pursuant to an appraisal, shall constitute a debt of the resulting state bank or state trust company.

     (4) The owners of dissenting shares who have accepted an offer made pursuant to subsection (3) shall be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger, and the owners of dissenting shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the effective date of the merger.

     (5) The value of dissenting shares of each constituent state bank or state trust company, the owners of which have not accepted an offer for such shares made pursuant to subsection (3), shall be determined as of the effective date of the merger by three appraisers, one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors of the resulting state bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. If, within 90 days from the effective date of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such dissenting shares, the department shall cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal shall be paid by the resulting state bank or trust company.

     (6) Upon the effective date of the merger, all the shares of stock of every class of each constituent bank or trust company, whether or not surrendered by the holders thereof, shall be void and deemed to be canceled, and no voting or other rights of any kind shall pertain thereto of to the holders thereof except only such rights as may be expressly provided in the plan of merger and merger agreement or expressly provided by law.

     (7) The provisions of subsection (6) and, unless agreed by all the constituent banks and trust companies and expressly provided in the plan of merger and merger agreement, subsections (3), (4), and (5) are not applicable to a resulting bank or trust company or to the shares or holders of shares of a resulting bank or trust company the cash, shares, rights, obligations, or other securities or property of which, in whole or in part, is provided in the plan of merger or merger agreement to be exchanged for the shares of the other constituent banks or trust companies.

     (8) The stock, rights, obligations, and other securities of a resulting bank or trust company may be issued as provided by the terms of the plan of merger and merger agreement, free from any preemptive rights of the holders of any of the shares of stock or of any of the rights, obligations, or other securities of such resulting bank or trust company or of any of the constituent banks or trust companies.

     (9) After approval of the plan of merger and merger agreement by the stockholders as provided in subsection (1), there shall be filed with the department, within 30 days after the time limit in s. 658.43(5), a fully executed counterpart of the plan of merger and merger agreement as so approved if it differs in any respect from any fully executed counterpart thereof theretofore filed with the department, and copies of the resolutions approving the same by the stockholders of each constituent bank or trust company, certified by the president, or chief executive officer if other than the president, and the cashier or corporate secretary of each constituent bank or trust company, respectively, with the corporate seal impressed thereon.

                                                                      APPENDIX D

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of September 9, 1997 (the "Agreement"), by and between First Central Bank, a Florida state-chartered commercial bank ("Issuer"), and The Colonial BancGroup, Inc., a Delaware corporation ("Grantee").

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger dated as of September 9, 1997 (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into Colonial Bank, a wholly owned subsidiary of Grantee, with Colonial Bank as the surviving corporation; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1. Defined Terms. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     2. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase from time to time up to 65,172 shares (as adjusted as set forth herein) (the "Option Shares"), of Common Stock, par value $5.00 per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (the "Purchase Price") equal to $62.46; provided, however, that in no event shall the number of shares for which this option is exercisable exceed 19.9% of the outstanding shares of Issuer Common Stock.

     3. Exercise of Option. (a) Provided that (i) Grantee shall not be in material breach of the agreements or covenants contained in this Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, Grantee may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that the Option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Date, or (B) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event, (C) termination of the Merger Agreement in accordance with the terms thereof after the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement by Grantee due to a material breach by Issuer in accordance with Section 13.2(b) of the Merger Agreement or a termination due to the failure to fulfill conditions set forth in Sections 8.1, 10.1, 10.3, 10.4, 10.6, 10.7 or
10.9 of the Merger Agreement), or (D) eighteen months after termination of the Merger Agreement following the occurrence of a Purchase Event or a Preliminary Purchase Event, provided that the termination of the Merger Agreement was due to one of the reasons listed in the parenthetical of Clause (C) above; and provided further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The rights set forth in Section 8 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.

     (b) As used herein, a "Purchase Event" means any of the following events:

          (i) Without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed, or publicly announced an intention to authorize, recommend, or propose, or shall have entered into any agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation, or other business combination involving Issuer, (B) the disposition, by sale, lease, exchange, or otherwise, of assets of Issuer or any of its subsidiaries representing in either case all or substantially all of the consolidated assets of Issuer, or (C) the issuance, sale, or other disposition of

     (including by way of merger, consolidation, share exchange, or any similar transaction) securities representing 25% or more of the voting power of Issuer; or

          (ii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the "1934 Act")) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934 Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of Issuer Common Stock.

     (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

          (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the 1934 Act), or shall have filed a registration statement under the 1933 Act with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

          (ii) (1) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, (2) such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, (3) the Issuer's Board of Directors or any person representing such Board shall have commenced negotiations with any person other than Grantee regarding an Acquisition Transaction, or (4) Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced (or otherwise disclosed to the Issuer prior to such public announcement) that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made, or disclosed to Issuer an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the 1933 Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under the BHC Act, the Bank Merger Act, or the Change in Bank Control Act of 1978, or other appropriate banking agency, for approval to engage in an Acquisition Transaction.

     As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the 1934 Act.

     (d) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other regulatory authority is required in connection with such purchase, Issuer shall cooperate with Grantee in the filing of the required notice or application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods).

     4. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 11(f) hereof.

     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges, and encumbrances of any kind whatsoever and subject to no pre-emptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this

Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     THE STOCK REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE LAW AND THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF SEPTEMBER 9, 1997. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

     It is understood and agreed that: (i) the reference to restrictions arising under the 1933 Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the United States Securities and Exchange Commission ("SEC"), or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the 1933 Act; and (ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of a substitute certificate without such reference if the Option Shares evidenced by such certificate containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

     5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.

          (b) Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue (and at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance), upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances of any kind or nature whatsoever, including any statutory preemptive rights of any stockholder of Issuer.

     6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

          (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

     7. Adjustment upon Changes in Capitalization, etc. (a) In the event of a change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, subject to the limitation set forth in Section 2 hereof, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a) or a sale of the Issuer Common Stock for cash at its fair market value), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, the shares of Issuer Common Stock subject to the Option, together with any shares of Issuer Common Stock previously issued pursuant hereto, equal 19.9% of the number of shares of Issuer Common Stock then issued and outstanding.

     (b) In the event that Issuer shall enter into an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of the Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), the Issuer (in each case, such person being referred to as the "Substitute Option Issuer").

     (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

     (e) The following terms have the meanings indicated:

          (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or merger with the Issuer (if other than the Issuer), (y) the Issuer in a merger in which the Issuer is the continuing or surviving person, and (z) the transferee of all or substantially all of the Issuer's assets.

          (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

          (iii) "Assigned Value" shall mean the highest of (x) the price per share of the Issuer Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person after the date hereof (other than Grantee), (y) the price per share of the Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with the Issuer, or (z) the highest closing sales price per share of Issuer Common Stock quoted on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS") (or if Issuer Common Stock is not quoted on the NASDAQ/NMS, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee or, if there is no such information available, the value of such shares as determined by a nationally recognized investment banking firm selected by Grantee) within the six-month period immediately preceding the Agreement; provided, however, that in the event of a sale of all or substantially all of the Issuers' assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Issuer as determined by a nationally recognized investment banking firm selected by Grantee (or by a majority in interest of the Grantees if there shall be more than one Grantee (a "Grantee Majority")), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale.

          (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event-higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger, or sale, provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the Issuer, the person merging into the Issuer or by any company which controls or is controlled by such merger person, as Grantee may elect, and provided further that if there is no such trading information available, the price of such shares shall be determined by a nationally recognized investment banking firm selected by Grantee.

     (f) In no event pursuant to any of the foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or a Grantee Majority).

     (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assumes in writing all the obligations of Issuer hereunder and takes all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value Substitute Option Issuer) (other than any diminution in value resulting from the fact that the shares of Substitute Common Stock are restricted securities as defined in Rule 144 under the 1933 Act or any successor provision).

     (h) The provisions of Sections 8, 9, and 10 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and, as applicable, references in such sections to "Issuer," "Option," "Purchase Price," and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer," "Substitute Option," "Substitute Purchase Price," and "Substitute Common Stock," respectively.

     8. Repurchase at the Option of Grantee. (a) Subject to the last sentence of Section 3(a), at the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 30 days immediately thereafter, Issuer shall, to the extent permitted by applicable law, repurchase from Grantee the Option and all shares of Issuer Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its right under this Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

          (i) the aggregate Purchase Price paid by Grantee for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

          (ii) The excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

          (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

     (b) If Grantee exercises its right under this Section 8, Issuer shall, to the extent permitted by applicable law, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment Grantee shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges, and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or approval of the Board of Governors of the Federal Reserve System or other regulatory authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Grantee shall have the ongoing option to revoke its request for repurchase pursuant to this Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If the Board of Governors of the Federal Reserve System or any other regulatory authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Grantee. If the Board of Governors of the Federal Reserve System or other agency prohibits the repurchase in part but not in whole, then Grantee shall have the right (i) to revoke the repurchase request, or (ii) to the extent permitted by the Board of Governors of the Federal Reserve System or other agency, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Grantee shall thereupon have the right to exercise the Option as to the number of Options Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to
Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Grantee shall notify Issuer of its determination under the preceding sentence within five (5) days of receipt of notice of disapproval of the repurchase.

     Notwithstanding anything herein to the contrary, all of the Grantee's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a).

     (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i); (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii); or (iii) the highest closing sales per share of Issuer Common Stock quoted on the NASDAQ/NMS (or if Issuer Common Stock is not quoted on the market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee and reasonably acceptable to Issuer) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of the Agreement.

     (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the 1934
Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934 Act) shall have been formed which beneficially owns or has the right the acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii), or 7(b)(iii) shall be consummated.

     (e) In connection with the application of the provisions of this Section 8, Grantee acknowledges that Issuer's ability to fund the Section 8 Repurchase Consideration in accordance with the provisions of this Section 8 may be dependant upon the ability of Issuer to obtain the prior approval of the Board of Governors of the Federal Reserve System and applicable provisions of Florida law and that, unless there has been an agreement of the type described in
Section 7(b), Issuer's obligations under this Section 8 do not impose on the Issuer an obligation to otherwise finance the payment of the Section 8 Repurchase Consideration through the incurrence of indebtedness or the issuance of capital instruments or securities by Issuer in either case sufficient in amount to satisfy the payment of the Section 8 Repurchase Consideration. Accordingly, Issuer shall not be deemed to be in breach of this Section 8 if, after making its best efforts to obtain regulatory authorization for a capital distribution required to pay the Section 8 Repurchase Consideration, it is unable to do so.

     9. Quotation: Listing. If the Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the NASDAQ/NMS or any securities exchange, Issuer, upon the request of Grantee, will promptly file an application, if required, to authorize for quotation or trading or listing shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ/NMS or such other securities exchange and will use its best effort to obtain approval, if required, of such quotation or listing as soon as practicable.

     10. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the Option of the Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Agreement, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of the Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     11. Miscellaneous. (a) Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendments. Any provision of this Agreement may be waived at any time in writing by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement: No Third-Party Beneficiary: Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferee of the Option Shares or any permitted transferee of this Agreement pursuant to Section 11(h)) any rights or remedies hereunder. If any terms, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to Acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Grantee to Acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Alabama without regard to any applicable conflicts of law rules.

     (e) Descriptive Headings. The description headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Issuer to:  First Central Bank
                  5858 Central Avenue
                  St. Petersburg, Florida 33707
                  Telecopy Number: (813) 347-4744

                  Attention:  Ralph Crawford
                              Chairman, President and CEO

with a copy to:   Werner & Blank, P.A.
                  7205 West Central Avenue
                  Toledo, Ohio 43617
                  Telecopy Number:(419) 841-8380

                  Attention:  Martin D. Werner, Esq.

If to Grantee to: The Colonial BancGroup, Inc.
                  P.O. Box 1108
                  Montgomery, Alabama 36101
                  Telecopy Number (334) 240-5069

                  Attention:  W. Flake Oakley, IV
                              Chief Financial Officer

with a copy to:   Miller, Hamilton, Snider & Odom, L.L.C.
                  Suite 802
                  One Commerce Street
                  Montgomery, Alabama 36104
                  Telecopy Number (334) 265-4533

                  Attention:  Hugh C. Nickson, III, Esq.

     (g) Counterparts. This Agreement and all amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief, and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

ATTEST:                                           FIRST CENTRAL BANK

By:                                               By: /s/ RALPH CRAWFORD
   -------------------------------------------       -----------------------------------------------
   Secretary                                          Ralph Crawford
                                                      Chairman, President and CEO

[CORPORATE SEAL]

ATTEST:                                           THE COLONIAL BANCGROUP, INC.

By:                                               By: /s/ W. FLAKE OAKLEY, IV
   -------------------------------------------       ------------------------------------------------
   Assistant Secretary                                W. Flake Oakley, IV
                                                      Chief Financial Officer

[CORPORATE SEAL]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to section 145 of the Delaware General Corporation Law, as amended, and the Restated Certificate of Incorporation of the Registrant, officers, directors, employees, and agents of the Registrant are entitled to indemnification against liabilities incurred while acting in such capacities on behalf of the Registrant, including reimbursement of certain expenses. In addition, the Registrant maintains an officers and directors insurance policy pursuant to which certain officers and all directors of the Registrant are entitled to indemnification against certain liabilities, including reimbursement of certain expenses, and the Registrant has indemnity agreements ("Indemnification Agreements") with certain officers and all of its directors pursuant to which such persons may be indemnified by the Registrant against certain liabilities, including expenses.

     The Indemnification Agreements are intended to provide additional indemnification to directors and officers of BancGroup beyond the specific provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, a company may indemnify its directors and officers in circumstances other than those under which indemnification and the advance of expenses are expressly permitted by applicable statutory provisions.

     Under the Delaware General Corporation Law, a director, officer, employee or agent of a corporation (i) must be indemnified by the corporation for all expenses incurred by him (including attorneys' fees) when he is successful on the merits or otherwise in defense of any action, suit or proceeding brought by reason of the fact that he is or was a director, officer, employee or agent of the corporation, (ii) may be indemnified by the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any such proceeding (other than a proceeding by or in the right of the corporation) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses (including attorneys' fees) incurred by him in the defense or settlement of a proceeding brought by or in the right of the corporation, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; provided that no indemnification may be made under the circumstances described in clause (iii) if the director, officer, employee or agent is adjudged liable to the corporation, unless a court determines that, despite the adjudication of liability but in view of all of the circumstances, he is fairly and reasonably entitled to indemnification for the expenses which the court shall deem proper. The indemnification described in clauses (ii) and (iii) above (unless ordered by a court) may be made only as authorized in a specific case upon determination by
(i) a majority of a quorum of disinterested directors, (ii) independent legal counsel in a written opinion, or (iii) the stock holders, that indemnification is proper in the circumstances because the applicable standard of conduct has been met. Expenses (including attorneys' fees) incurred by an officer or director in defending a proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the advance if it is ultimately determined that he is not entitled to be indemnified by the corporation. Expenses (including attorneys' fees) incurred by other employees and agents may be advanced by the corporation upon terms and conditions deemed appropriate by the board of directors.

     The indemnification provided by the Delaware General Corporation Law has at least two limitations that are addressed by the Indemnification Agreements: (i) BancGroup is under no obligation to advance expenses to a director or officer, and (ii) except in the case of a proceeding in which a director or officer is successful on the merits or otherwise, indemnification of a director or officer is discretionary rather than mandatory.

     The Indemnification Agreements, therefore, cover any and all expenses (including attorneys' fees and all other charges paid or payable in connection therewith) incurred in connection with investigating, defending, being a witness or participating in (including an appeal), or preparing to defend, be a witness in or participate in, any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether civil, criminal, administrative or otherwise, related to the fact that such director or officer is or was a director, officer, employee or agent of BancGroup or is or was serving at the request of BancGroup as a director, officer, employee, agent, partner, committee member or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by such director or officer in any such capacity.

     The Indemnification Agreements also provide for the prompt advancement of all expenses incurred in connection with any proceeding and obligate the director or officer to reimburse BancGroup for all amounts so advanced if it is subsequently determined, as provided in the Indemnification Agreements, that the director or officer is not entitled to indemnification.

     The Indemnification Agreements further provide that the director or officer is entitled to indemnification for, and advancement of, all expenses (including attorneys' fees) incurred in any proceeding seeking to collect from BancGroup an indemnity claim or advancement of expenses under the Indemnification Agreements, BancGroup's Certificate of Incorporation, or the Delaware General Corporation Law, regardless of whether the director or officer is successful in such proceeding.

     The Indemnification Agreements impose upon BancGroup the burden of proving that the director or officer is not entitled to indemnification in any particular case, and the Indemnification Agreements negate certain presumptions which might otherwise be drawn against a director or officer in certain circumstances. Further, the Indemnification Agreements provide that if BancGroup pays a director or officer pursuant to an Indemnification Agreement, BancGroup will be subrogated to such director's or officer's rights to recover from third parties.

     The Indemnification Agreements stipulate that a director's or officer's rights under such contracts are not exclusive of any other indemnity rights a director or officer may have; however, the Indemnification Agreements prevent double payment. The Indemnification Agreements require the maintenance of directors' and officers' liability insurance if such insurance can be maintained on terms, including rates, satisfactory to BancGroup.

     The benefits of the Indemnification Agreements would not be available if
(i) the action with respect to which indemnification is sought was initiated or brought voluntarily by the officer or director (other than an action to enforce the right to indemnification under the Indemnification Agreements); (ii) the officer or director is paid for such expense or liability under an insurance policy; (iii) the proceeding is for an accounting of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended; (iv) the conduct of the officer or director is adjudged as constituting an unlawful personal benefit, or active or deliberate dishonesty or willful fraud or illegality; or
(v) a court determines that indemnification or advancement of expenses is unlawful under the circumstances.

     The Indemnification Agreements would provide indemnification for liabilities arising under the Securities Act of 1933, as amended. BancGroup has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following is a list of exhibits that are included in Part II of the Registration Statement. Such exhibits are separately indexed elsewhere in the Registration Statement.

EXHIBIT
NUMBER                                   DESCRIPTION
-------                                  -----------
  2.1       --   Agreement and Plan of Merger among The Colonial BancGroup,
                 Inc., Colonial Bank and First Central Bank, dated as of
                 September 9, 1997, included in the Prospectus portion of
                 this Registration Statement at Appendix A and incorporated herein by reference.
  2.2       --   First Central Bank Stock Option Plan.*
  2.3       --   Stock Option Agreement by and between The Colonial
                 BancGroup, Inc. and First Central Bank dated as of September
                 9, 1997, included in the Prospectus Portion of the
                 Registration Statement at Appendix D and incorporated herein by reference.

EXHIBIT
NUMBER                                   DESCRIPTION
-------                                  -----------
  4.1       --   Article 4 of the Restated Certificate of Incorporation of
                 the Registrant filed as Exhibit 4.1 to the Registrant's
                 Current Report on Form 8-K, dated February 21, 1995, and
                 incorporated herein by reference.
  4.2       --   Amendment to Article 4 of Registrant's Restated Certificate
                 of Incorporation, dated April 16, 1997, filed as Exhibit
                 4(A)(2) to the Registrant's Registration Statement on Form
                 S-4 (File No. 333-26217), effective May 9, 1997, and
                 incorporated herein by reference.
  4.3       --   Article II of the Bylaws of the Registrant filed as Exhibit
                 4.2 to the Registrant's Current Report on Form 8-K, dated
                 February 21, 1995, and incorporated herein by reference.
  4.4       --   Dividend Reinvestment and Class A Common Stock Purchase Plan
                 of the Registrant dated January 15, 1986, and Amendment No.
                 1 thereto dated as of June 10, 1986, filed as Exhibit 4(C)
                 to the Registrant's Registration Statement on Form S-4 (File
                 No. 33-07015), effective July 15, 1986, and incorporated
                 herein by reference.
  4.5       --   Trust Indenture dated as of March 25, 1986, included as
                 Exhibit 4 to the Registrant's Amendment No. 1 to
                 Registration Statement on Form S-2, file number 33-4004,
                 effective March 25, 1986, and incorporated herein by
                 reference.
  4.6       --   All other instruments defining the rights of holders of
                 long-term debt of the Registrant and its subsidiaries -- not filed pursuant to clause 4(iii) of Item 601(b) of Regulation
                 S-K, to be furnished upon request of the Commission.
  5.1       --   Opinion of Miller, Hamilton, Snider & Odom, L.L.C. as to
                 certain Delaware law issues of the securities being
                 registered.*
  8.1       --   Tax Opinion of Coopers & Lybrand L.L.P.*
 23.1       --   Consent of Coopers & Lybrand L.L.P.
 23.2       --   Consent of Miller, Hamilton, Snider & Odom, L.L.C.*
 23.3       --   Consent of Arthur Andersen L.L.P.*
 23.4       --   Consent of Austin Associates, Inc.*
 24.1       --   Power of Attorney*
 99.1       --   Form of Proxy of First Central Bank


---------------

* Previously filed

     (b) Financial Statement Schedules

     The financial statement schedules required to be included pursuant to this Item are not included herein because they are not applicable or the required information is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned hereby undertakes as follows as required by Item 512 of Regulation S-K:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately above, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration

     Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (d) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (e) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montgomery, Alabama, on the 23rd day of December, 1997.


                                          THE COLONIAL BANCGROUP, INC.

                                          By:     /s/ ROBERT E. LOWDER
                                            ------------------------------------
                                                      Robert E. Lowder
                                                Its Chairman of the Board of
                                                          Directors,
                                                and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                    SIGNATURES                                   TITLE                     DATE
                    ----------                                   -----                     ----

               /s/ ROBERT E. LOWDER                  Chairman of the Board of        December 23, 1997
---------------------------------------------------    Directors and Chief
                 Robert E. Lowder                      Executive Officer

              /s/ W. FLAKE OAKLEY, IV                Chief Financial Officer,        December 23, 1997
---------------------------------------------------    Secretary and Treasurer
                W. Flake Oakley, IV                    (Principal Financial Officer
                                                       and Principal Accounting
                                                       Officer)

                         *                           Director                                       **
---------------------------------------------------
                   Lewis Beville

                         *                           Director                                       **
---------------------------------------------------
                  Young J. Boozer

                         *                           Director                                       **
---------------------------------------------------
                  William Britton

                         *                           Director                                       **
---------------------------------------------------
                 Jerry J. Chesser

                         *                           Director                                       **
---------------------------------------------------
             Augustus K. Clements, III

                         *                           Director                                       **
---------------------------------------------------
                  Robert C. Craft

                         *                           Director                                       **
---------------------------------------------------
                  Patrick F. Dye

                         *                           Director                                       **
---------------------------------------------------
               Clinton O. Holdbrooks

                    SIGNATURES                                   TITLE                     DATE
                    ----------                                   -----                     ----

                         *                           Director                                       **
---------------------------------------------------
                    D. B. Jones

                         *                           Director                                       **
---------------------------------------------------
                  Harold D. King

                         *                           Director                                       **
---------------------------------------------------
                 John Ed Mathison

                         *                           Director                                       **
---------------------------------------------------
                Milton E. McGregor

                         *                           Director                                       **
---------------------------------------------------
              John C. H. Miller, Jr.

                         *                           Director                                       **
---------------------------------------------------
                  Joe D. Mussafer

                         *                           Director                                       **
---------------------------------------------------
                 William E. Powell

                         *                           Director                                       **
---------------------------------------------------
                 J. Donald Prewitt

                         *                           Director                                       **
---------------------------------------------------
                  Jack H. Rainer

                         *                           Director                                       **
---------------------------------------------------
                    Jimmy Rane

                         *                           Director                                       **
---------------------------------------------------
                 Frances E. Roper

                         *                           Director                                       **
---------------------------------------------------
                  Simuel Sippial

                         *                           Director                                       **
---------------------------------------------------
                    Ed V. Welch

---------------

* The undersigned, acting pursuant to a power of attorney, has signed this Registration Statement on Form S-4 for and on behalf of the persons indicated above as such persons' true and lawful attorney-in-fact and in their names, places and stead, in the capacities indicated above and on the date indicated below.

      /s/ W. FLAKE OAKLEY, IV
--------------------------------------
         W. Flake Oakley, IV
           Attorney-in-Fact


** Dated: December 23, 1997

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                             ---------------------

                                  EXHIBITS TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                          THE COLONIAL BANCGROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

================================================================================

                               INDEX TO EXHIBITS


                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                           DESCRIPTION OF EXHIBITS                         PAGE
-------                          -----------------------                     ------------
  2.1      --  Agreement and Plan of Merger among The Colonial BancGroup,
               Inc., Colonial Bank and First Central Bank, dated as of
               September 9, 1997, included in the Prospectus portion of
               this Registration Statement at Appendix A and incorporated herein by reference.........................................
  2.2      --  First Central Bank Stock Option Plan.*......................
  2.3      --  Stock Option Agreement by and between The Colonial
               BancGroup, Inc. and First Central Bank dated as of September
               9, 1997, included in the Prospectus portion of the
               Registration Statement of Appendix D and incorporated herein by reference.
  4.1      --  Article 4 of the Restated Certificate of Incorporation of
               the Registrant filed as Exhibit 4.1 to the Registrant's
               Current Report on Form 8-K, dated February 21, 1995, and
               incorporated herein by reference............................
  4.2      --  Amendment to Article 4 of Registrant's Restated Certificate
               of Incorporation, dated April 16, 1997, filed as Exhibit
               4(A)(2) to the Registrant's Registration Statement on Form
               S-4 (File No. 333-26217), effective May 9, 1997, and
               incorporated herein by reference............................
  4.3      --  Article II of the Bylaws of the Registrant filed as Exhibit
               4.2 to the Registrant's Current Report on Form 8-K, dated
               February 21, 1995, and incorporated herein by reference.....
  4.4      --  Dividend Reinvestment and Class A Common Stock Purchase Plan
               of the Registrant dated January 15, 1986, and Amendment No.
               1 thereto dated as of June 10, 1986, filed as Exhibit 4(C)
               to the Registrant's Registration Statement on Form S-4 (File
               No. 33-07015), effective July 15, 1986, and incorporated
               herein by reference.........................................
  4.5      --  Trust Indenture dated as of March 25, 1986, included as
               Exhibit 4 to the Registrant's Amendment No. 1 to
               Registration Statement on Form S-2, file number 33-4004,
               effective March 25, 1986, and incorporated herein by
               reference...................................................
  4.6      --  All other instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries -- not filed pursuant to clause 4(iii) of Item 601(b) of Regulation
               S-K, to be furnished upon request of the Commission.........
  5.1      --  Opinion of Miller, Hamilton, Snider & Odom, L.L.C. as to
               certain Delaware law issues of the securities being
               registered.*................................................
  8.1      --  Tax Opinion of Coopers & Lybrand L.L.P.*....................
 23.1      --  Consent of Coopers & Lybrand L.L.P..........................
 23.2      --  Consent of Miller, Hamilton, Snider & Odom, L.L.C.*.........
 23.3      --  Consent of Arthur Andersen L.L.P.*..........................
 23.4      --  Consent of Austin Associates, Inc.*.........................
 24.1      --  Power of Attorney.*.........................................
 99.1      --  Form of Proxy of First Central Bank.........................


---------------

* Previously filed